Exhibit 2.1

Share and Asset Purchase Agreement

dated as of February 18, 2006

by and between

Ciba Specialty Chemicals Holding Inc., Klybeckstrasse 141, CH – 4057 Basel, Switzerland

(hereinafter the Seller)

and

Huntsman International LLC (Huntsman), 500 Huntsman Way, Salt Lake City, Utah 84108

RM 2526 Vermögensverwaltungs GmbH, registered AG München HRB 160194, Germany (whose name is currently being changed to Huntsman (Holdings) Germany GmbH (Huntsman Germany), Land-Au 30, 94469 Deggendorf, Germany

(Huntsman and Huntsman Germany hereinafter collectively referred to as the Buyer)

(Seller and Buyer each a Party, and together the Parties)

relating to
the sale and purchase of Ciba Group’s Textile Effects Business

Table of Contents

1.		Definitions		10

2.		Object of Sale | License | Consideration		10
	2.1	Sale and Transfer of Shares		10
	2.2	Purchase of Assets And Assumption of Liabilities		11
		2.2.1	Sale and Transfer of Assets	11
		2.2.2	Assumption of Obligations and Liabilities	16
	2.3	License		19
		2.3.1	Patents | IT Intellectual Property Rights	19
		2.3.2	Trademarks	20
	2.4	Consideration		21
	2.5	Net Working Capital and Net Debt Adjustment		22
		2.5.1	Closing Balance Sheet	22
		2.5.2	Adjustments	25
		2.5.3	Payment of the Net Working Capital Adjustment and the Net Debt Adjustment on the basis of the Final Closing Balance Sheet	26
	2.6	Allocation of Purchase Price		26

3.		Actions Prior to Closing		28
	3.1	General		28
	3.2	Filings and Submissions		28
	3.3	Closing Memorandum		28
	3.4	Monthly Financial Data for the TE Segment		28
	3.5	Inventor Compensation		29

4.		Closing		29
	4.1	Date and Place		29
	4.2	Conditions Precedent to Closing		29
		4.2.1	Conditions to Obligations of Each Party	29
		4.2.2	Conditions to Obligations of Buyer	30
		4.2.3	Condition to Obligations of Seller	31
		4.2.4	Waiver of Non-satisfied Conditions	31
		4.2.5	Right of Termination	32
		4.2.6	Deferred Closing | Deferred Closing Balance Sheet	32
	4.3	Closing Actions		36
		4.3.1	Actions by Seller	36
		4.3.2	Actions by Buyer	37
		4.3.3	Joint Actions by the Parties	37

5.		Representations and Warranties		38
	5.1	Representations and Warranties of Seller		38

	5.2	Representations and Warranties of Buyer		38
	5.3	Exclusive Representations and Warranties		38

6.		Remedies		39
	6.1	Remedies of Buyer		39
		6.1.1	Seller’s Right to Cure and Seller’s Liability	39
		6.1.2	Notice of Breach	39
		6.1.3	Term of Representations and Warranties	40
		6.1.4	Exclusion of Liability	41
		6.1.5	Third Party Claims	42
	6.2	Remedies of Seller		44
	6.3	Exclusive Remedies		44

7.		Conduct of Business between Signing and Closing		44
	7.1	General		44
	7.2	Access to the TE Business		44
	7.3	Restricted Actions		44
	7.4	Additional Actions		47
		7.4.1	Certain Covenants of Seller	47
		7.4.2	Additional Actions by the Parties	48
		7.4.3	Internal Controls	49

8.		Separation | Shape I, II and III		50
	8.1	General Principles Applicable to Separation		50
	8.2	Separation and Know How		50
	8.3	Separation Costs		50
	8.4	Transitional Agreements | Excluded Plant Lease Agreements |Termination of Intra-Group Agreements		51
	8.5	Shape I, Shape II and Shape III		52

9.		Indemnities		53
	9.1	Indemnification by Seller		53
	9.2	Indemnification by Buyer		53
	9.3	Tax		54
	9.4	Environment		56
		9.4.1	Identified Sites	56
		9.4.1.1	Environmental Investigations	56
		9.4.1.2	Seller’s Liability for Material Existing Contamination	57
		9.4.2	Leased Sites	59
		9.4.3	HF Site	61
		9.4.4	Seller’s Liability for Off-Site Releases	62
		9.4.5	Seller’s Liability for Non-compliance	63
		9.4.6	Insurance	63
		9.4.7	Environmental Liability of the Parties	64

		9.4.8	Reallocation of Liabilities	64

10.		Other Covenants		64
	10.1	Press Releases and Other Public Announcements		64
	10.2	Termination of Commitments		65
	10.3	Transfer | Change of Control Clauses
		of the Transferred TE Contracts		66
	10.4	Change of Control Clauses of Contracts to Which a TE Company is a Party		68
	10.5	Assignment of Trademarks With the Consent of a Third Party Only		69
	10.6	Recording of Assignment		69
	10.7	Corporate Name, Trademarks and Domain Names		70
	10.8	Third Party Infringements of Transferred Patents		71
	10.9	Transferring Employees | Pension and Benefit Plans		71
	10.10	Document Retention and Access		71
	10.11	Non-Competition		72
	10.12	Audited Financials | Inter-Company Trade Balances		73
	10.13	No Recourse Against Directors		74
	10.14	Further Assurances		75
	10.15	Transfer of Specific Documents		75
	10.16	Set-off Rights		75

11.		Limitations on Seller’s Liability		76

12.		Taxes, Costs, Expenses and Interest		77
	12.1	Taxes		77
		12.1.1	VAT	77
		12.1.2	Other Taxes	78
		12.1.3	Tax Returns | Tax Audits and Cooperation in Other Tax Matters	78
		12.1.4	Disputes	80
	12.2	Costs and Expenses		80
	12.3	Interest		80

13.		General Provisions		81
	13.1	Effect on Third Parties		81
	13.2	Notices		81
	13.3	Entire Agreement		83
	13.4	Amendments and Waivers		83
	13.5	No Assignment		83
	13.6	Severability		84
	13.7	Confidentiality		84
	13.8	Certain Audit Rights		86

	13.9	Execution		86
	13.10	Headings		86

14.		Governing Law and Dispute Settlement		86
	14.1	Governing Law		86
	14.2	Dispute Resolution		87
		14.2.1	Discussions between Chief Executive Officers	87
		14.2.2	Arbitration	87

Table of Schedules | Annexes

Number of Schedule	Name of Schedule | Annex

A	TE Statement of Relevant Net Assets | TE Income and Expense Statement

1	Definitions

2.1	Share Seller Companies

2.2.1(a)	Asset Seller Companies

2.2.1(a)(i)	Transferred TE Trademarks

2.2.1(a)(ii)	Transferred TE Patents

2.2.1(a)(iii)	Transferred TE Domain Names

2.2.1(a)(iv)	Transferred TE Product Registrations

2.2.1(a)(vi)	Transferred TE Marketing and Promotional Documents

2.2.1(a)(vii)	Transferred TE Real Property

2.2.1(a)(viii)	Transferred TE Leases

2.2.1(a)(ix)	Transferred TE Tangible Property

2.2.1(a)(xv)	Transferred TE Contracts

2.2.1(b)(i)	Excluded Trademarks

2.2.1(b)(ii)	Excluded Patents

2.2.1(b)(iii)	Excluded Domain Names

2.2.1(b)(v)	Excluded Tangible Property

2.2.1(b)(viii)	Real Property Basel (not being transferred)

2.2.1(b)(ix)	Excluded Plants

2.2.1(b)(x)	Hang Tag Agreements

2.2.1(b)(xiv)	Excluded Contracts

2.3.1(a)	Shared Patents

2.3.1(d)	Back License

2.3.2(a)	Licensed Trademarks and Domain Names

2.3.2(b)	CIBA Trademarks (License | Registrations)

2.5.1(a)	Net Working Capital | Net Debt

2.5.1(b)(1)	Closing Balance Sheet

2.5.1(b)(2)	Ciba Group Controller’s Manual

2.6(a)	Allocation of Purchase Price

4.2.1(a)(1)	Governmental Approvals

4.2.1(a)(2)	Material Third Party Governmental Approvals

4.2.2(d)	Key Assets

5.1	Seller’s Representations and Warranties
	Annex 5.1.1(g)	Constitutional and Corporate Documents of TE Companies

	Annex 5.1.2(e)	Historical Financial Information

	Annex 5.1.8(a)	Owners of Transferred TE Real Property

	Annex 5.1.8(b)	TE Companies Real Property

	Annex 5.1.9	TE Companies Tangible Property

	Annex 5.1.11(b)(1)	TE Companies Trademarks

	Annex 5.1.11(b)(2)	Consent Letters, Coexistence and Prior Right Agreements

	Annex 5.1.11(c)	TE Companies Patents

	Annex 5.1.11(l)	Licenses

	Annex 5.1.12(b)	TE Key Personnel

	Annex 5.1.13(a)	Material Contracts

	Annex 5.1.13(d)	Customers | Suppliers

	Annex 5.1.18	Facilities

	Annex 5.1.20	List of Environmental Reports, Studies and Investigations

	Annex 5.1.22(b)	Employment Terms | Material Plans

	Annex 5.1.27	Data Site
5.2	Buyer’s Representations and Warranties

6.1.4	Disclosure Letter

7.1	Permitted Actions | Restricted Actions

7.3(t)	TE Business Plan

7.4.1(b)	Disclosed Agency Agreements

8.1(a)	Carve-out Book and Draft High Level Implementation Plan

8.3(b)	IT Service Agreement

8.4(a)	Term Sheets TE Ancillary Agreements

8.4(b)	Term Sheets Ciba Ancillary Agreements

8.4(c)	Term Sheet Excluded Plant Lease Agreements

8.5(a)	Shape I, Shape II and Shape III

9.4.1.1	Identified Sites

9.4.2	Leased Sites

9.4.3(a)	Seller’s Earthquake Proposal (as submitted to Basel authorities)

10.2	Undertakings

10.4	TE Companies Contracts with Change of Control Clauses

10.5	Material Prior Rights Agreements

10.9	Transferring Employees | Pension | Other Benefits (US and non-US)

10.12	Inter-company Trade Balances Between the Ciba Group and the TE Business

WHEREAS

(A)       Seller conducts a chemical business comprising the development, manufacturing and marketing of dyes and chemical products used in or for the benefit of the Textile Franchise, including as reflected in the audited carve-out balance sheet as at September 30, 2005 (the TE Statement of Relevant Net Assets) and the unaudited pro-forma TE income and expense statement, covering the period from January 1, 2005, ending on September 30, 2005 (the TE Income and Expense Statement), each in the form attached hereto as Schedule A, including the respective rights, assets, contracts and liabilities specified in Article 2.1 and Article 2.2 and the Transferring Employees, but excluding the Excluded Assets and the Excluded Liabilities, as such business continues to be conducted by Seller in accordance with the terms of this Agreement (hereinafter referred to as the TE Business).

(B)       The TE Business is fully integrated in the Ciba Group’s chemical business.

(C)       Seller desires to sell, and Buyer desires to buy, subject to the terms and conditions of this Share and Asset Purchase Agreement (together with its Schedules and Annexes, the Agreement), the TE Business.

(D)       Seller and Buyer intend to closely cooperate as from the date hereof to separate the TE Business from the Ciba Group on the basis of the High Level Implementation Plan (as defined in this Agreement and amended in accordance with Article 8.1).

(E)        In those countries or markets in which the Ciba Group is operating the respective part of the TE Business on the basis of agreements with independent third parties acting as distributors or agents, except as otherwise provided in this Agreement, Buyer intends to continue to operate such part of the TE Business on the basis of the relevant agreements following the Closing Date.

NOW, THEREFORE, the Parties hereto agree as follows:

1.             Definitions

Capitalized terms used in this Agreement shall have the meaning assigned to them in Schedule 1.

2.             Object of Sale | License | Consideration

2.1          Sale and Transfer of Shares

(a)           Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, and to cause the Affiliates set forth in Schedule 2.1 (the Share Seller Companies) to sell, and at the Closing Date to transfer to Buyer or its designated Affiliates, and Buyer hereby agrees to buy or, as the case may be, to cause its designated Affiliates to buy, at the Closing Date, from the Share Seller Companies, the Share Seller Companies’ legal title to and beneficial ownership of the interest described in such Schedule (collectively, the TE Shares) in:

(i)            Ciba Spezialitätenchemie Pfersee GmbH, Langweid|Lech, Germany (hereinafter Pfersee), which shares shall be transferred to Huntsman Germany;

(ii)           Guangdong Ciba Specialty Chemicals Co., Ltd., Panyu, China (hereinafter Panyu);

(iii)          Shenzhen Ciba Specialty Chemicals Co., Ltd., Shenzhen, China (hereinafter Shenzhen);

(iv)          Qingdao Ciba Dyes Co., Ltd., Qingdao, China (hereinafter Qingdao); and

(v)           Swathi Organics & Specialties Private Limited, Pondicherri, India (hereinafter Swathi and together with Pfersee, Panyu, Shenzhen, and Qingdao, the TE Companies).

(b)           If, and to the extent, that Seller prior to Closing, in its reasonable discretion, determines that any of the TE Companies owns or is otherwise entitled to any rights or assets that do not fall within the categories of assets and rights described in Article 2.2.1(a)(i) through Article 2.2.1(a)(xvii) inclusive, it shall be agreed that Seller shall have the right to cause such rights, assets and contracts, together with the respective liabilities, to be transferred to Seller or its designated Affiliate(s) prior to the Closing Date; provided that Seller shall bear all costs of such transfer including the costs of any adverse Tax consequences to Buyer or the TE Companies. Should Seller, at its reasonable discretion, decide not to cause such transfer, Seller shall be entitled to request (subject to Buyer’s approval, not to be unreasonably withheld) that Buyer or its designated Affiliate(s) render services under the terms and conditions of the Ciba Ancillary Agreements, as further set forth in Article 8.4(b) and as appropriate to ensure continuation of the Ciba Group’s businesses (other than the TE Business) as conducted immediately prior to the Closing Date.

2.2          Purchase of Assets And Assumption of Liabilities

2.2.1       Sale and Transfer of Assets

(a)           Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, and to cause its Affiliates, including those set forth in Schedule 2.2.1(a) (the Asset Seller Companies), to sell, and at the Closing Date to transfer to Buyer or its designated Affiliates, and Buyer hereby agrees to buy, and to cause its designated Affiliates to buy, at the Closing Date, from the Asset Seller Companies, the Asset Seller Companies’ legal title to and beneficial ownership of the following rights, properties and assets (such rights, properties and assets hereinafter collectively referred to as the Transferred TE Assets and together with the TE Shares as the TE Assets):

(i)            the Trademarks primarily used in the TE Business at any time during the period between January 1, 2004 and the Closing Date, including the Trademarks set forth in Schedule 2.2.1(a)(i) (the Transferred TE Trademarks);

(ii)           all Patents primarily relating to the TE Business, including the Patents set forth in Schedule 2.2.1(a)(ii) (the Transferred TE Patents);

(iii)          the domain names primarily relating to the TE Business, including the domain names set forth in Schedule 2.2.1(a)(iii) (the Transferred TE Domain Names);

(iv)          the product registrations, marketing rights and the applications therefor and the toxicological data primarily relating to the TE Business on the Closing Date, including those set forth or referenced in Schedule 2.2.1(a)(iv) (the Transferred TE Product Registrations); it being understood that depending on local law and regulations, product registrations, marketing rights and the applications therefor primarily relating to the TE Business may not be transferable and must be reapplied for by, and reissued to, Buyer or its designated Affiliates as part of the process further specified in Article 8.1; it being further understood that to the extent that any product registrations, marketing rights and the applications therefor are at the same time relating to the businesses retained by the Ciba Group, appropriate mechanisms need to be implemented (as part of the obligations under Article 8.1), such as the granting of a right of distribution or co-ownership, to enable Seller to continue the operation of the businesses it retains until such product registrations and marketing rights are reissued to Seller or its relevant Affiliate; conversely, to the extent that product registrations, marketing rights and the applications therefor do not qualify as “primarily relating” within the meaning of this Article 2.2.1(a)(iv) but are at the same time relating to the TE Business, appropriate equivalent mechanisms need to be implemented to enable Buyer to continue to operate the TE Business;

(v)           the Know How primarily relating to the TE Business (the Transferred TE Know How), including the Know How licensed by Buyer or any of its Affiliates to the Ciba Group following the Closing Date for use under the toll manufacturing agreements referred to in Article 8.4(a), under the terms of which Seller or its Affiliates manufacture(s) certain products for Buyer and its Affiliates for the benefit of the TE Business;

(vi)          the marketing and promotional documents, such as marketing and promotional plans, documents and materials, training manuals and materials, together with all copyrights pertaining thereto, to the extent owned by the Asset Seller Companies, that are primarily relating to the TE Business, and the lists of customers of the TE Business, including the documents specified in Schedule 2.2.1(a)(vi) (the Transferred TE Marketing and Promotional Documents); provided, however, that it shall be understood that Buyer shall not be entitled to receive any information on customers of the Ciba Group which do not have at the Closing Date, or which did not have in the period between January 1, 2004 and the Closing Date, any commercial dealings with the TE Business;

(vii)         the real property (including the buildings, structures and improvements located thereon, fixtures contained therein and the appurtenances thereto), all as further specified in Schedule 2.2.1(a)(vii) (the Transferred TE Real Property);

(viii)        the leases and other third party rights in rem pertaining to the buildings, structures and improvements, all as described in Schedule 2.2.1(a)(viii), including the fixtures contained in such buildings, structures and improvements and the appurtenances relating thereto (the Transferred TE Leases);

(ix)           the Tangible Property primarily relating to the TE Business owned by or under the control of the Asset Seller Companies, including the Tangible Property set forth in Schedule 2.2.1(a)(ix) (the Transferred TE Tangible Property);

(x)            all of the governmental authorizations, including manufacturing licenses, held by the Asset Seller Companies primarily for use in the TE Business, as well as all pending applications therefor or renewals thereof (the Transferred TE Governmental Authorizations); it being understood that depending on local law and regulations, such governmental authorizations, including manufacturing licenses, and the pending applications therefor or renewals thereof, may not be transferable and must be reapplied for by, and reissued to, Buyer or its designated Affiliates as part of the process further specified in Article 8.1; it being further understood that to the extent that any such governmental authorizations, including manufacturing licenses, and pending applications therefor or renewals thereof are at the same time held for use by the businesses retained by the Ciba Group, appropriate mechanisms need to be implemented (as part of the obligations under Article 8.1), such as the granting of a right of distribution or co-ownership, to enable Seller to continue the operation of the businesses it retains until such governmental authorizations, including manufacturing licenses, are reissued to Seller or its relevant Affiliate; conversely, to the extent that governmental authorizations, including manufacturing licenses, and pending applications therefor or renewals thereof that are held for use by the Asset Seller Companies do not qualify as “primarily held for use by the TE Business” within the meaning of this Article 2.2.1(a)(x) but are at the same time held for use by the TE Business, appropriate equivalent mechanisms need to be implemented to enable Buyer to continue to operate the TE Business;

(xi)           the chemical documentation contained in the Asset Seller Companies’ databases to the extent such documentation is primarily relating to the TE Business (the TE Chemical Documentation);

(xii)          Inventory, whether in location, in transit or on consignment at the Closing Date owned by the Asset Seller Companies for use in the TE Business, all as reflected on the Final Closing Balance Sheet and, as the case may be, the Final Local Closing Balance Sheet;

(xiii)         all accounts receivable arising out of the TE Business, as existing at the Closing Date and reflected on the Final Closing Balance Sheet and, as the case may be, the Final Local Closing Balance Sheet;

(xiv)        copies of (or the relevant parts of) all financial records, ledgers, sales invoices,

accounts and payable records, files, books, correspondence, including sales records (the TE Financial Records), including to the extent possible by giving access in electronic form, which primarily relate to the TE Business;

(xv)         subject to Article 10.3, all rights and entitlements under the contracts and agreements to which an Asset Seller Company is a party and which primarily relate to the TE Business, including the contracts material to the TE Business set forth in Schedule 2.2.1(a)(xv), but excluding any of the contracts and agreements subject to the IT Service Agreement, (the Transferred TE Contracts);

(xvi)        a cloned and separated version of BPCS, as set forth in Section 2.5(a) and Section 2.5(e)(i) of the IT Service Agreement, entered into between the Parties hereto and executed concurrently herewith; and

(xvii)       without prejudice to any of the Ancillary Agreements, the IT Service Agreement or any other agreement between the Parties hereto and incidental to the transactions contemplated under this Agreement, all other properties and assets of whatever nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller, the Asset Seller Companies or any of their respective Affiliates on the Closing Date, and primarily relating to the TE Business.

The Parties agree that Seller shall deliver, no later than three (3) Business Days prior to the Closing, where required, updates to the Schedules referred to in the foregoing subparagraphs to reflect changes that have occurred following the date hereof in the ordinary course of business and consistent with Article 7.3 below.

(b)           Notwithstanding anything to the contrary in this Agreement:

(i)            the Trademarks set forth in Schedule 2.2.1(b)(i) (the Excluded Trademarks);

(ii)           the Patents set forth in Schedule 2.2.1(b)(ii) (the Excluded Patents);

(iii)          the Domain Names set forth in Schedule 2.2.1(b)(iii) (the Excluded Domain Names);

(iv)          the Know How licensed by Seller or its Affiliates to Buyer or its Affiliates following the Closing Date for use under the toll manufacturing agreements under the terms of which Buyer or its Affiliates manufacture(s) certain products for Seller and its Affiliates for the benefit of a business retained by the Ciba Group;

(v)           the Tangible Property set forth in Schedule 2.2.1(b)(v);

(vi)          the Designated TE Assets, if any;

(vii)         any rights, properties and assets relating to the TE Business in or with Cuba or Iran;

(viii)        the real property in Basel, all as specified in Schedule 2.2.1(b)(viii); it being understood that the buildings, structures and improvements, all as described in Schedule 2.2.1(a)(viii), including the fixtures contained in such buildings, structures and improvements and the appurtenances relating thereto, constitute a Transferred TE Asset, subject to the terms of the respective leases and other third party rights in rem pertaining to such buildings, structures and improvements, all as specified in Schedule 2.2.1(a)(viii);

(ix)           the real property used by the TE Business and located in St. Gabriel and Charlotte, United States, and the real property used by the TE Business and located in St. Fons, France, in each case including the Tangible Property located thereon, except as otherwise provided in the Excluded Plant Lease Agreements, all as set forth in Schedule 2.2.1(b)(ix) (collectively, the Excluded Plants);

(x)            any contract and agreement, the subject of which is the license of the Ciba trade name, the Ciba butterfly or the Ciba type face for purposes of effects branding, including, but not limited to, the agreements relating to the Ciba butterfly hang tags set forth in Schedule 2.2.1(b)(x);

(xi)           all raw material and intermediate purchase contracts and agreements or part thereof to the extent used by the Ciba Group for a business retained by it;

(xii)          any contract and agreement between any business unit of the TE Business and any other unit of the Ciba Group, unless agreed otherwise herein;

(xiii)         any R&D contract or agreement, or part thereof, to the extent used by any of the businesses retained by the Ciba Group; and

(xiv)        any contract and agreement relating exclusively to the Excluded Assets (other than any contract of employment with any Transferring Employee at the Excluded Plants, any contracts the Buyer assumes pursuant to the Excluded Plant Lease Agreements and any of the contracts set forth in Schedule 2.2.1(b)(xiv)) (the contracts and agreements described in Article 2.2.1(b)(x) through Article 2.2.1(b)(xiv) collectively the Excluded

Contracts);

(the assets, contracts and agreements set forth in this Article 2.2.1(b), collectively the Excluded Assets);

are not part of the sale and purchase contemplated hereunder, are excluded from the Transferred TE Assets and shall, except as otherwise provided in the Excluded Plant Lease Agreements as set forth in Schedule 8.4(c), remain the exclusive property of Seller on, before and after the Closing Date.

For the avoidance of doubt, the use of any Intellectual Property Rights or Know How by businesses retained by the Ciba Group in the context of supplying the TE Business with products used for manufacturing or selling products in the Textile Franchise under any supply agreements (but not, for purposes of this sentence, the use of any Intellectual Property Rights or Know How under any toll manufacturing agreements by which Seller or its Affiliates manufacture(s) certain products for Buyer and its Affiliates for the benefit of the TE Business) shall not be considered for the determination of the Transferred TE Assets, the scope of any licenses or the scope of any non-assertion obligations under this Agreement, and such Intellectual Property Rights and Know How shall be part of the Excluded Assets.

2.2.2       Assumption of Obligations and Liabilities

(a)           Subject to the terms and conditions set forth in this Agreement, at the Closing Date, Buyer or its designated Affiliates to which the applicable Transferred TE Assets are transferred (provided, however, that Huntsman, in relation to Seller, shall be jointly and severally liable with each such designated Affiliate for the due and proper performance of the Assumed TE Liabilities (as defined below) assumed by such Affiliate) shall assume and thereafter pay, perform and discharge when due all of the following obligations and liabilities of Seller and its Affiliates (such obligations and liabilities, the Assumed TE Liabilities):

(i)            all obligations and liabilities to the extent included in the Net Debt and the Net Working Capital as shown on the Final Closing Balance Sheet and, as the case may be, the Final Local Closing Balance Sheets;

(ii)           all obligations and liabilities attributable to the Buyer’s and its Affiliates’ ownership or use of the Transferred TE Assets or the conduct of the TE Business after the Closing to the extent attributable to such period of time;

(iii)          all obligations and liabilities under or in connection with the Transferred TE Contracts which arise after the Closing to the extent attributable to such period of time; provided, however, that, for the avoidance of doubt, it shall be understood that Seller shall indemnify Buyer and its Affiliates in accordance with Article 9.1 for all obligations and liabilities (x) under the Transferred TE Contracts which are attributable to the time period prior to the Closing, or (y) resulting from breaches of Transferred TE Contracts which occurred prior to Closing, in each case of (x) and (y) excluding obligations and liabilities assumed by Buyer and its Affiliates pursuant to subparagraph (i) above;

(iv)          all obligations and liabilities of Seller and its Affiliates that are the responsibility of the Buyer pursuant to Article 9.4;

(v)           all obligations and liabilities of Seller or its Affiliates for or in relation to Taxes that are the responsibility of Buyer pursuant to Articles 9.3 and 12.1;

(vi)          all obligations and liabilities to be assumed by Buyer under Article 8.5;

(vii)         all obligations and liabilities to be assumed by Buyer under Article 10.2;

(viii)        all obligations and liabilities of Seller or its Affiliates for or in relation to the Transferring Employees, including the obligations and liabilities for or in relation to the respective pension and other benefit plans, that are the responsibility of Buyer pursuant to Article 10.9 and the Schedules thereto; and

(ix)           all obligations and liabilities expressly assumed by Buyer under the Ancillary Agreements and the IT Service Agreement.

(b)           Subject to the terms and conditions of this Agreement:

(i)            except for the Assumed TE Liabilities, Buyer and its Affiliates shall not assume, and Seller and its Affiliates shall retain, any liabilities, duties and obligations relating to or arising out of the ownership, operation, or use of the Transferred TE Assets, the TE Companies or the TE Business at any time prior to the Closing Date, regardless of whether claims for such liability were asserted before or after the Closing Date (collectively, the Pre-Closing Liabilities), such Pre-Closing Liabilities to include (without limitation):

(A)          all obligations and liabilities for or in relation to any third party claims asserted or filed at any time for damages or other types of legal remedies for alleged (among others) personal injury, harmful exposure to chemicals or other substances, product liability, breach of contract, or unlawful behavior of either the Seller or any of its Affiliates or an employee or other representative for which the Seller or any of its

Affiliates may be liable vicariously or otherwise, relating to or arising from activities before the Closing;

(B)          all obligations and liabilities in relation to Litigation (as defined hereinafter) attributable to the operation of the TE Business prior to the Closing; and

(C)          all obligations and liabilities (x) under the Transferred TE Contracts which are attributable to the time period prior to the Closing, or (y) resulting from breaches of Transferred TE Contracts which occurred prior to Closing; and

(ii)           except for the obligations and liabilities described in Article 2.2.2(a)(i), Buyer and its Affiliates shall not assume, and Seller and its Affiliates shall retain, any of the following obligations and liabilities (to the extent not already included in the Pre-Closing Liabilities), whether or not the following obligations and liabilities are attributable to the period of time before or after the Closing Date:

(A)          all obligations and liabilities relating to, arising out of or in connection with the Excluded Assets (other than to the extent expressly set forth in the Ancillary Agreements, the IT Service Agreement or the Excluded Plant Lease Agreements, and except for the contracts of employment with any Transferring Employee at the Excluded Plants and the portion of the Excluded Contracts split off to Buyer or its Affiliates as provided in the High Level Implementation Plan);

(B)           all the obligations and liabilities that are the responsibility of the Seller pursuant to Article 9.4;

(C)           all obligations and liabilities in relation to Taxes that are the responsibility of Seller pursuant to Articles 9.3 or 12.1;

(D)          all obligations and liabilities for or in relation to (i) the Transferring Employees, including the obligations and liabilities for or in relation to the respective pension and other benefit plans, that are the responsibility of Seller pursuant to Article 10.9 and the Schedules thereto or (ii) the Retained Shape Costs;

(E)           all obligations and liabilities relating to or arising from the failure of the Seller or its Affiliates to comply with their respective covenants in Article 7.4 or elsewhere in this Agreement;

(F)           without any prejudice to Article 7.4.2(d), all obligations and liabilities relating to any activities of Seller or its Affiliates relating to ownership or operation of the TE Business prior to the Closing Date that have not been undertaken in accordance with the Relevant Compliance Rules; and

(G)           all obligations and liabilities expressly assumed by Seller under the Ancillary Agreements and the IT Service Agreement.

(The Pre-Closing Liabilities, together with matters described in subparagraph (b)(ii), are collectively referred to herein as the Excluded Liabilities.)

2.3          License

2.3.1       Patents | IT Intellectual Property Rights

(a)           Subject to the terms and conditions of this Agreement, Seller hereby agrees, as from the Closing Date, to grant to Buyer and its Affiliates a worldwide, non-exclusive (except with respect to the Textile Franchise, in which it shall be exclusive (even as to Licensor) as described below), irrevocable and royalty-free license for, under and to those Patents (the Shared Patents) set forth in Schedule 2.3.1(a). Such license shall be (i) exclusive to the extent relating to the Textile Franchise, and (ii) non-exclusive outside the scope of the Textile Franchise. Buyer shall have the right to sublicense the rights under such Shared Patents to any third party (other than for use by such third party in direct competition with the businesses retained by the Ciba Group). Buyer shall, and shall cause its Affiliates, including, after the Closing Date, the TE Companies, to impose upon any such sublicensee confidentiality obligations equivalent to those customarily required by Buyer from licensees of patents owned by Buyer.

(b)           The Seller shall not, and shall procure that its Affiliates shall not, assert, in any manner whatsoever, any of its Patents assigned to, issued to, or filed by, the Seller or its Affiliates on or prior to the Closing Date, against the Buyer and its Affiliates (including, but not limited to, the TE Companies) for the use, manufacture, marketing or sale of products, techniques and technologies in the Expanded TE Franchise or against their respective customers for the use of any products, techniques and technologies purchased from Buyer or its Affiliates for use within the scope of the Expanded TE Franchise.

(c)           Licensor hereby agrees to grant to Licensee, subject to any third party rights, a right to acquire, for no additional consideration, any of the Patents set forth in Schedule 2.3.1(a) (where Seller is Licensor) and in Article 2.3.1(d)(ii) below (where

Buyer is Licensor) in the event that Licensor intends not to renew and maintain the registration of any of such Patent. Licensor shall notify Licensee within due time of its intention not to renew and maintain the registration of any of the Licensed Patents, and Licensee shall, within thirty (30) calendar days of Licensor’s notification, declare to Licensor whether it wants to exercise its right to acquire such Patent, for no additional consideration. In the event of Licensee acquiring any of the Licensed Patents under the foregoing right, Licensee shall bear all costs for maintaining and renewing the registration of any such Licensed Patent as from the date of its declaration to Licensor that it intends to exercise its right to acquire such Patent, for no additional consideration.

(d)           Buyer agrees to grant to Seller and its Affiliates a worldwide, non-exclusive, irrevocable and royalty-free license for use other than in the Textile Franchise under and to:

(i)            the Patents set forth in Schedule 2.2.1(a)(ii) to the extent that such Patents have been used in the businesses retained by the Ciba Group (for the avoidance of doubt, excluding the TE Business) during the twelve (12) months preceding the Closing Date. With respect to such Patents, the license (and sublicense, if any) hereunder shall be limited to the use in the businesses retained by the Ciba Group as of the Closing Date (excluding, for the avoidance of doubt, the use in the Textile Franchise, but including the use made by any licensees as of the Closing Date); provided, however, that any such sub-license shall not be for use in direct competition with the TE Business and Seller shall, and shall cause its Affiliates to, impose upon any such sublicensee confidentiality obligations equivalent to those customarily required by Seller from licensees of patents owned by Seller; and

(ii)           the Transferred TE Patents set forth in Schedule 2.3.1(d). With respect to such Patents, the license hereunder shall be limited to the use outside the Textile Franchise in laundry, colour filter for LCD applications, fluorescent security marking, pre-extrusion mass treatment, flame retardants and ink applications.

2.3.2       Trademarks

(a)           Subject to the terms and conditions of this Agreement, Seller hereby agrees to grant, subject to any third party rights, to Buyer and its Affiliates, for a period of twenty-four (24) months as from the Closing Date, a worldwide, non-exclusive, irrevocable and royalty-free license for all the Trademarks and domain names listed in Schedules 2.3.2(a); provided, however, that such Trademarks and domain names shall only be used within the scope of the Textile Franchise. Within such scope, Buyer shall have the right to sublicense such rights (other than any CIBA Trademark) to any third party (other than a material direct competitor to any of the businesses retained by the Ciba Group).

(b)           Any license granted under this Agreement with respect to any CIBA Trademark shall apply only to the use of such Trademark in the TE Business within the Textile industry as covered by the Trademark registrations as set forth in Schedule 2.3.2(b). In no event shall any CIBA Trademark be used by Buyer for products outside the scope of the description of goods in the Trademark registrations. With respect to any CIBA Trademarks licensed under this Article, the term of such license shall be limited to the Transition Period.

(c)           Subject to the terms and conditions of this Agreement, Buyer hereby agrees to grant, subject to any third party rights, to Seller and its Affiliates, for a period of twenty-four (24) months as from the Closing Date, a worldwide, non-exclusive, irrevocable and royalty-free license for use outside the Textile Franchise under all Transferred TE Trademarks that have been used by any business of the Ciba Group other than the TE Business within twenty-four (24) months before the Closing Date. Under such license, Seller shall have the right to sublicense such rights to any third party (other than to a material direct competitor of the TE Business).

2.4          Consideration

(a)           The purchase price for the TE Business shall be CHF 332,000,000 (the Purchase Price).

(b)           Subject to the provisions of this Agreement, the consideration payable by Buyer to Seller at the Closing Date in accordance with Article 4.3.2(a) (the Preliminary Consideration) shall consist of:

(i)            the Purchase Price; minus

(ii)           CHF 75,135,000, being the amount of Net Debt of the TE Business as at September 30, 2005, calculated by reference to the aggregate of the financial assets and financial liabilities line items set forth in Schedule 2.5.1(a) and as reflected in the TE Statement of Relevant Net Assets; minus

(iii)          the Restructuring Deduction.

(c)           The Purchase Price is based on a Net Working Capital of CHF 480,882,000, being the amount of Net Working Capital of the TE Business as at September 30, 2005, calculated by reference to the aggregate of the current assets and current liabilities line items set forth in Schedule 2.5.1(a).

(d)           The Purchase Price does not include any VAT (or equivalent Tax) or transfer Taxes, which shall be paid and reimbursed pursuant to Articles 12.1.1 and 12.1.2.

2.5          Net Working Capital and Net Debt Adjustment

2.5.1       Closing Balance Sheet

(a)           Within sixty (60) Business Days after the Closing Date, Seller shall prepare and deliver to Buyer:

(i)            (x) a statement of the specified assets and specified liabilities of the TE Business pursuant to this Agreement as at the Adjustment Date, including those assets and liabilities as at the Adjustment Date that are subject to a deferred closing in accordance with Article 4.2.6, which shall be audited by Ernst & Young Ltd, Zurich, Switzerland (E&Y) (such statement, together with an unqualified audit opinion from E&Y except that such opinion may include language to the effect that such statement has been prepared from separate records of the TE Business, may not reflect the assets and liabilities as if the TE Business had been operated separately, and includes certain allocations based on the assumptions and estimates used for the TE Statement of Relevant Net Assets made by the Ciba Group, being referred to as the Closing Balance Sheet and, upon having become final and binding in accordance with this Article 2.5.1, the Final Closing Balance Sheet);

(ii)           all necessary supporting data for the Closing Balance Sheet, as reasonably requested by Buyer;

(iii)          a determination of the Net Working Capital and the Net Debt, each calculated by reference to the aggregate of the respective current assets and current liabilities line items and financial assets and financial liabilities line items, respectively, shown on the Closing Balance Sheet, as further specified in Schedule 2.5.1(a), such aggregates, for the avoidance of doubt, including the assets and liabilities relating to the Transferred TE Assets and Assumed TE Liabilities which are subject to a deferred closing pursuant to Article 4.2.6; and

(iv)          a determination of the Net Working Capital and the Net Debt, calculated in accordance with subparagraph (iii) above but limited to the assets and liabilities relating to the Transferred TE Assets and Assumed TE Liabilities which are subject to a deferred closing pursuant to Article 4.2.6, together with an indication of the value of each such asset and liability for each jurisdiction.

(b)           Buyer shall cooperate with Seller in connection with, shall furnish to Seller all such information and give Seller, E&Y and any of their advisers promptly full and unrestricted access (during ordinary business hours) to the books, records and personnel of the TE Business as Seller may reasonably require for, the preparation of the Closing Balance Sheet. Except to the extent set forth in Schedule 2.5.1(b)(1), the Closing Balance Sheet shall be prepared in accordance with U.S. GAAP as applied by the Ciba Group Controller’s Manual and on a basis consistent with that used in the preparation of the TE Statement of Relevant Net Assets. The cost and expenses of the preparation and the audit of the Closing Balance Sheet shall be borne by Seller.

(c)           Unless Buyer gives notice (the Notice of Disagreement) to Seller within sixty (60) Business Days following receipt of the Closing Balance Sheet that it disagrees with the determination of the Net Working Capital and|or the Net Debt as shown on the Closing Balance Sheet, whereby such notice shall describe the nature of any such disagreement in reasonable detail, identify the specific line item(s) involved and the CHF amount of each such disagreement and provide reasonable supporting documentation for such disagreement, the determination of the Net Working Capital and Net Debt shall be deemed final and binding on the Parties for all purposes.

(d)           The Parties shall endeavor to resolve in good faith any disagreement with respect to the Net Working Capital and|or Net Debt within twenty (20) Business Days after Seller’s receipt of the Notice of Disagreement. If the Parties are unable to do so, either Party may submit such disagreement for final and binding resolution to KPMG, New York, N.Y., USA (KPMG), who shall select an experienced partner of its accounting department, or, if KPMG is for any reason whatsoever not in a position to act, to an experienced partner of the accounting department of another internationally recognized accounting firm (other than E&Y and Deloitte & Touche) agreed upon by the Parties, or, if such agreement has not occurred within a further ten (10) Business Days, to the Person nominated by the ICC International Centre for Expertise of the International Chamber of Commerce (ICC) in accordance with the provisions regarding the appointment of experts contained in the ICC’s Rules for Expertise upon application of either Seller or Buyer (each of KPMG or the Person agreed upon by the Parties or nominated by the ICC International Centre for Expertise in accordance with this paragraph hereinafter an Appraiser).

(e)           If the Parties and the Appraiser, within ten (10) Business Days of referral of their disagreement with respect to the Net Working Capital and|or Net Debt to the Appraiser or his or her nomination by the ICC, cannot reach agreement on the terms of engagement of the Appraiser, either Party may submit such matter to the International Centre for Expertise of the ICC for final resolution in accordance with the provisions regarding the administration of expert proceedings contained in the ICC’s Rules for Expertise.

(f)            The Appraiser shall act as an expert and not as an arbitrator. The Appraiser shall only consider those items and amounts as to which Buyer and Seller have disagreed within the time periods and on the terms set forth above in Article 2.5.1(c) and (d), it being understood that the scope of the disagreements to be resolved shall be limited to whether the Net Working Capital and|or Net Debt were determined in accordance with the requirements set forth in this Article 2.5.1 and the Schedules referred to herein, and whether there were mathematical errors in the calculation of the Net Working Capital and Net Debt.

(g)           The Appraiser shall deliver to the Parties, as promptly as reasonably practicable and in any event within thirty (30) Business Days from the date of his or her appointment, a written report setting forth the resolution of any such disagreement. The Appraiser’s determination of any subject matter falling within the scope of his or her mandate shall be final and binding on the Parties, except in the event of fraud or manifest error on the part of the Appraiser (provided that, in case of manifest error, the matter shall be remitted to the Appraiser for correction).

(h)           The Appraiser shall make his or her determination of the Net Working Capital and Net Debt in respect of the line items as to which Seller and Buyer have disagreed based on the presentations and supporting materials provided by the Parties and such other documentation and information as the Appraiser may reasonably request from each of the Parties. The Appraiser shall determine his or her own procedure in accordance with the requirements of due process. In particular, the Appraiser shall:

(i)            give the Parties a reasonable opportunity to make written and oral presentations to him or her;

(ii)           require that each Party supply the other with a copy of any written presentations at the same time as they are made available to the Appraiser;

(iii)          permit each Party to be present while oral submissions are being made by the other Party; and

(iv)          conduct the proceedings in English.

(i)            Each Party and the Appraiser shall, and shall procure that their respective accountants, assistants and other advisers shall, keep all information and documents provided to them pursuant to this Article 2.5.1 confidential and shall not use the same for any purpose other than in connection with the preparation of the Closing Balance Sheet, the determination of the Net Working Capital and Net Debt and the respective proceedings before the Appraiser.

(j)            The costs and expenses (including VAT) of the Appraiser shall be allocated between Seller and Buyer in proportion to the Parties’ relative success or defeat in the proceedings before the Appraiser (measured against each Party’s position in its initial submission to the Appraiser).

2.5.2       Adjustments

(a)           Net Working Capital Adjustment

(i)            If, and to the extent, the Net Working Capital as at the Adjustment Date (as finally and bindingly determined in accordance with Article 2.5.1) exceeds CHF 480,882,000, the Preliminary Consideration shall, subject to the limitation set forth in Article 2.5.2(c), be increased on a CHF-for-CHF basis by the amount of such excess.

(ii)           If, and to the extent, the Net Working Capital as at the Adjustment Date (as finally and bindingly determined in accordance with Article 2.5.1) is less than CHF 480,882,000, the Preliminary Consideration shall, subject to the limitation set forth in Article 2.5.2(c), be decreased on a CHF-for-CHF basis by the amount of such shortfall.

(b)           Net Debt Adjustment

(i)            If, and to the extent, the Net Debt as at the Adjustment Date (as finally and bindingly determined in accordance with Article 2.5.1) is less than CHF 75,135,000, the Preliminary Consideration shall, subject to the limitation set forth in Article 2.5.2(c), be increased on a CHF-for-CHF basis by the amount of such shortfall.

(ii)           If, and to the extent, the Net Debt as at the Adjustment Date (as finally and bindingly determined in accordance with Article 2.5.1) exceeds CHF 75,135,000, the Preliminary Consideration shall, subject to the limitation set forth in Article 2.5.2(c), be decreased on a CHF-for-CHF basis by the amount of such excess.

(c)           Collar

If the aggregate amount of the Net Working Capital and Net Debt adjustments set forth in Articles 2.5.2(a) and 2.5.2(b) is less than +/-CHF 2,000,000, the Preliminary Consideration shall be neither increased nor decreased as provided for under Articles 2.5.2(a) and 2.5.2(b). However, if the aggregate amount of the Net Working Capital and Net Debt adjustments set forth in Articles 2.5.2(a) and 2.5.2(b) is greater than +/- CHF 2,000,000, then the Preliminary Consideration shall be increased or decreased (as applicable) by the entire amount of the adjustments (and not just the excess over CHF 2,000,000).

2.5.3       Payment of the Net Working Capital Adjustment and the Net Debt Adjustment on the basis of the Final Closing Balance Sheet

Subject to the limitations set forth in Article 2.5.2(c), if the aggregate of the adjustments under Article 2.5.2 results in a reduction in the Preliminary Consideration, Seller shall pay to Buyer the amount of such reduction, and if the aggregate of the adjustments under Article 2.5.2 results in an increase in the Preliminary Consideration, Buyer shall pay to Seller the amount of such increase, in each case in cash by wire transfer of immediately available funds to a bank account designated by the Party receiving payment within five (5) Business Days after the final and binding determination pursuant to Article 2.5.1, plus interest accrued thereon between the Closing Date and the date of payment at the rate set forth in Article 12.3(a).

2.6          Allocation of Purchase Price

(a)           The Preliminary Consideration shall be allocated in a manner consistent with Schedule 2.6(a). Schedule 2.6(a) reflects the allocation of the Preliminary Consideration (calculated assuming a Restructuring Deduction of CHF 42,000,000) among the “Category I Sellers”, “Category II Sellers” and “Category III Sellers” (in each case, as identified on Schedule 2.6(a)).

(b)           A final determination of the amount of the Preliminary Consideration allocable to the India Sellers (as defined in Schedule 2.6(a)) shall be reasonably determined by Seller prior to Closing. If such amount differs from the amount reflected on Schedule 2.6(a), (i) the amount of Preliminary Consideration allocated to the Switzerland Sellers (as defined in Schedule 2.6(a)) (in the aggregate) shall be adjusted (upward or downward) by 50% of such difference, and (ii) the amount of Preliminary Consideration allocated to the Category III Sellers (in the aggregate) shall be adjusted (upward or downward) by 50% of such difference.

(c)           Except with relation to the India Sellers, the allocation on Schedule 2.6(a) shall be adjusted to reflect the differences between the items included in the calculation of Net Working Capital and Net Debt (as determined under Article 2.5) and the amounts for such items reflected on Schedule 2.6(a) based upon the sources of the differences. Adjustments affecting the items included in the calculation of Net Working Capital and Net Debt for Category I Sellers and Category II Sellers shall result in corresponding changes to the allocation to such Sellers on Schedule 2.6(a). Adjustments affecting the items included in the calculation of Net Working Capital and Net Debt for a Category III Seller will require a recalculation of Section III of Schedule 2.6(a) and adjustments that result in a change in the total Net Working Capital or Net Debt of the Category III Sellers in the aggregate will require a corresponding change in the “Cash Consideration” reflected on Schedule 2.6(a) for the Category III Sellers. For the avoidance of doubt, a difference between the items included in the calculation of Net Working Capital and Net Debt and the amounts reflected for such items on Schedule 2.6(a) may result in an adjustment to the allocation even if such difference does not result in an adjustment to the Preliminary Consideration pursuant to Article 2.5. Any adjustments of the Preliminary Consideration that have their source with the India Sellers shall be allocated (upward or downward) according to the method described in (d) below.

(d)           The amount, if any, by which the actual amount of the Restructuring Deduction included in the calculation of Preliminary Consideration is less than CHF 42,000,000, the corresponding increase in Preliminary Consideration shall be allocated proportionally to each of (i) the Category I Sellers (ii) the Category II Sellers (other than the India Sellers), and (iii) the Category III Sellers (in the aggregate) based upon the allocation of Preliminary Consideration reflected on Schedule 2.6(a) as adjusted pursuant to Article 2.6(b) and (c).

(e)           Any adjustment to the amount allocated to the “Category III Sellers (in the aggregate)” shall be allocated among the Category III Sellers by reference to Schedule 2.6(a) by (i) increasing or decreasing the “Initial Cash Consideration” (as defined in Schedule 2.6(a)) to reflect such adjustment, (ii) adjusting the “Net Working Capital” column to reflect any applicable adjustments, (iii) revising the “%” column, and (iv) reallocating the revised “Total Consideration.” Any adjustment to the amount allocated to the “Switzerland Sellers (in the aggregate)” shall be allocated among the Switzerland Sellers as reasonably determined by the Seller.

(f)            Buyer and Seller shall file all Tax Returns in a manner consistent with the allocation of the Preliminary Consideration (and adjustments thereto) provided for in this Article 2.6.

(g)           Seller and Buyer shall cooperate with each other and either shall be required to provide such financial information to the other Party as such Party may reasonably request in order to be able to verify the calculation basis for the purchase price allocation, i.e., Net Working Capital, Net Debt or any other liabilities.

3.             Actions Prior to Closing

3.1          General

Unless specifically otherwise provided herein, the Parties undertake to use their commercially reasonable best efforts to procure that:

(a)           the conditions precedent set forth in Article 4.2, as applicable to each of them, shall be satisfied on or by the Closing Date; and

(b)           all their Affiliates will do all acts and things as are reasonably necessary (and within their power) to implement the transactions contemplated by this Agreement.

The Parties shall fully cooperate and promptly inform each other of any relevant actions taken prior to the Closing Date.

3.2          Filings and Submissions

The Parties shall undertake their respective commercially reasonable best efforts to make all filings and submissions required pursuant to Article 4.2.1(a) within thirty (30) Business Days as from the date of this Agreement or such shorter period of time as required by applicable law. Where a filing or submission is the legal responsibility of both Parties, no Party shall make any filings or submissions without the prior consent of the other Party (such consent not to be unreasonably withheld or delayed). Where a filing or submission is the legal responsibility of only one Party, such Party shall duly cooperate with and consult the other Party in preparing any filing or submission.

3.3          Closing Memorandum

At least ten (10) Business Days prior to the Closing Date, Seller’s legal counsel shall prepare, in cooperation with Buyer’s legal counsel, a closing memorandum which describes the closing actions pursuant to Article 4.3.

3.4          Monthly Financial Data for the TE Segment

Seller hereby undertakes to provide Buyer, on a monthly basis, financial information for the Ciba Group’s TE Segment consisting of a summary of net sales, profits and losses, balance sheet and cash flow of the TE Segment, both current and year-to-date, with a reasonable comparison to the previous year period, such financial information (the Monthly Financials) to be delivered by the twentieth (20th) Business Day of the month following the reference period of such financial data until the Closing Date and until each Local Closing Date in relation to the business and assets to which such Local Closing Date relates.

3.5          Inventor Compensation

Seller shall undertake commercially reasonable best efforts to obtain a written release from any employee who is not a Transferring Employee for and in relation to any inventor compensation relating to the TE Business pursuant to the laws of Germany or Austria.

4.             Closing

4.1          Date and Place

(a)           Subject to Article 4.2.5, Closing shall take place on the last Business Day of the month in which the conditions precedent to Closing set forth in Article 4.2 have been satisfied or waived (where so permitted) or on such other date as the Parties hereto may agree (the Closing Date).

(b)           Closing shall take place at the offices of Homburger Rechtsanwälte, Weinbergstrasse 56|58, CH-8006 Zurich, Switzerland, or at such other location as the Parties hereto may agree.

4.2          Conditions Precedent to Closing

4.2.1       Conditions to Obligations of Each Party

The respective obligations of the Parties hereto to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or (where permitted) waiver, on or by September 30, 2006 or such other date as the Parties may agree (the Long Stop Date), of the following conditions:

(a)           (i) the governmental or administrative approvals set forth in Schedule 4.2.1(a)(1) (the Governmental Approvals) and the third party consents set forth in Schedule 4.2.1(a)(2) (the Material Third Party Consents) shall have been obtained, either (x) unconditionally, (y) subject to the satisfaction of conditions or commitments reasonably acceptable to the Buyer or (z), with respect to Governmental Approvals, tacitly or otherwise in a manner which, in the reasonable opinion of Buyer’s legal counsel in the applicable jurisdiction, permits Buyer to proceed to effect the transactions contemplated under this Agreement without material risk of governmental action against Buyer, Buyer’s assets or the TE Assets, and (ii) any waiting period under the applicable governmental and administrative laws and regulations set forth in Schedule 4.2.1(a)(1) shall have expired or been terminated by the competent authorities, in each case with the effect of a Governmental Approval of the transactions contemplated by this Agreement;

(b)           no action by a third party shall be pending and no order, injunction or decree of any court, administrative body or arbitration tribunal which prevents the Closing of the transactions contemplated hereunder shall have been issued and not vacated;

(c)           the Materiality Condition shall have been satisfied and either Seller or Buyer shall have made a request pursuant to Article 4.2.6(a) that Closing be effected;

(d)           the Parties shall have reached agreement on the definitive versions of the Ancillary Agreements and the Excluded Plant Lease Agreements; and

(e)           the employee information and consultation requirements and any other employee information and consultation steps required under the laws applicable to any part of the TE Business in connection with the transactions contemplated in this Agreement, have been performed.

4.2.2       Conditions to Obligations of Buyer

The respective obligations of Buyer to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver, on or by the Long Stop Date, of the following conditions:

(a)           Seller shall have performed, in all material respects, all of its obligations undertaken in this Agreement or pursuant hereto that are to be performed on or by the Closing Date, including performance of all corporate and contractual formalities for the transfer of the TE Shares, TE Assets and Transferred TE Contracts;

(b)           all representations and warranties of the Seller pursuant to Article 5.1 and Schedule 5.1 hereto shall be true and accurate in all material respects at and as of the date of this Agreement and the Closing Date, except that (i) those representations and warranties that are explicitly made at and as of a specific date shall be true and accurate at and as of such date only, and (ii) for purposes of determining whether this closing condition has been satisfied, any representations or warranties of the Seller that are qualified by a materiality standard (e.g., words like “in all material respects”) shall be read without qualifications; provided, however, that breaches of the representations and warranties shall only be deemed to constitute a non-satisfaction of this condition if such breaches, individually or in the aggregate, (i) result, or are reasonably likely to result, in a loss to Buyer, its Affiliates and|or the TE Companies that in the aggregate exceeds CHF 35,000,000, or (ii) are reasonably likely to materially and adversely affect the TE Business and cannot be remedied in all material respects by the payment of monetary compensation;

(c)           no Material Adverse Effect shall have occurred between the signing of this Agreement and the Closing Date; and

(d)           one hundred (100) percent of the assets set forth in Schedule 4.2.2(d), including all rights, permits, and licenses required for the ownership and operation of such assets (collectively, the Key Assets) are transferred by Seller to Buyer or its designated Affiliates at Closing.

4.2.3       Condition to Obligations of Seller

The respective obligations of Seller to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver, on or by the Long Stop Date, of the following conditions:

(a)           Buyer shall have performed in all material respects all of its obligations undertaken in this Agreement or pursuant hereto that are to be performed on or by the Closing Date, including performance of all corporate and contractual formalities for the transfer of the TE Shares, TE Assets and Transferred TE Contracts; and

(b)           all representations and warranties of Buyer pursuant to Article 5.2 and Schedule 5.2 hereto shall be true and accurate in all material respects at and as of the date of this Agreement and the Closing Date, except that those representations and warranties which are explicitly made at and as of a specific date shall be true and correct at and as of such date only.

4.2.4       Waiver of Non-satisfied Conditions

The Parties shall use commercially reasonable best efforts to inform each other forthwith upon becoming aware of any fact or matter which could reasonably be expected to constitute a breach or non-satisfaction of the conditions set forth in Articles 4.2.1, 4.2.2 or 4.2.3; provided, however, that the failure to so inform the other Party shall not affect either Party’s ability not to close in the event of the non-satisfaction of the conditions set forth in Articles 4.2.1, 4.2.2 or 4.2.3. The Parties shall enter into good faith negotiations on how to resolve the relevant issues and, without prejudice to any other provision of this Agreement, each Party shall be entitled to seek to cure at its own expense any such breach or non-satisfaction. At any time prior to the Closing Date, (a) Seller and Buyer may jointly waive in writing in whole or in part the conditions to Closing set forth in Article 4.2.1, (b) Buyer may waive in writing in whole or in part the conditions to Closing set forth in Article 4.2.2, and (c) Seller may waive in writing in whole or in part the conditions to Closing set forth in Article 4.2.3.

4.2.5       Right of Termination

(a)           Should the conditions precedent to Closing set forth in Articles 4.2.1 or 4.2.2 not be satisfied by the Long Stop Date, Buyer may terminate this Agreement by giving notice to Seller unless Buyer itself acted in material breach of its obligations under this Agreement or otherwise in bad faith, and in so doing, prevented or interfered with the satisfaction of such condition precedent.

(b)           Should the conditions precedent to Closing set forth in Articles 4.2.1 or 4.2.3 not be satisfied by the Long Stop Date, Seller may terminate this Agreement by giving notice to Buyer, unless Seller itself acted in material breach of its obligations under this Agreement or otherwise in bad faith, and in so doing, prevented or interfered with the satisfaction of such condition precedent.

(c)           If this Agreement is terminated according to Article 4.2.5(a) or (b), such termination shall be without liability of any Party to the other Party; provided, however, that if such termination is the result of (i) the willful or grossly negligent misconduct of either Party to satisfy its respective obligations under Article 3.1 or (ii) a failure to perform a covenant under this Agreement, such Party shall be liable to the other Party for any damage, loss, costs or expenses incurred or sustained as a result of such misconduct or breach. It is understood that, in addition to such liability, either Party shall be entitled to seek relief in the form of specific performance, injunctions or other interim relief. Neither Party shall oppose the granting of such relief on the basis that the other Party may be made whole by the payment of a monetary amount.

(d)           If this Agreement is terminated pursuant to this Article 4.2.5(a) or (b), all provisions of this Agreement shall cease to be effective except for Articles 4.2.5(c) and (d), Article 10.1 (Press Releases and Other Public Announcements), Article 12.3 (Interest), Article 13 (General Provisions) and Article 14 (Governing Law and Dispute Settlement).

4.2.6       Deferred Closing | Deferred Closing Balance Sheet

(a)           Upon satisfaction of the Materiality Condition (and provided all other conditions to Closing set forth in Articles 4.2.1, 4.2.2 and 4.2.3 are satisfied, or as the case may be, waived, where so permitted), either Party shall have the right to request upon written notice to the other Party that Closing be effected with respect to those TE Assets (together with the Transferring Employees and the Assumed TE Liabilities attributable to those TE Assets) for which the Materiality Condition has been satisfied. With respect to the remainder of the TE Assets, the Transferring Employees and the Assumed TE Liabilities, Closing shall be deferred and consummation or, if necessary, separate consummations, of the transactions in relation to such assets, shares, employees, contracts, liabilities and permits (each a Local Closing) shall occur at a month end (or if such month end is not a Business Day, on the next Business Day) following the Closing Date on which such assets, shares, employees, contracts, liabilities and permits can be transferred (such date a Local Closing Date).

(b)           Pending completion of any Local Closing, Seller shall operate, where permitted, the relevant part of the TE Business in accordance with the reasonable instructions given by the Buyer, and otherwise in the ordinary course, subject, however, to the limitations set forth in Articles 7.1, 7.2 and 7.3.

(c)           If Closing is effected with respect to the TE Assets for which the Materiality Condition has been satisfied in accordance with Article 4.2.6(a), Buyer shall pay the Preliminary Consideration in full at the Closing, without deduction in respect of the TE Assets that are not transferred as of the Closing Date. In the event that the Local Closing in respect of any such other TE Assets has not occurred by the first anniversary of the Closing Date, Seller shall pay to Buyer, within twenty (20) Business Days following such anniversary, an amount equal to all losses, costs, damages and expenses suffered or incurred by Buyer and its Affiliates as a result of the inability of Seller to transfer such other TE Assets, including, without limitation, any direct, indirect or consequential costs, losses, expenses and damages which so result. None of the limitations on or exclusions of the liability of Seller set forth in Article 6.1 or Article 11(a) and (b) shall apply to any claim by Buyer under this Article 4.2.6(c).

(d)           Except as otherwise provided in this Article 4.2.6, in respect of each Local Closing, Article 4.3 shall apply mutatis mutandis.

(e)           Twenty (20) Business Days after each Local Closing Date, Seller shall prepare and deliver to Buyer:

(i)            a statement of the specified assets and specified liabilities of the TE Business transferred to and assumed by the Buyer or its Affiliates, with respect to each of such assets and liabilities as at the respective Local Adjustment Date, which statement shall be audited by E&Y (such statement, together with an unqualified audit opinion from E&Y, except that such opinion may include language to the effect that such statement has been prepared from separate records of the TE Business, may not reflect the assets and liabilities as if the TE Business had been operated separately, and includes certain allocations based on the assumptions and estimates in the TE Statement of Relevant Net Assets, being referred to as the Local Closing Balance Sheet and, upon having become final and binding in accordance with this Article 4.2.6(e), the Final Local Closing Balance Sheet);

(ii)           all necessary supporting data for the Local Closing Balance Sheet, as reasonably requested by Buyer;

(iii)          a determination of the Net Working Capital and the Net Debt as at the relevant Local Adjustment Date, each calculated by reference to the aggregate of the respective current assets and current liabilities line items and financial assets and financial liabilities line items, respectively, shown on the Local Closing Balance Sheet, as further specified in Schedule 2.5.1(a); provided that all obligations and liabilities owed to or by Buyer or its Affiliates in connection with the Textile Franchise (but excluding liabilities which have arisen under normal commercial dealings between Seller and its Affiliates on the one side and Buyer and its Affiliates on the other), including obligations and liabilities which have been incurred between the Closing Date and the relevant Local Closing Date, shall not be taken into account for determining the Net Working Capital and Net Debt as at the relevant Local Adjustment Date; and

(iv)          its determination of the adjustments payable pursuant to Article 4.2.6(f), (g), and (h).

(v)           Article 2.5.1 shall apply mutatis mutandis in respect of the procedure for establishing the Final Local Closing Balance Sheet and the final and binding determination of the Net Working Capital and Net Debt.

(f)            Net Working Capital Adjustment

(i)            If, and to the extent, the Net Working Capital as at the Local Adjustment Date (as finally and bindingly determined in accordance with Article 4.2.6(e)) exceeds the Net Working Capital included in the Final Closing Balance Sheet in relation to the current assets and current liabilities subject to deferred closings pursuant to this Article 4.2.6, the Preliminary Consideration shall, subject to subparagraph (h) and (i) below, be increased on a CHF-for-CHF basis by the amount of such excess.

(ii)           If, and to the extent, the Net Working Capital as at the Local Adjustment Date (as finally and bindingly determined in accordance with Article 4.2.6(e)) is less than the Net Working Capital included in the Final Closing Balance Sheet in relation to the current assets and current liabilities subject to deferred closings pursuant to this Article 4.2.6, the Preliminary Consideration shall, subject to subparagraph (h) and (i) below, be decreased on a CHF-for-CHF basis by the amount of such shortfall.

(g)           Net Debt Adjustment

(i)            If, and to the extent, the Net Debt as at the Local Adjustment Date (as finally and bindingly determined in accordance with Article 4.2.6(e)) is less than the Net Debt included in the Final Closing Balance Sheet in relation to the financial assets and financial liabilities subject to deferred closings pursuant to this Article 4.2.6, the Preliminary Consideration shall, subject to subparagraph (h) and (i) below, be increased on a CHF-for-CHF basis by the amount of such shortfall.

(ii)           If, and to the extent, the Net Debt as at the Local Adjustment Date (as finally and bindingly determined in accordance with Article 4.2.6(e)) exceeds the Net Debt included in the Final Closing Balance Sheet in relation to the financial assets and financial liabilities subject to deferred closings pursuant to this Article 4.2.6, the Preliminary Consideration shall, subject to subparagraph (h) and (i) below, be decreased on a CHF-for-CHF basis by the amount of such excess.

(h)           If the aggregate of the adjustments under Article 4.2.6(f) and (g) results in a reduction in the Preliminary Consideration, Seller shall pay to Buyer the amount of such reduction, and if the aggregate of the adjustments under Article 4.2.6(f) and (g) results in an increase in the Preliminary Consideration, Buyer shall pay to Seller the amount of such increase, in each case in cash by wire transfer of immediately available funds to a bank account designated by the Party receiving payment within five (5) Business Days after the final and binding determination pursuant to Article 4.2.6(e), plus interest accrued thereon between the Local Closing Date and the date of payment at the rate set forth in Article 12.3(a);

provided, however, that the amounts due under this Article 4.2.6(h) shall not become payable, if, taking into account the aggregate of the adjustments pursuant to this Article 4.2.6(h) with retroactive effect, the collar set forth in Article 2.5.2(c) were not to have been exceeded. Any amount previously paid by a Party on the account of the Net Working Capital and Net Debt adjustments under Article 2.5.3 which, applying the test set forth in the preceding sentence, would not have become payable, shall be repaid to the other Party within five (5) Business Days after the final and binding determination pursuant to Article 4.2.6(e), plus interest accrued thereon between the Closing Date and the date of repayment at the rate set forth in Article 12.3(a).

(i)            The Parties shall jointly revisit the above mechanism for the establishment of the Net Working Capital and Net Debt adjustments in relation to assets and liabilities transferred to and assumed by Buyer at deferred Closings pursuant to this Article 4.2.6 to determine whether the procedure described herein is practicable and sensible in light of the particular circumstances and the relevant timing of such deferred closings. Each Party shall consider in good faith any proposals made by the other Party with the aim of facilitating the adjustment procedures in light of the actual circumstances and timing of a deferred closing, provided such proposed alternatives are economically equivalent to the adjustments set out herein.

4.3          Closing Actions

4.3.1       Actions by Seller

At the Closing Date, Seller shall, and shall cause the Share Seller Companies and the Asset Seller Companies (as the case may be) to:

(a)           deliver to Buyer or its designated Affiliates certificates representing the TE Shares, if any, endorsed in blank and do all such other acts as may be required under applicable law to transfer the TE Shares and all rights connected therewith from the Share Seller Companies to Buyer or its designated Affiliates;

(b)           deliver to Buyer or its designated Affiliates originals of all corporate actions required under applicable law and the articles of incorporation of the TE Companies to approve the transfer of the TE Shares and the TE Assets from the relevant Share Seller Companies and Asset Seller Companies to the Buyer or its designated Affiliates;

(c)           deliver to Buyer or its designated Affiliates a certified copy of any power of attorney under which any of the transfers or other documents referred to in this Article 4.3.1 are executed, including evidence reasonably satisfactory to Buyer of the authority of any Person signing on behalf of Seller;

(d)           as instructed by Buyer no later than twenty (20) Business Days prior to the Closing Date, deliver to Buyer resignation letters of the Seller’s appointed members of the board of directors of the TE Companies in which such directors (i) declare their resignation as of the Closing Date as members of the board of directors and (ii) waive any rights and declare to have no claims of any kind whatsoever against the TE Companies arising out of, or in connection with, their board membership;

(e)           deliver to Buyer or its designated Affiliates copies of opinions of any works council of Seller’s Affiliates from which an opinion is required under applicable laws; and

(f)            deliver (electronic) copies of the TE Financial Records, to the extent reasonably available, and, to the extent not reasonably available, Seller shall provide Buyer or its representatives with reasonable access to such Financial Records.

4.3.2       Actions by Buyer

At the Closing Date, Buyer shall:

(a)           pay the Preliminary Consideration (other than the portion of the Preliminary Consideration allocated to Pfersee in Article 2.6, which shall be paid by Huntsman Germany) in cash by wire transfer of immediately available funds to the account or accounts of Seller (such account or accounts to be designated by Seller by written notice to Buyer delivered no later than ten (10) Business Days before the Closing Date); and

(b)           deliver to Seller a certified copy of any power of attorney under which any of the actions referred to in this Article 4.3.2 are executed, including evidence reasonably satisfactory to Seller of the authority of any Person signing on behalf of Buyer.

4.3.3       Joint Actions by the Parties

At the Closing Date, the Parties shall:

(a)           to the extent required by, or appropriate under, applicable local laws for valid sales and|or assignments of the TE Shares, execute such assignments and all such other acts as may be required under applicable laws to transfer the TE Shares and all rights connected therewith from the Share Seller Companies to Buyer or its designated Affiliates;

(b)           execute the transfer documents (the Transfer Documents), forms of which shall be agreed between the Parties within a reasonable period of time after the date hereof, together with such amendments and such other instruments as either Party shall deem reasonably necessary or appropriate to (i) transfer to Buyer or its designated Affiliates legal title to and beneficial ownership of the Transferred TE Assets, (ii) have Buyer or its designated Affiliates assume the Assumed TE Liabilities, (iii) have Seller retain the Excluded Liabilities, and (iv) transfer to Buyer or its designated Affiliates the benefit (subject to the burden) of the Transferred TE Contracts in accordance with Article 10.3; provided, however, that it shall be understood that, with respect to the assets, liabilities and contracts to be transferred and assumed hereunder that are located in Switzerland or that are otherwise subject to Swiss law (other than solely by virtue of the governing law provision of this Agreement in Article 14.1), transfer shall be effected in accordance with the general principles of the CO and the CC, to the exclusion of article 181 CO and the rules on transfer of assets under the Swiss Merger Act (Bundesgesetz über Fusion, Spaltung, Umwandlung und Vermögensübertragung); and provided further, that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Transfer

Document, the terms of this Agreement shall prevail (unless expressly agreed otherwise by the Parties); it being understood that nothing in this proviso shall be interpreted as impairing those parts of the Transfer Documents that are necessary to effect the transfer of the relevant TE Assets in accordance with the requirements of applicable local laws; and

(c)           execute the Ancillary Agreements and the Excluded Plant Lease Agreements.

5.             Representations and Warranties

5.1          Representations and Warranties of Seller

Subject to the limitations set forth in Articles 6 and 11, Seller hereby represents and warrants to Buyer that the representations and warranties set forth in Schedule 5.1 are true and accurate at and as of the date of this Agreement and at and as of the Closing Date, and at and as of each subsequent Local Closing Date with respect to the subject matter of the Local Closing, except that those representations and warranties that are explicitly made as of a specific date shall be true and accurate as of such date only.

5.2          Representations and Warranties of Buyer

Subject to the limitations set forth in Article 6, Buyer hereby represents and warrants to Seller that the representations and warranties set forth in Schedule 5.2 are true and accurate at and as of the date of this Agreement and at and as of the Closing Date, and at and as of each subsequent Local Closing Date with respect to the subject matter of the Local Closing, except that those representations and warranties that are explicitly made as of a specific date shall be true and accurate as of such date only.

5.3          Exclusive Representations and Warranties

(a)           Seller acknowledges and agrees that, other than as expressly provided in this Agreement, the Transfer Documents and the documents, instruments and agreements associated therewith or incidental thereto, Buyer has not made and does not make, and Seller has not relied and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement.

(b)           Buyer acknowledges and agrees that, other than as expressly provided in this Agreement, the Transfer Documents and the documents, instruments and agreements associated therewith or incidental thereto, Seller has not made and does not make, and Buyer has not relied and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement. In particular, and without limitation to the foregoing, Buyer acknowledges and agrees that, other than as expressly provided in this Agreement, the Transfer Documents and the documents, instruments and agreements associated therewith or incidental thereto, Seller does not make any representations and warranties as to budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the TE Business.

6.             Remedies

6.1          Remedies of Buyer

6.1.1       Seller’s Right to Cure and Seller’s Liability

With respect to a misrepresentation or a breach of a warranty notified by Buyer to Seller pursuant to Article 6.1.2, Seller shall have the right, within a reasonable period of time not exceeding thirty (30) Business Days after receipt of the Notice of Breach, to put Buyer and|or its Affiliates in the same position in which it would have been if no misrepresentation or breach of warranty had occurred. If, and to the extent, such cure cannot be effected, or is not effected within such time period, Buyer shall be entitled to claim damages payable to Buyer or, if Buyer so directs, to the Buyer’s Affiliates, in the amount which is necessary to establish the state described in such representation or warranty, including, without limitation, reasonable costs, fees, disbursements and expenses of attorneys, experts (including technical consultants and contractors), or accountants of Buyer and its Affiliates, but excluding lost profits and punitive damages.

6.1.2       Notice of Breach

(a)           Buyer shall deliver to Seller a notice in writing describing the underlying facts of a claim for misrepresentation or breach of warranty in reasonable detail to the extent then known supported by available documentation (the Notice of Breach) at the earlier of:

(i)            as soon as reasonably practicable after Buyer having obtained knowledge of (y) a misrepresentation or breach of warranty pursuant to Article 5.1 or (z) receipt by Buyer or any of its Affiliates, including, after the Closing Date, the TE Companies, of a written notice of any claim made or threatened to be made by any third party which Buyer believes is reasonably likely to give rise to a claim for misrepresentation or breach of warranty; or

(ii)           in case of a submission to, or a decision or order by, any competent court, arbitral tribunal or governmental or administrative body (including, without limitation, tax authorities) which Buyer believes is reasonably likely to give rise to a claim for misrepresentation or breach of warranty, as soon as reasonably practicable after Buyer or any of its Affiliates, including, after the Closing Date, the TE Companies, have received any such submission, decision or order but in any event within such period as will afford Seller a reasonable opportunity to respond to such submission or to lodge a timely appeal or other challenge against such decision or order.

(b)           Failure to give the Notice of Breach within the time periods set forth above shall not exclude Seller’s liability hereunder; provided, however, that Seller shall not be liable for any damage, loss, expense, or cost to the extent that the same is directly attributable to Buyer’s failure to give duly and timely notice within the time periods set forth in this Article 6.1.2.

(c)           The regime provided for in this Article 6.1.2 shall be in lieu of and not in addition to Buyer’s duty to immediately inspect and notify Seller in accordance with article 201 CO.

6.1.3       Term of Representations and Warranties

The representations and warranties set forth in Article 5.1 shall survive the Closing Date:

(a)           until the fiftieth (50th) anniversary of the Closing Date or any longer period as may be permitted under applicable law with respect to matters covered by Sections 1 of Schedule 5.1 (Organization and Qualification), Section 4 of Schedule 5.1 (Due Authorization), Section 5 of Schedule 5.1 (No Conflict|Consents), and Section 7 of Schedule 5.1 (Assets);

(b)           until the eleventh (11th) anniversary of the Closing Date with respect to matters covered by Section 26 of Schedule 5.1 (Competition Law Matters);

(c)           until three (3) months after expiry of the applicable statute of limitations with respect to matters covered by Sections 6 and 19 of Schedule 5.1 (Taxes|Compliance);

(d)           with regard to the representations and warranties in Section 20 of Schedule 5.1 (Health, Safety and Environment), until the earlier of (x) the fifth (5th) anniversary of the Closing Date and (y) the date on which a particular property, facility (including the production sites located on the Transferred TE Real Property) or business is being put to a use substantially different from that of the TE Business as conducted at the Closing Date such that the health, safety and environmental compliance standards for that new use are materially more stringent than the standards applicable at the Closing Date (the Excess Use); provided, however, that subpart (y) hereof shall only affect the survival period set forth herein in respect of the Excess Use and only in respect of such particular property, business or facility;

(e)           until the sixth (6th) anniversary of the Closing Date with respect to matters covered by Section 11 of Schedule 5.1; and

(f)            in case of all other representations and warranties set forth in Schedule 5.1, until the second (2nd) anniversary of the Closing Date;

provided, however, that any representation or warranty that would otherwise terminate in accordance with this Article 6.1.3 will continue to survive if a Notice of Breach has been duly and timely given under Article 6.1.2 until the related claim for misrepresentation or breach of warranty has been satisfied or resolved as provided for in Article 14.2; provided further, however, that, notwithstanding the foregoing, Buyer’s claim (other than third party claims subject to Article 6.1.5) shall in any event be precluded unless Buyer initiates arbitration proceedings pursuant to Article 14.2.2 within twenty-four (24) months of the date of the Notice of Breach (the Preclusion Period). Such preclusion shall only become effective if Seller sixty (60) Business Days before the expiration of the Preclusion Period gives notice in writing (the Preclusion Notice) to Buyer of its imminent expiration. Any delay by Seller in giving the Preclusion Notice shall cause the Preclusion Period to be extended until the date on which the full sixty (60) Business Days, calculated from Seller’s actual (delayed) Preclusion Notice, have expired.

The Parties agree to replace the statute of limitations set forth in article 210 CO by the survival periods set forth in this Article 6.1.3, it being understood that at the expiry of any such survival periods, as the case may be, extended by the Preclusion Period, any claim for misrepresentation or breach of warranty pursuant to this Article 6 shall be deemed null and void (verwirkt), without any need for defense or objection on the part of Seller.

6.1.4       Exclusion of Liability

The representations and warranties set forth in Article 5.1 and Schedule 5.1 shall be qualified by those matters and information which have been Fairly Disclosed in accordance with the letter, including any written documents annexed to such letter or stored on a CD ROM which accompanies such letter and which is initialed by the Parties for the purposes of identification, (i) delivered to Buyer prior to the date of this Agreement, together with any written documents annexed thereto or stored on such CD ROM, being in the form set forth in Schedule 6.1.4 (the Disclosure Letter), and (ii) updated at least two (2) Business Days prior to the Closing Date, it being understood that (x) the delivery of such update to Buyer shall not affect any of Buyer’s conditions to Closing under Article 4.2.2 if such update reflects items that would have caused any one of the conditions set forth in Article 4.2.2, prior to such update, to have not been met, and (y) that the delivery of such update shall not affect Seller’s liability for breach of representations reflected in such update, and any such breach reflected in such update shall not be subject to the Deductible Amount set forth in Article 11(a). Except as set forth in the previous sentence with regard to Buyer’s Closing conditions and Seller’s liability for misrepresentations or breaches reflected in the update to the Disclosure Letter, the matters and information Fairly Disclosed in the Disclosure Letter delivered on the date of this Agreement shall operate as a qualification of Seller’s representations and warranties as set forth in Article 5.1 and Schedule 5.1, and Seller shall be under no liability for breaches of such representations and warranties; provided, however, that neither the Disclosure Letter nor the update thereto shall have any effect on Seller’s liability for the Excluded Liabilities or for breach of or failure to perform any provision of this Agreement except, in the case of the Disclosure Letter delivered on the date of this Agreement, on the representations and warranties in Article 5.1 and Schedule 5.1. For the avoidance of doubt, if as of the Closing Date, breaches of Seller’s representations and warranties exist, and such breaches result, or are reasonably likely to result, in a loss to Buyer, its Affiliates and/or the TE Companies that in the aggregate do not exceed CHF 35,000,000, there shall be no failure of Buyer’s Closing conditions in Article 4.2.2(b), but Buyer shall be entitled to assert claims against Seller with respect to such breaches after the Closing Date. The exclusion set forth herein shall be in lieu of, and not in addition to, the exclusions provided for in article 200 CO.

6.1.5       Third Party Claims

(a)           In the event of a proceeding involving a claim made by any third party that could result in a liability of Seller pursuant to Article 6.1 or an indemnification of Buyer by Seller pursuant to Article 9.1 (an Indemnified Claim), without prejudice to the validity of the third party claim or alleged claim in question, the Buyer shall allow, and shall procure that any of its Affiliates shall allow, Seller and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, and for such purpose the Buyer shall, and shall procure that its Affiliates shall, at Seller’s expense, give all such information, documentation and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents, books and records, as Seller or its accountants or professional advisers may reasonably request for such purposes during a period of not more than twenty (20) Business Days after the date on which Seller becomes aware of such claim or alleged claim; provided, however, that Seller and its agents shall not conduct such investigation in a manner that is materially disruptive to the ability of Buyer or its Affiliates to carry on its business.

(b)           Provided that (x) within thirty (30) Business Days after the date on which Seller becomes aware of such claim or alleged claim, Seller delivers a written notice to Buyer requesting that such claim be contested, (y) Seller acknowledges in such notice its responsibility for such claim if successful, on the basis of the facts presented by Buyer to Seller, and (z) Seller shall have agreed, subject to any applicable limitations in Article 6.1 and Article 11, to pay to the Buyer all costs and expenses that the Buyer incurs in connection with contesting such claim, including, without limitation, reasonable attorneys’ and other advisers’ and experts’ fees and disbursements, then:

(i)            no admission of liability shall be made by or on behalf of the Buyer or any member of its Affiliates and the claim shall not be compromised, disposed of or settled and no matter which may affect the outcome of any dispute or negotiation (including with any taxation authority) in relation to the claim shall be agreed, in each case without the prior written consent of Seller, not to be unreasonably withheld;

(ii)           Seller shall, at its own expense, take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, postpone, settle, compromise or contest such claim or liability or any adjudication in respect thereof (including, without limitation, making counterclaims or other claims against third parties) in the name and on behalf of the Buyer or any of the Buyer’s Affiliates concerned, and to conduct any related proceedings, negotiations or appeals; and

(iii)          the Buyer shall, and will procure that any relevant Affiliate shall, take all such action and give all such information, documentation and assistance, including access to premises and personnel, copies of any relevant correspondence and the right to examine and copy or photograph any assets, accounts, documents, books and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, postponing, settling, compromising or contesting any such claim, liability or adjudication as Seller or its professional advisers reasonably request, and Seller agrees to keep the Buyer fully informed as to the progress of any such claim and the defense thereof.

(c)           In the event any of the above conditions (x), (y) and (z) to Seller’s rights under paragraph (b) above is or becomes unsatisfied, (i) the Buyer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Indemnified Claim in any manner reasonably appropriate (and the Buyer need not consult with, or obtain any consent from, Seller in connection therewith), (ii) Seller will, subject to any applicable limitations in Article 6.1 and Article 11, reimburse the Buyer promptly and periodically for the costs of defending against such Indemnified Claim (including, without limitation, reasonable attorneys’ and other advisers’ and experts’ fees and disbursements), and (iii) Seller will, subject to any applicable limitations in Article 6.1 and Article 11, remain responsible for any losses the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Indemnified Claim.

(d)           Notwithstanding the provisions of this Article 6.1.5, the procedures provided for in Article 9.3 shall govern all claims relating to Taxes.

6.2          Remedies of Seller

The provisions of Article 6.1 shall apply mutatis mutandis with respect to any misrepresentation or breach of warranty by Buyer.

6.3          Exclusive Remedies

The remedies in this Article 6 for misrepresentations and breach of warranties pursuant to Article 5 and Schedules 5.1 and 5.2 shall be in lieu of, and not in addition to, the remedies provided for under statutory law and|or case law. Except for the remedies provided for in Article 9, which shall not be limited by this Article 6.3, all other remedies for misrepresentation or breach of warranty, including, but not limited to, the right to rescind this Agreement following the Closing Date, shall not apply and are hereby explicitly waived. In particular, and without limitation to the foregoing, the Parties hereto explicitly waive (i) any and all rights pursuant to articles 192 et seq. and 197 et seq. CO and any rights of similar nature, including article 97 et seq. CO, (ii) the right of contract rescission under article 205 CO, and (iii) the right to challenge the validity of this Agreement for fundamental error under article 23 et seq. CO.

7.             Conduct of Business between Signing and Closing

7.1          General

Unless otherwise provided herein or as set forth in Schedule 7.1, at all times from the date of this Agreement to the Closing Date, Seller shall procure that the TE Business continues to be operated as a going concern, in the ordinary course and consistent with prior practice.

7.2          Access to the TE Business

Subject to any constraints under applicable law, Seller shall procure that Buyer shall be given reasonable access during ordinary business hours after the date of this Agreement until the Closing Date to the management, legal and financial advisers and auditors and the documents of the TE Business, Seller and Seller’s Affiliates to the extent this is reasonably required for Buyer or its advisers in the context of this Agreement and the actions contemplated hereunder.

7.3          Restricted Actions

Unless specifically provided in this Agreement or as set forth in Schedule 7.1, Seller and its Affiliates shall not, and shall procure that the TE Business (including each TE Company and, for purposes of this clause, the Excluded Plants) shall not, without prior written consent of Buyer (or, if applicable laws, in particular merger control laws, do not so permit, without prior consultation of Buyer) do, or agree to do, any of the following from the date of this Agreement through to the Closing Date:

(a)           execute any contracts or enter into any negotiations with any third party that would materially inhibit or impair the consummation of the transactions contemplated under this Agreement;

(b)           do anything which is reasonably likely to have a Material Adverse Effect or to intentionally cause any of the representations and warranties set forth in Schedule 5.1 to be breached, untrue or inaccurate when given as of the Closing Date;

(c)           make any material change in the terms of employment of any director, officer or employee of the TE Business other than in accordance with existing agreements, collective bargaining arrangements or normal practice or enter into, make any material variation to or terminate any collective bargaining arrangements;

(d)           form, enter into, vary, terminate or withdraw from any material partnership, consortium, joint venture (including any joint venture to be entered into by the TE Business in India) or other incorporated association;

(e)           alter or amend the articles of incorporation or organizational regulations of, or any shareholders’ agreement or joint venture agreement relating to, the TE Companies other than as required by applicable law;

(f)            pay or pre-pay invoices or delay the payment of invoices other than consistent with prior business practice;

(g)           make any capital expenditures in an amount exceeding CHF 1 million individually or CHF 5 million in aggregate, except those expressly provided for in the TE Business Plan, in Article 8.5 and in Article 9.4.1.4, and no expenditures which are so provided for shall be withheld or delayed;

(h)           issue or create any obligation to issue, grant or sell any shares, equity-linked securities or other securities of any kind in any of the TE Companies;

(i)            increase or reduce or otherwise change the share capital or capital structure, or grant any option or conversion rights on the equity of any TE Company;

(j)            transfer any shares or other securities that are directly or indirectly held by any TE Company to a third party, transfer any shares in any TE Company to a third party, or transfer any assets material, individually or in the aggregate, to the TE Business to a third party, or agree to make any such transfer, other than in the ordinary course of business;

(k)           allow any registration of Intellectual Property Rights material to the TE Business to expire;

(l)            grant, create or allow to be created any Lien (excluding Permitted Liens) over any of the assets of the TE Companies or the TE Assets other than charges arising by operation of law;

(m)          borrow any money or incur any interest-bearing indebtedness or other liability owed to a third party in excess of CHF 1,000,000 per item or in any event in excess of CHF 10,000,000 in the aggregate or any indebtedness which provides for payment of penalties or repayment or prepayment or which is on terms which are of an onerous nature;

(n)           liquidate any TE Company or effect any material legal reorganization with respect to such TE Company except as required by mandatory laws;

(o)           initiate, discontinue or settle any litigation, arbitration, expert determination or other dispute resolution proceedings where the amount claimed together with any costs incurred or likely to be incurred exceeds CHF 1,500,000;

(p)           declare, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the TE Companies’ capital stock;

(q)           enter into, amend, modify or terminate or consent to the termination of any license, distribution and supply agreements or any Material Contracts, or amend, waive, modify, terminate or consent to the termination of any of the TE Companies’ rights thereunder, other than in the ordinary course of business or for purposes of the IT Service Agreement;

(r)            close, transfer, or grant an interest in, any Transferred TE Real Property, any other material property, installation or equipment used for the TE Business;

(s)           change the accounting procedures, principles or practices of the TE Business unless required under applicable law or regulations or in accordance with the ordinary course of business;

(t)            change, stop or otherwise materially modify projects which the TE Business has commenced to implement other than pursuant the High Level Implementation Plan and the TE Business Plan as at the date hereof or for purposes of the IT Service Agreement;

(u)           increase or reduce the number of employees engaged in any part of the TE Business to any material degree other than in accordance with the TE Business Plan and the High Level Implementation Plan;

(v)           cancel, suspend or cease to pay premiums in respect of any policy of insurance which is in effect at the date hereof in relation to the TE Business, or fail to maintain in force any insurance coverage which it would be reasonable and prudent to maintain in relation to the TE Business; or

(w)          give or agree to give any guarantee, indemnity or other support in respect of the obligations or liabilities of any other Person.

Notwithstanding anything to the contrary in this Article 7.3 or any other provision in this Agreement, Seller shall have the right to use cash and cash equivalents held by Panyu, Shenzhen and Qingdao, respectively, to repay any of the respective third party debt owed by such TE Companies.

7.4          Additional Actions

7.4.1       Certain Covenants of Seller

(a)           During the period between the date of this Agreement and the Closing Date, Seller shall use its best efforts, and shall cause its Affiliates to use best efforts, to take all actions necessary so that, on the Closing Date, the TE Business and each of the TE Companies shall be in full compliance with (i) the Relevant Rules of each jurisdiction to which the TE Business is subject as of the Closing Date (including, without limitation, the laws of all jurisdictions in which products of the TE Business are sold and distributed), and (ii) the Applicable U.S. Laws (collectively, the Relevant Compliance Rules).

(b)           In relation to the subject matter covered by this Article 7.4.1, Seller shall, during the period between the date of this Agreement and the Closing Date, provide Buyer with (i) all information reasonably requested by Buyer (including photocopies or other written information) relating to the operation of the TE Business prior to the Closing Date, including (without limitation), with respect to, in each case in relation to the TE Business, (x) Seller’s financial records with regard to any corporate compliance matters, (y) Seller’s internal corporate compliance procedures, and (z) correspondence with, and other record relating to or from, any governmental authority or any internal or external auditor, (ii) information relating to Seller’s performance of its covenants under Article 7.4.1(a), and (iii) copies (and English translations) of all agency, marketing or distribution agreements (and any related side agreements) relating to the TE Business, including such agreements or amendments to existing agreements (and any related side letters) entered into by Seller or its Affiliates since January 1, 2005 and prior to the date of the Agreement (all of such agency, marketing and distribution agreements being listed in Schedule 7.4.1(b) and collectively referred to herein as the Disclosed Agency Agreements).

(c)           During the period between the date of this Agreement and the Closing Date, Seller shall accelerate its group-wide code of conduct compliance program with a specific focus on the TE Business to reinforce the implementation of such program.

7.4.2       Additional Actions by the Parties

(a)           Promptly upon the execution of this Agreement, Buyer shall continue its review of the Disclosed Agency Agreements, and shall, no later than April 15, 2006, notify Seller of any of such Disclosed Agency Agreements that Buyer reasonably believes may not fully comply with the Relevant Compliance Rules. All Disclosed Agency Agreements that are not specifically identified in such notice as not complying with the Relevant Compliance Rules shall be deemed as compliant unless Buyer identifies new information prior to the Closing Date relating to such Disclosed Agency Agreements that causes Buyer, acting reasonably, to reconsider its initial determination that such agreements were compliant. In addition, during the time period between the signing of this Agreement and the Closing Date, Buyer and Seller shall cooperate to review any new agreements proposed to be entered into by Seller in order to comply with its obligations under Article 7.4.1(a) (the New Agency Agreements). As soon as reasonably practicable, Buyer, from time to time, shall notify Seller of whether Buyer reasonably believes that any proposed New Agency Agreement does not fully comply with the Relevant Compliance Rules. Buyer shall also regularly discuss with Seller its views with respect to actions required in order to ensure that each non-compliant Disclosed Agency Agreement or New Agency Agreement (each, a Non-Compliant Agreement) fully complies with the Relevant Compliance Rules.

(b)           In the event that Buyer notifies Seller of any Non-Compliant Agreements pursuant to paragraph (a), Seller shall, or cause its Affiliates to, use commercially reasonable best efforts to renegotiate, modify or take any other action requested by Buyer with respect to such Non-Compliant Agreement in order to ensure that such agreement (i) fully complies with the Relevant Compliance Rules and (ii) is consistent with Buyer’s reasonable views regarding the measures to be taken to be compliant with the Relevant Compliance Rules. Seller agrees to keep the Buyer informed as to the progress of its efforts and to regularly update the Buyer on the progress of the satisfaction of its obligations under the preceding sentence.

(c)           At least ten (10) Business Days prior to the Closing Date, Buyer shall provide Seller with (i) a written notice of whether, in Buyer’s reasonable discretion, any of the Non-

Compliant Agreements is not, and will not be, as of the Closing Date, in full compliance with the Relevant Compliance Rules (such agreements being referred to herein as the Designated TE Assets), (ii) a list of such Designated TE Assets, and (iii) with respect to each of the Designated TE Assets, a letter from a reputable law firm in the relevant jurisdiction providing such firm’s view that the Designated TE Assets fail to comply with the Relevant Compliance Rules. The Designated TE Assets shall become Excluded Assets pursuant to this Agreement and shall not be conveyed by Seller to Buyer at or after Closing. Provided that Closing occurs, any Non-Compliant Agreements (or the part relating to the TE Business) shall be terminated by Seller as promptly as reasonably possible following the Closing Date at no cost or other liability for Buyer.

(d)           Both of the Parties acknowledge that the actions taken in good faith pursuant to Articles 7.4.1 and 7.4.2 (collectively, the Compliance Actions) may have a commercial impact on the TE Business. Both of the Parties further acknowledge and agree that the Purchase Price fully reflects any impact the Compliance Actions by Seller may have, including, without limitation, any negative impact on the sales revenue of the TE Business. It is therefore agreed and understood that, with the exception of Buyer’s right to designate Non-Compliant Agreements as Designated TE Assets in accordance with subparagraph (c) hereof, neither Buyer nor any of its Affiliates shall have any remedy under this Agreement or otherwise, whether based on a breach of a covenant, representation or warranty or a claim for indemnification, for damages, to obtain any other reimbursement or restitution, in respect of such commercial impact of the Compliance Actions, including, without limitation, any negative impact on the sales revenue of the TE Business.

7.4.3       Internal Controls

Seller shall, during the period between the date of this Agreement and the Closing Date, provide Buyer with copies of all correspondence or other written information received by Seller or its Affiliates from internal or external auditors or employees identifying or otherwise specifically referencing any ineffectiveness of internal controls over financial reporting relating to all or any portion of the TE Business or any TE Company during the period from January 1, 2005 through the Closing Date, including any notice or communication regarding the existence of a “material weakness”, “significant deficiency” or “reportable condition” (each within the meaning of U.S. GAAP), or any similar condition that is reportable under the generally accepted accounting principles in the jurisdictions relevant to the TE Companies.

8.             Separation | Shape I, II and III

8.1          General Principles Applicable to Separation

(a)           The Parties shall use their commercially reasonable best efforts to separate, in cooperation with each other, the TE Business from the Asset Seller Companies in accordance with the principles reflected in the Carve-out Book, each attached hereto as Schedule 8.1(a), such principles to be continuously reassessed and, if necessary, amended by mutual written agreement of the Parties and to be reflected in the High Level Implementation Plan, a draft of which is attached hereto as Schedule 8.1(a).

(b)           The Parties agree, to the extent that any of the items to be effected by the Closing Date under the High Level Implementation Plan has not been carried out at the Closing Date, and the conditions to Closing are satisfied or waived, and Closing (subject to further Local Closings) occurs, to continue to cooperate and transfer any such outstanding item(s) as soon as reasonably practicable after the Closing Date.

8.2          Separation and Know How

The Parties acknowledge that it may be difficult for the various Persons involved to distinguish clearly between Transferred TE Know How and other Know How retained by the Ciba Group. Seller undertakes not to, and to cause its Affiliates not to, make any claims against Buyer or any of its Affiliates based on the use by Buyer or any of its Affiliates (other than in the businesses of the Ciba Group as of the Closing Date) of any of the Ciba Group’s Know How (including chemical documentation) other than the Transferred TE Know How to the extent that such Know How was available to or within the TE Business at the Closing Date or at any time before the Closing Date. Buyer undertakes not to, and to cause its Affiliates not to, make any claims against Seller or any of its Affiliates based on the use by Seller or any of its Affiliates other than in the Textile Franchise of any of the Transferred TE Know How (including TE Chemical Documentation) to the extent that such Know How was available to the Ciba Group (but excluding, for the avoidance of doubt, the TE Business) at the Closing Date.

8.3          Separation Costs

(a)           Unless otherwise stated in this Agreement, including, but not limited to, Article 8.3(b) below, all costs, whether internal or external, relating to the obligations to separate from the Ciba Group, and thereupon to transfer to Buyer or its designated Affiliates, the TE Assets, the Transferring Employees and the Assumed TE Liabilities, and to retain the Excluded Liabilities, including the costs relating to the preparation of the transfer of such assets, employees, contracts and liabilities to Buyer or its designated Affiliates, shall be borne by Seller. All costs, whether internal or external, relating to receiving the TE Assets, the Transferring Employees and Assumed TE Liabilities and the subsequent integration of such assets, employees, contracts and liabilities into Buyer and|or any of its Affiliates shall be borne by Buyer, unless otherwise stated in this Agreement.

(b)           The allocation of all costs of cloning, separation, transfer and use of the IT applications (including related data, hardware, software and contracts) of the TE Business shall be governed by the IT Service Agreement set forth in Schedule 8.3(b).

8.4          Transitional Agreements | Excluded Plant Lease Agreements | Termination of Intra-Group Agreements

(a)           The Parties acknowledge that even after full implementation of all of the steps set forth in the Carve-out Book and the High Level Implementation Plan, as amended, through to the Closing Date, the TE Business will, for a transitional period of time, continue to be dependent on certain services and supplies to be provided by Seller or its Affiliates for it to be fully operable. For this purpose, Seller and Buyer will or will cause their respective Affiliates to, with effect as from the Closing Date, enter into the ancillary agreements described in Schedule 8.4(a) (the TE Ancillary Agreements), for a period of time and at terms and conditions substantially in accordance with the respective term sheets for such TE Ancillary Agreements attached hereto as Schedule 8.4(a).

(b)           To the extent Buyer or its designated Affiliates, in accordance with Article 2.2, acquire(s) assets and contract(s) (other than Know How or Patents) which are primarily related to the TE Business, Buyer and Seller will or will cause their respective Affiliates to, with effect as from the Closing Date, enter into the ancillary agreements that are necessary for the Ciba Group to ensure continuation of its business as conducted immediately prior to the Closing Date (such agreements the Ciba Ancillary Agreements, and together with the TE Ancillary Agreements and the Excluded Plant Lease Agreements (as defined below), the Ancillary Agreements), all as described in Schedule 8.4(b), for a period of time and at terms and conditions substantially in accordance with the respective term sheets for such Ciba Ancillary Agreements attached hereto as Schedule 8.4(b).

(c)           With effect as from the Closing Date, the Parties shall enter into lease agreements governing the Excluded Plants (the Excluded Plant Lease Agreements), at terms and conditions substantially in accordance with those set forth in Schedule 8.4(c).

(d)           The Parties hereby agree to negotiate in good faith and in an expedient manner, following the date hereof, final forms of the Ancillary Agreements that are consistent with the terms and conditions set forth in the term sheets attached hereto as

Schedules 8.4(b) and 8.4(c) with respect to each of the Ancillary Agreements for execution by the Parties, or their designated Affiliates, on the Closing Date.

(e)           Buyer acknowledges that, upon effectiveness of the Ancillary Agreements, any service, supply or manufacturing agreement entered into by Seller or any of its Affiliates and any business unit being part of the TE Business prior to such effective date shall cease to be effective and be replaced in its entirety by the terms and conditions of such Ancillary Agreements.

8.5          Shape I, Shape II and Shape III

(a)           Any restructuring charges and cash-outs relating to the restructuring actions under Shape I, Shape II and Shape III, each as and to the extent identified in Schedule 8.5(a), shall be borne by Seller and shall not be considered Approved Restructuring Costs as hereinafter defined. The Parties understand and agree that any severance payments payable to any of the Transferring Employees, and any associated pension costs or liabilities, as a result of restructuring actions under Shape I, Shape II and Shape III, each as and to the extent identified in Schedule 8.5(a), shall be borne by Seller, regardless of whether such severance payments become payable on, before or after the Closing Date (all such costs to be borne by Seller under this Article 8.5(a) being collectively referred to herein as the Retained Shape Costs). If, and to the extent, Buyer or any of its Affiliates, including the TE Companies, pay(s), after the Closing Date, any of the Retained Shape Costs, Seller shall reimburse Buyer for such payments, plus interest at the rate specified in Article 12.3(a) from the date of Buyer’s payment to the date of Seller’s reimbursement, within ten (10) Business Days after any such payment by Buyer, by wire transfer of immediately available funds to an account designated by Buyer, with value as of the same date as such payments are made by Buyer, such payment being equal to the gross amount of such payments including, for the avoidance of doubt, the employer social security contributions. In relation to the restructuring charges and cash-outs made by Seller in implementation of the restructuring actions under Shape I, Shape II and Shape III, each as and to the extent identified in Schedule 8.5(a), Seller shall provide Buyer such supporting information as Buyer may reasonably request in order for Buyer to be able to verify that Seller has satisfied its obligation hereunder.

(b)           Promptly following the date of this Agreement, subject to applicable competition laws, Seller and Buyer shall meet and discuss proposals on the scope and cost of (i) the restructuring actions under Shape III (other than those identified in Schedule 8.5(a)) or (ii) other restructuring actions that, in the case of either (i) or (ii), the Parties mutually agree should be implemented and paid for by the Seller after the date of this Agreement and prior to the Closing Date (the Additional Restructuring Actions). The Parties shall discuss such proposals in good faith with a view to agreeing the timetable for the scope and implementation of such Additional Restructuring Actions; provided, however, that Seller shall only expend costs with respect to the Additional Restructuring Actions upon the mutual written agreement of the Parties regarding the specific amount and timing of the expenditure of such costs (the Approved Restructuring Costs). If, however, the Parties do not agree on the timing and expenditure of such costs, no costs on Additional Restructuring Actions shall be expended by Seller prior to Closing and there shall be no reduction in the Restructuring Deduction. Except for the implementation of the Additional Restructuring Actions as mutually agreed between the Parties pursuant to this Article 8.5(b), it shall be agreed and understood that any restructuring actions under Shape III (other than those identified in Schedule 8.5(a)) shall, subject to the Restructuring Deduction, be the full responsibility of Buyer.

(c)           Without prejudice to the allocation of the Retained Shape Costs pursuant to Article 8.5(a), any Approved Restructuring Costs that, in accordance with Article 8.5(b), the Parties mutually agree are to be implemented after the date of this Agreement and prior to the Closing Date shall be paid by Seller and, to the extent actually paid by Seller prior to the Closing Date, shall reduce the Restructuring Deduction.

(d)           During the time period between the signing of this Agreement and the Closing Date, Seller shall keep Buyer reasonably informed of all Approved Restructuring Costs paid in connection with the Additional Restructuring Actions. At least ten (10) Business days prior to the Closing Date, Seller shall provide Buyer with a written statement setting forth detailed financial information regarding the amount of Approved Restructuring Costs actually paid by the Seller, together with such supporting documentation as Buyer shall reasonably request.

9.             Indemnities

9.1          Indemnification by Seller

Effective upon Closing, Seller hereby agrees to indemnify Buyer and its Affiliates for, and hold each of them harmless against, any and all claims, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees) resulting from, arising out of or otherwise relating in any way to the Excluded Liabilities.

9.2          Indemnification by Buyer

Effective upon Closing, Buyer hereby agrees to indemnify Seller and its Affiliates for, and hold each of them harmless against, any and all claims, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees) resulting from, arising out of or otherwise relating in any way to the Assumed TE Liabilities.

9.3          Tax

(a)           Except for Taxes reflected in Net Working Capital and Net Debt and thus subject to the adjustments set forth in Article 2.5 and except as specifically provided for in Articles 12.1.1, 12.1.2 and 12.1.3, Seller shall be responsible for and pay, and indemnify Buyer and any of its Affiliates for, and hold each of them harmless against, all Taxes with respect to the TE Companies and the Transferred TE Assets for any period up to and including the Closing Date, including, but not limited to:

(i)            any liability for Taxes arising out of any act, omission, event or transaction occurring during any period up to and including the Closing Date;

(ii)           any liability for, or entitlement to refunds and credits of, Taxes arising by reference to capital, equity, income, profits or gains earned, accrued or received during any period up to and including the Closing Date;

(iii)          any liability for Taxes of another Person resulting from being included in any consolidated, combined or group Tax Return during any period prior to or including the Closing Date; and

(iv)          any liabilities for Taxes for which Seller is responsible pursuant to Article 12.1.2.

(all of such liabilities being collectively referred to as the Retained Tax Liabilities).

(b)           Buyer shall be responsible for and pay, and indemnify Seller and any of its Affiliates for, and hold each of them harmless against, (i) all Taxes with respect to the TE Companies and the Transferred TE Assets for any period after the Closing Date, including, but not limited to, all Taxes payable as a result of any transaction outside of the ordinary course of business occurring after the Closing Date and (ii) all Taxes in connection with the transactions contemplated under this Agreement, if and to the extent such taxes have been allocated to the Buyer pursuant to Article 12.1.2.

(c)           Except for refunds reflected in Net Working Capital and thus subject to the adjustments set forth in Article 2.5, Seller shall be entitled to, and Buyer shall (in the event of misdirection) reimburse Seller for, all refunds and credits of all Taxes with respect to the TE Companies and the Transferred TE Assets for which Seller is responsible under this Agreement.

(d)           Buyer shall be entitled to, and Seller shall (in the event of misdirection) reimburse

Buyer for, all refunds and credits of all Taxes with respect to the TE Companies and the Transferred TE Assets for which Buyer is responsible under this Agreement.

(e)           If any tax audit proceedings are announced or a claim (an Indemnified Tax Claim) is made by any taxing authority that, if successful, would result in the indemnification of Buyer by Seller, Buyer shall promptly, but in no event later than fifteen (15) days after receipt of notice from the taxing authority of such Indemnified Tax Claim, notify Seller in writing of such fact; provided, however, that the failure to provide such notice within such fifteen (15)-day period shall not relieve Seller of its obligations hereunder. Buyer shall take such reasonable action (including entering into a settlement) in connection with any proceeding involving an Indemnified Tax Claim as Seller shall reasonably request in writing from time to time; provided that (i) within thirty (30) days after the notice required by this Article 9.3(e) has been delivered (or such earlier due date for any response within an audit procedure or any payment of Taxes with respect to such Indemnified Tax Claim), Seller requests that such Indemnified Tax Claim be contested, (ii) Seller acknowledges in writing its responsibility for such Indemnified Tax Claim, (iii) Seller shall have agreed to pay to Buyer all costs and expenses that Buyer incurs in connection with contesting such Indemnified Tax Claim, including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements, and (iv) Seller acknowledges its responsibility for an increase of the amount of Taxes payable by Buyer or any TE Company for any period for which Seller is not otherwise obligated to indemnify Buyer. In the event any of the above conditions are or become unsatisfied (A) Buyer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Indemnified Tax Claim in any manner reasonably appropriate (and Buyer need not consult with, or obtain any consent from, Seller in connection therewith), (B) Seller will reimburse Buyer promptly and periodically for the costs of defending against such Indemnified Tax Claim (including attorneys’ fees and expenses), and (C) Seller will remain responsible for any losses Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Indemnified Tax Claim. Buyer shall not make any payment of an Indemnified Tax Claim for at least thirty (30) days (or such shorter period as may be required by applicable law) after the giving of the notice required by this Article 9.3(e) with respect to such claim, shall give to Seller any information requested related to such claim, and otherwise shall cooperate with Seller in order to contest effectively any such claim.

9.4                               Environment

9.4.1                     Identified Sites

9.4.1.1           Environmental Investigations

(a)                                  Up to the Closing Date, Seller and Buyer shall jointly mandate a Person to be agreed upon (the Environmental Expert) to carry out the environmental investigations (the Environmental Investigations) at the sites specified in Schedule 9.4.1.1 (the Identified Sites) necessary to establish zero baseline situation reports (the Baseline Reports) and determine therein Material Contamination, if any, of the Identified Sites with Dangerous Substances that can reasonably be determined to exist as of the Closing Date at such sites. All such Material Contamination identified in such Baseline Reports, together with any other Material Contamination existing at an Identified Site or emanating or released therefrom prior to the Closing Date, is hereinafter referred to as Material Existing Contamination. Data collected after the Closing Date shall not be included in the Baseline Reports unless the Parties agree otherwise. The scope of the Environmental Investigations shall be determined by Buyer in cooperation with Seller, including appropriate quality assurance|quality control requirements; it being understood that the Parties anticipate that with respect to the Identified Sites set forth in section A of Schedule 9.4.1.1 “phase 2 investigations” (with sampling) will be carried out, and with respect to the Identified Sites set forth in section B of Schedule 9.4.1.1 “phase 1 studies” (without sampling) will be carried out. Factual data gathered by the Environmental Expert which meets such quality assurance/quality control requirements shall be accepted by the Parties as evidence of the condition of the Identified Sites at the time the data was collected; provided, however, that nothing in this subparagraph 9.4.1.1 shall be interpreted as precluding the admission/consideration of any additional relevant and material evidence regarding Material Existing Contamination.

(b)                                 The costs and expenses incurred for the Environmental Investigations, including restoration of each Identified Site to its condition prior to the commencement of the Environmental Investigations in the event this Agreement is not consummated for any reason, shall be equally shared between Seller and Buyer. Seller and Buyer shall each have the right to be present at all times during the Environmental Investigations.

(c)                                  All information obtained from the Environmental Investigations (i) shall be provided to both Seller and Buyer, (ii) shall be kept confidential by Seller and Buyer pursuant to Article 13.7 and (iii) shall not be provided to any Person other than the Parties hereto, except as otherwise permitted under Article 13.7. In the event that the Environmental Investigations identify conditions at any of the Identified Sites that in the opinion of the Environmental Expert or Buyer may require notice to a governmental authority prior to the Closing Date, Seller shall be exclusively responsible for such notice.

9.4.1.2           Seller’s Liability for Material Existing Contamination

(a)                                 Seller shall, subject to the terms of this Article 9.4.1.2, be liable to Buyer for the costs and expenses of the remedial actions (the Covered Remedial Actions) incurred at any time following the Closing Date, subject to Article 9.4.7, in connection with the Material Existing Contamination, if the remedial actions are required to comply with Environmental Laws as applicable and in force on or any time following the Closing Date, where either (x) governmental authorities require such remedial action, or (y) Buyer has reasonable grounds to believe, after providing notice to and considering the comments of Seller, that such remedial actions are necessary to protect the health and safety of exposed or affected persons or to prevent environmental harm prohibited by Environmental Laws.

(b)           The following procedures shall apply to the Covered Remedial Actions:

(i)                                     the Covered Remedial Actions shall (x) not establish compliance or cleanup standards beyond what is legally required under Environmental Laws applicable and in force on or any time following the Closing Date, as lawfully interpreted by the competent governmental or judicial authority, or, in the absence of clearly applicable standards, beyond what is reasonably necessary to protect the health and safety of exposed or affected persons or to prevent environmental harm prohibited by Environmental Laws; (y) be cost effective, taking into account the ongoing operation of (and operational limitations of) the affected facility; and (z) be reasonably proportional to the effects of the Material Existing Contaminations, consistent with the legal and other requirements referenced in clause (x) above;

(ii)                                  with respect to Covered Remedial Actions, Seller and Buyer shall consult with each other in good faith and generally conduct themselves in a commercially reasonable manner and in particular comply with the following:

(1)           any Covered Remedial Action to be conducted shall be commenced according to an action plan established by Buyer in accordance with any applicable Environmental Laws (the Remedial Action Plan); the Remedial Action Plan shall identify the planned measures and contain a good faith estimate of the costs to be incurred. Seller shall have the right to review and comment on such Remedial Action Plan before its implementation and to propose changes to the Remedial Action Plan or specific measures provided for therein. Buyer shall take reasonable account of Seller’s comments and proposals in relation thereto;

(2)           Buyer shall give Seller the opportunity to be involved in determining the method and scope of any Covered Remedial Action; provided, however, that any such involvement shall not prevent the Covered Remedial Action from being implemented in accordance with Article 9.4.1.2(b)(i) and in compliance with the Environmental Laws applicable in the respective jurisdiction;

(3)           Buyer shall give Seller reasonable opportunity, by giving reasonable prior written notice, to attend and participate in any material meetings or conference calls with the competent authorities with respect to the Covered Remedial Actions;

(4)           Buyer shall provide Seller with copies of all reports, correspondence, analytical results and other relevant documentation with respect to the Covered Remedial Actions; and

(5)           Buyer shall provide Seller a reasonable opportunity of at least twenty-five (25) Business Days (unless exigent circumstances otherwise require) to review and comment on drafts of any Remedial Action Plan or other material submission to governmental authorities or third parties with respect to the Covered Remedial Actions. Buyer shall take reasonable account of Seller’s comments in relation thereto;

(iii)                               subject to the reimbursement of costs and expenses pursuant to the allocations set forth herein, Buyer shall have the right and obligation, after reasonable consultation with Seller and without prejudice to its other rights or obligations hereunder, to take such action as is reasonably necessary to respond to actual or threatened emergencies at or affecting the Identified Sites.

(c)                                 Upon any change in use of any Identified Site of the TE Business, or divestiture by Buyer of any Identified Site or any asset related thereto to a third party (including an Affiliate of Buyer), Seller’s liability under this Article 9.4.1.2 shall only continue to the extent such change or divestiture does not materially adversely affect Seller’s position under this Article 9.4.1.2. To the extent of such adverse effect on Seller’s position under this Article 9.4.1.2, Seller’s liability hereunder relating to the Identified Site shall cease to be effective and Buyer shall indemnify Seller and each of its Affiliates for, and hold each of them harmless against, any liability resulting thereof.

(d)                                In no event shall Seller be liable for costs and expenses for remedial actions to the extent such actions are required by more stringent standards under the Environmental Laws as in force at the Closing Date which become applicable only as a result of a change in use of any Identified Site by Buyer or any of its Affiliates, including, as from the Closing Date, the TE Companies, to a use substantially different from that of the TE Business as conducted at the Closing Date.

(e)                                 Buyer shall not, and shall cause its Affiliates, including the TE Companies, not to, conduct, authorize or suffer any testing, sampling, probing, removal, excavation, digging, plowing or other disturbance of soil or any subsurface media located at or under the Identified Sites, except (i) with the prior written approval of Seller (which may not be unreasonably withheld, conditioned or delayed), (ii) to the extent reasonably necessary for or incidental to any construction, expansion, demolition or refurbishment works at any of the Identified Sites, (iii) to the extent reasonably necessary for or incidental to the proper operation of the TE Business, or (iv) to the extent reasonably necessary to comply with any applicable laws.

9.4.2                     Leased Sites

Article 9.4.1 shall apply mutatis mutandis with respect to the sites specified in Schedule 9.4.2 (the Leased Sites); it being understood that the Parties anticipate that with respect to the Leased Sites set forth in section A of Schedule 9.4.2 “phase 2 investigations” (with sampling) will be carried out, and with respect to the Leased Sites set forth in section B of Schedule 9.4.2 “phase 1 studies” (without sampling) will be carried out; provided, however, that for purposes of this Article 9.4.2:

(a)                                  notwithstanding the mutual consultation obligations pursuant to Article 9.4.1.2(b)(ii), it shall be agreed that Seller shall have full responsibility in determining the method and scope of the Covered Remedial Actions, maintain all communications and contacts with relevant agencies with respect to the Covered Remedial Actions, prepare and make all submissions and determine the positions to be taken with and in respect of all such relevant agencies, contract for, oversee, and pay for all activities in respect of the Covered Remedial Actions, contest or not contest agency actions, and conduct and defend all litigation relating to the Covered Remedial Actions. In particular, Seller shall comply with the following:

(i)                                     any Covered Remedial Action to be conducted shall be commenced according to a Remedial Action Plan prepared by Seller. Buyer shall have the right to review and comment on such Remedial Action Plan before its implementation and to propose changes to the Remedial Action Plan on specific measures provided for therein. Seller shall take reasonable account of Buyer’s comments and proposals in relation thereto;

(ii)                                  Seller shall give Buyer the opportunity to be involved in determining the method and scope of any Covered Remedial Action; provided, however, that any such involvement shall not prevent the Covered Remedial Action from being implemented in compliance with the Environmental Laws applicable in the respective jurisdiction;

(iii)                               Seller shall give Buyer reasonable opportunity, by giving reasonable prior written notice, to attend and participate in any material meetings or conference calls with the competent authorities with respect to the Covered Remedial Actions;

(iv)                              Seller shall provide Buyer with copies of all reports, correspondence, analytical results and other relevant documentation with respect to the Covered Remedial Actions; and

(v)                                 Seller shall provide Buyer a reasonable opportunity of at least twenty-five (25) Business Days (unless exigent circumstances otherwise require) to review and comment on drafts of any Remedial Action Plan or other material submission to governmental authorities or third parties with respect to the Covered Remedial Actions. Seller shall take reasonable account of Buyer’s comments in relation thereto;

(b)                                 subject to the reimbursement of costs and expenses pursuant to the allocations set forth herein, Seller shall have the right and obligation, after reasonable consultation with Buyer and without prejudice to its other rights or obligations hereunder, to take such action as is reasonably necessary to respond to actual or threatened emergencies at or affecting the Leased Sites;

(c)                                  Buyer shall, and shall cause any of its Affiliates, including, after the Closing Date, the TE Companies to grant reasonable access to Seller, any of its Affiliates and its representatives, employees, agents and contractors to enter upon the Leased Sites and any building and improvement thereon for purposes of conducting the Covered Remedial Actions. Seller shall use its commercially reasonable best efforts to minimize disruption to the business activities of Buyer or any of its Affiliates in the course of performing the Covered Remedial Actions; and

(d)                                 reasonably prior to the expiration of the lease in respect of any of the Leased Sites, Seller and Buyer shall jointly mandate the Environmental Expert to carry out environmental investigations at the respective Leased Site as necessary to establish Baseline Reports and determine therein Material Contamination, if any, of the respective Leased Site with Dangerous Substances that can reasonably be determined to have been caused by Buyer between the Closing Date and the date on which Buyer discontinues its operation at the respective Leased Site (the Lease End Date). All such Material Contamination identified in such Baseline Reports, together with any other Material Contamination caused by Buyer between the Closing Date and the Lease End Date, shall be considered Buyer Material Existing Contamination for purposes of this Article 9.4.2. Data collected after the Lease End Date shall not be included in the Baseline Reports unless the Parties agree otherwise. The scope of the Environmental Investigations shall be determined by Seller in cooperation with Buyer, including appropriate quality assurance|quality control requirements. Factual data gathered by the Environmental Expert which meets such quality assurance|quality control requirements shall be accepted by the Parties as evidence of the condition of the respective Leased Site at the time the data was collected; provided, however, that nothing in this subparagraph (d) shall be interpreted as precluding the admission/consideration of any additional relevant and material evidence regarding Buyer Material Existing Contamination. Buyer shall, subject to the terms of this Article 9.4.2, be liable to Seller for the costs and expenses of the remedial actions incurred at any time following the Lease End Date in connection with the Buyer Material Existing Contamination, to the extent provided in the Excluded Plant Lease Agreements.

9.4.3                     HF Site

Seller shall undertake and complete the following at its own cost (unless specified otherwise herein):

(a)                                  an upgrade of the buildings at the Basel Site (Klybeck) to comply with all earthquake protection requirements, as agreed with or ordered by the authorities (Gesundheitsdepartement Basel-Stadt|Kontrollstelle für Chemie und Biosicherheit) to whom Seller has submitted the proposal attached hereto as Schedule 9.4.3(a). This upgrade shall be completed within the timeframe ordered by or agreed with the competent authorities. With respect to aforementioned earthquake protection requirements and the procedures to be observed in relation thereto, Article 9.4.2(b) shall apply mutatis mutandis;

(b)                                 an updated risk assessment of the production unit relating to hydrogen fluoride in buildings K-90 and K- 650 and related or potentially affected buildings, operations, equipment and storage facilities (the HF Site), using the Dutch risk management framework and requirements. The risk assessment will be completed in accordance with such reasonable protocol and procedures as Buyer may specify (it being understood that such protocols and procedures shall not be more stringent than the protocols and procedures Buyer would apply under its own risk and safety standards and shall not include any measures designed to optimize production at the HF Site) and will address all known and reasonably foreseeable risks to life, property and the environment that may arise from operations, accidents, fires, explosions and natural disasters (including, without limitation, earthquakes), at, affecting or emanating from the HF Site, including reasonably foreseeable risks to pending or proposed uses on adjacent or nearby properties, such as the Tivona project. Seller shall undertake its commercially reasonable best efforts to have this risk assessment completed prior to Closing and submitted both to Buyer and the authorities (Gesundheitsdepartement Basel-Stadt|Kontrollstelle für Chemie und Biosicherheit). The costs for the risk assessment will be shared equally between Seller and Buyer;

(c)                                  utilizing the results of the risk assessment referred to in Article 9.4.3(b), Seller shall, with the prior written approval of Buyer and following prior consultation with the relevant authorities: (i) take all actions necessary to bring the risks presented by the HF Site within “tolerable” limits in accordance with the Dutch risk management framework and requirements (it being understood that with respect to requirements specifically designed to addressing risks resulting from pending or proposed uses on adjacent or nearby properties, such as the Tivona project, Seller shall only be required to take the respective actions if, within the general timeframe ordered by or agreed with the competent authorities within which the actions to be undertaken hereunder are to be undertaken, such pending or proposed use is reasonably certain to be implemented), and (ii) take all such further steps as may be necessary to satisfy any additional requirements imposed by the aforementioned authorities as a result of such risk assessment (together the Risk Management Actions). Any necessary governmental authorizations shall be obtained by Seller. Where the Risk Management Actions involve work on the HF Site, Seller and Buyer shall coordinate to minimize the impact of the work on ongoing operations and assure the safety of all workers. Seller shall undertake its commercially reasonable best efforts to undertake all actions to be undertaken hereunder within the timeframe ordered by or agreed with the competent authorities;

(d)                                 for avoidance of doubt, it is the intention of the Parties that Seller should bear all costs necessary to address the risk management issues described in clauses (a) through (c) above. Should the authorities require any actions of Buyer in order to ensure compliance of the HF Site with all applicable regulations regarding earthquake protection (based on clause (c) above) or protection against other risks (based on the updated risk assessment referred to in clauses (b) and (c) above), Seller shall indemnify Buyer for all costs incurred by Buyer in undertaking such actions.

9.4.4                     Seller’s Liability for Off-Site Releases

Seller shall indemnify and hold harmless Buyer, and Buyer’s Affiliates, officers, agents and employees, against and from all claims, liabilities, losses and expenses suffered or incurred at any time arising from or in connection with any release, prior to the Closing Date, by or from any part of the TE Business at any location other than Identified Sites, of any Dangerous Substance into the environment. For avoidance of doubt, Seller’s liability to Buyer for the costs and expenses of remedial actions relating to Identified Sites and Leased Sites shall be exclusively governed by Articles 9.4.1.2 and 9.4.2, respectively.

9.4.5                     Seller’s Liability for Non-compliance

(a)                                  Subject to the limitations in this Article 9.4.5, Seller shall indemnify and hold harmless Buyer, and Buyer’s Affiliates, officers, agents and employees, against and from all claims, liabilities, losses and expenses suffered or incurred at any time as a result of the failure by any part of the TE Business, as of the Closing Date, to hold or be able to comply with the terms of any environmental legal obligation, consent, permit, authorization or license required for the ownership, operation or conduct of such part of the TE Business. Should any such environmental compliance issue exist in relation to any site and, prior to Closing, be disclosed in writing by Seller to Buyer, Seller shall only be liable for indemnifying Buyer for any losses and expenses suffered or incurred as a result of such non-compliance that are in excess of CHF 100,000 at that particular site.

(b)                                 In the event of failure by any part of the TE Business, as of the Closing Date, to hold or be able to comply with the terms of any environmental legal obligation, consent, permit, authorization or license required for the ownership, operation or conduct of such part of the TE Business, which was not disclosed in writing by Seller to Buyer prior to the Closing, Buyer shall immediately inform Seller of such failure, and in respect of the actions to be undertaken by Buyer to establish compliance, the procedures set forth in Article 9.4.1.2(b) shall apply mutatis mutandis. In no event shall Seller be liable for indemnifying Buyer for any increased costs or expenses incurred by Buyer as a direct consequence of Buyer’s failure to provide Seller with sufficient time to exercise its rights under Article 9.4.1.2(b).

9.4.6                     Insurance

Buyer acknowledges and agrees that, as of the Closing Date, the TE Business will not be insured under any insurance policies maintained by Seller or any of its Affiliates, except (i) in the case of claims made policies (including those relating to the health, life or property of any personnel), to the extent that a claim has been reported prior to the Closing Date and relates to the TE Business and (ii) as otherwise agreed to in writing by the Parties. From and after the Closing Date, Seller shall have no obligation of any kind to maintain any form of insurance covering the TE Business; provided, however, that Seller shall reasonably cooperate with Buyer to permit the TE Business to have the benefit of reasonable uninterrupted insurance coverage.

9.4.7                     Environmental Liability of the Parties

(a)                                  Buyer shall reimburse Seller any amount paid by Seller, following the Closing Date, to third parties or governmental authorities in respect of the TE Business which are in excess of the liability of Seller allocated under this Article 9.4; provided, however, that Seller has timely informed Buyer of such claims and has given Buyer reasonable opportunity to assist Seller in defending such claims.

(b)                                 Seller shall have no liability to Buyer pursuant to Article 9.4.1.2 relating to Identified Sites after the fifteenth (15th) anniversary of the Closing Date, without prejudice to any claims thereunder notified to Seller prior to such date. For the avoidance of doubt, this 15-year limitation on Seller’s liability does not apply to Leased Sites (Article 9.4.2) or to Seller’s liabilities pursuant to Articles 9.4.3, 9.4.4 or 9.4.5.

9.4.8                     Reallocation of Liabilities

If any court, tribunal, governmental entity or other legal authority imposes any liability on either Party pursuant to Environmental Laws or Health and Safety Laws that is substantially different from the manner in which the liability is allocated between the Parties pursuant to this Article 9.4, then the Party subject to the increased liability shall be reimbursed by the other Party to the extent necessary to restore the allocation of liabilities under this Article 9.4.

10.                               Other Covenants

10.1                        Press Releases and Other Public Announcements

Following the date of this Agreement until ten (10) Business Days after (x) the Closing Date or (y) termination of this Agreement pursuant to Article 4.2.5, all public announcements or press releases issued in connection with the transactions contemplated by this Agreement shall only be published after Buyer and Seller shall have consulted and agreed on the contents of such public announcements or press releases. Nothing in this Agreement shall restrict or prohibit:

(a)                                  any announcement or disclosure required by law or by any competent authority or by any competent securities exchange;

(b)                                 Buyer from informing customers or suppliers of the acquisition of the TE Business by Buyer after the Closing Date; or

(c)                                  Buyer from making any disclosure to any of its directors, officers, employees, agents or advisers who are required to receive such information to carry out their duties (conditional upon any such Person agreeing to keep such information confidential for so long as the disclosing Party is obligated to do so in accordance with this Article, any other provision of this Agreement or applicable law).

10.2                        Termination of Commitments

(a)                                  Seller and Buyer shall use their commercially reasonable best efforts to procure the termination of the commitments, guarantees and similar undertakings, including any verbal commitments vis-à-vis financial institutions, all as set forth in Schedule 10.2 (the Undertakings), made or given by Seller or any of its Affiliates (other than any TE Company) in favor of the TE Business on or before the Closing Date by either offering to assume or replace such Undertakings or offering to procure the full performance of any obligations of the TE Business underlying any such Undertakings. Buyer shall provide to Seller (i) complete and accurate details of its commercially reasonable best efforts to procure the termination of the Undertakings and (ii) confirmation of such full, irrevocable and unconditional (but subject to Closing) discharge of the Undertakings of Seller and its Affiliates as have been obtained (other than any TE Company) no later than five (5) Business Days prior to the Closing Date. All commercially reasonable costs and expenses arising in connection with the termination of the Undertakings shall be borne by Buyer (excluding, for the avoidance of doubt, any internal costs of Seller).

(b)                                 At the request of Buyer, Seller shall use its commercially reasonable best efforts to assist Buyer in procuring the termination of the Undertakings; provided, however, that Seller shall not be required to make any payment to any Person, incur any material liability or obligations or forego any material benefits in order to obtain such termination.

(c)                                  If any of the Undertakings is not terminated by the Closing Date, Buyer shall use its commercially reasonable best efforts, with the reasonable assistance of Seller, to obtain with respect to such non-terminated Undertaking (the Deferred Undertaking) any necessary third party consent with retroactive effect as of the Closing Date; provided, however, that (i) Seller shall not be required to make any payment to any Person, incur any material liability or obligations or forego any material benefits in order to obtain such consent, and (ii) Buyer shall not be required to incur any commercially unreasonable expense to obtain such consent.

(d)                                 Any Deferred Undertaking shall be performed by Buyer on its own behalf but in the name of Seller (to the extent so permitted by applicable law), whereby Buyer assumes the economic burden and benefits of such Deferred Undertaking as of the Closing Date as if such Deferred Undertaking had been transferred to Buyer. Seller shall exercise, or shall procure that any of its Affiliates exercises, the rights and obligations arising under such Deferred Undertakings on a fiduciary basis and shall be bound by the instructions of Buyer. Buyer shall indemnify Seller and its Affiliates for, and hold each of them harmless against, all claims and liabilities arising out of, or in connection with, the fiduciary performance by Seller or its Affiliates arising out of or in connection with Buyer’s non-proper performance of the Deferred Undertakings.

10.3                        Transfer | Change of Control Clauses of the Transferred TE Contracts

(a)                                  Buyer and Seller will cooperate in seeking the transfer of all Transferred TE Contracts that relate exclusively or primarily to the TE Business, it being understood that the contracts primarily relating to the TE Business can only be transferred if, under the relevant Transferred TE Contract, a partial transfer is permissible, from the Asset Seller Companies to Buyer or its designated Affiliates, effective as of or as soon as practicable after the Closing Date. To the extent required, for each Transferred TE Contract, Seller and Buyer will use their commercially reasonable efforts to effect transfer of that Transferred TE Contract to Buyer or its designated Affiliate so that Buyer or its designated Affiliate is substituted for the Asset Seller Companies under the Transferred TE Contract and the Asset Seller Companies are, subject to Articles 2.2.2(a)(ii) and 9.1, relieved of all further liabilities and rights relating to such Transferred TE Contract (except as otherwise provided in this Agreement).

(b)                                 In the event that any Transferred TE Contract (but excluding any of the Transferred TE Contracts that are Key Assets) cannot be transferred in accordance with Article 10.3(a), with respect thereto, then as of the Closing Date, this Agreement, to the extent permitted by law and the terms of the Transferred TE Contract, shall be deemed to effectuate full assignment by the Asset Seller Companies to Buyer or its designated Affiliates of all of the Asset Seller Companies’ benefits and burdens under such Transferred TE Contract, and Buyer or its designated Affiliates shall be deemed the Asset Seller Companies’ agent for purposes of discharging all of the Asset Seller Companies’ obligations thereunder except as otherwise provided in Article 10.3(e). The Parties shall use their commercially reasonable efforts to take all necessary steps and actions to provide Buyer or its designated Affiliates with the benefits of such Transferred TE Contract, and to relieve the Asset Seller Companies of the performance and other obligations thereunder (subject to Articles 2.2.2(a)(iii) and 9.1).

(c)                                  In the event that Seller shall be unable to make the transfer or assignment of one (1) or more Transferred TE Contracts as described in Article 10.3(a) and (b) (but excluding any of the Transferred TE Contracts that are Key Assets), or if such attempted transfer or assignment would give rise to the exercise of any right of termination, or would otherwise adversely affect the rights of the Asset Seller Companies or Buyer or its designated Affiliates under such Transferred TE Contract, or would not assign all of the Asset Seller Companies’ rights thereunder at the Closing

Date, Seller and Buyer shall, from and after the Closing Date, and for a period of one (1) year from the Closing Date (or such longer period as Buyer shall, in its reasonable discretion, designate) continue to cooperate and use commercially reasonable efforts to effect transfer or assignment of such Transferred TE Contract to provide Buyer or its designated Affiliates with such rights. In respect of any Transferred TE Contract, until an assignment in accordance with Article 10.3(a) or (b) to Buyer, or an Affiliate designated by Buyer, has taken place, Seller shall hold the benefit of the Transferred TE Contract for Buyer from the Closing Date and in so acting shall:

(i)                                     perform all such acts and afford to Buyer such assistance as it may reasonably require for the purpose of vesting in the Buyer the full commercial benefit of such contract as from the Closing Date (including, without limitation, exercising its rights thereunder pursuant to instructions given by the Buyer);

(ii)                                  provide without cost to Buyer all assistance reasonably requested by the Buyer for invoicing products and services delivered by Buyer, its Affiliates or their assistants to such customers, and collecting any monies not paid by the customers when due (including, without limitation, initiating debt collection proceedings and assigning, if requested by Buyer, all or part of the claims against such customers);

(iii)                               receive any payments made after the Closing Date by a third party under any such contract, record the payment separately in its books and forward such payments to Buyer within ten (10) Business Days of receipt;

(iv)                              deliver to Buyer as soon as possible after receipt any notice or other document concerning or relating to such contract received by Seller;

(v)                                 receive any goods delivered to it, pursuant to such contract and deliver such goods as directed by Buyer; and

(vi)                              not, without prior written consent from Buyer, consent to any modification or amendment of, or terminate such Transferred TE Contract, or waive, terminate or consent to the termination of any of its rights thereunder.

(d)                                 To the extent that Buyer or its designated Affiliates are provided the benefits of any Transferred TE Contract referred to herein, whether under Article 10.3(a), (b) or (c), Buyer or its designated Affiliates shall perform on behalf of the Asset Seller Companies and for the benefit of any third party the obligations of the Asset Seller Companies thereunder or in connection therewith. Buyer agrees to discharge, and indemnify Seller and each of its Affiliates for and hold each of them harmless against, all liabilities of Seller or its Affiliates relating to such performance or failure to perform, except to the extent attributable to the gross negligence or wilful misconduct of Seller or its Affiliates and in the event of a failure of such indemnity, Seller and each of its Affiliates shall cease to be obligated under this Agreement with respect to the Transferred TE Contract which is the subject of such failure.

(e)                                  If, at the end of the one (1) year period described in clause (c) or such later date as designated by Buyer (acting reasonably), Seller is still unable to effect the transfer or assignment of any such Transferred TE Contract, Seller shall be in breach of its obligations under this Agreement and Buyer shall be entitled to recover from Seller all losses, costs, damages and expenses suffered or incurred by Buyer and its Affiliates as a result of the inability of Seller to effect such transfer or assignment, including, without limitation, any direct, indirect or consequential costs, losses, expenses and damages which so result. None of the limitations on or exclusions of the liability of Seller set forth in Articles 6.1 or 11(a) and (b) shall apply.

10.4                        Change of Control Clauses of Contracts to Which a TE Company is a Party

(a)                                  Seller and Buyer shall cooperate and use their commercially reasonable efforts to procure that any consents, approvals or waivers of any third party under any contract or agreement to which a TE Company is a Party, which gives rise to a right of termination upon change of control and which is material to the TE Business, all as set forth in Schedule 10.4, shall have been obtained on or before the Closing Date.

(b)                                 In the event that the Parties shall have not been able to obtain any consent, approval or waiver of any third party under such contracts, but excluding any such contract that is a Key Asset, Seller and Buyer shall, from and after the Closing Date, continue to cooperate and use commercially reasonable efforts to obtain all such consents, approvals or waivers required to transfer such contracts to Buyer or its designated Affiliates.

(c)                                  To the extent that any such consents or waivers are not obtained, and until the applicable consent, approval or waiver is obtained, or, if later, one (1) year after the Closing Date (or such longer period as Buyer, in its reasonable discretion, shall designate), Article 10.3(c) shall apply mutatis mutandis.

(d)                                 To the extent that Buyer or its designated Affiliates are provided the benefits of any contract subject to Article 10.4(c), Buyer or its designated Affiliates shall perform on behalf of Seller or its Affiliates and for the benefit of any third party the obligations of Seller or its Affiliates thereunder or in connection therewith. Buyer agrees to discharge, and indemnify Seller and each of its Affiliates for and hold each of them harmless against, all liabilities of each of Seller and its Affiliates relating to such performance or failure to perform, except to the extent attributable to the gross negligence or wilful misconduct of Seller or its Affiliates, and in the event of a failure of such indemnity, Seller and each of its Affiliates shall cease to be obligated under this Agreement with respect to the contract which is the subject of such failure.

(e)                                  If, at the end of the one year period described in clause (c) or such later date as designated by Buyer (acting reasonably), Seller is still unable to effect the transfer or assignment of any such contract, Seller shall be in breach of its obligations under this Agreement and Buyer shall be entitled to recover from Seller all losses, costs, damages and expenses suffered or incurred by Buyer and its Affiliates as a result of the inability of Seller to effect such transfer or assignment, including, without limitation, any direct, indirect or consequential costs, losses, expenses and damages which so result. None of the limitations on or exclusions of the liability of Seller set forth in Articles 6.1 or 11(a) and (b) shall apply.

10.5                        Assignment of Trademarks With the Consent of a Third Party Only

(a)                                  With respect to the Transferred TE Trademarks which are subject to a prior right agreement or similar agreement existing at the date of this Agreement with any third party listed in Schedule 10.5. Buyer acknowledges that such Transferred TE Trademarks cannot be assigned to Buyer, or that the rights and obligations under such agreements cannot be assigned to Buyer, unless the third party involved gives its consent. As soon as reasonably practicable after the date hereof, Seller and Buyer shall enter into good faith negotiations with such third parties to obtain such consent effective as of the Closing Date. If such consent has not been obtained as of the Closing Date, Seller and Buyer shall thereafter continue to cooperate and use commercially reasonable best efforts to obtain any such consent that remains outstanding.

10.6                        Recording of Assignment

(a)                                  At the Closing Date, and from time to time thereafter as Buyer may reasonably request, Buyer shall prepare and Seller shall execute such documents as Buyer may reasonably request in order to record the assignment of the Transferred TE Trademarks, the Transferred TE Domain Names and the Transferred TE Patents. Buyer shall use commercially reasonable efforts to record within a reasonable period of time the transfer of such Trademarks, domain names and Patents with the competent authorities, unless Buyer has elected to abandon or withdraw such Trademarks, domain names or Patents. The responsibility and expenses of preparing and filing such transfer documents and any action required ancillary thereto shall be borne solely by Buyer.

(b)                                 Seller shall pay or cause to be paid any fees for renewal and maintenance of any of the Transferred TE Trademarks, Transferred TE Domain Names and Transferred TE Patents that are due prior to the Closing Date. As of the Closing Date, all other renewal and maintenance fees shall be paid by Buyer.

(c)                                  Article 10.6(a) and (b) shall apply mutatis mutandis with respect to the Trademarks, domain names and Patents owned by or registered in the name of any of the TE Companies.

10.7                        Corporate Name, Trademarks and Domain Names

(a)                                  Except as set forth in Articles 2.2.1(a)(i), 2.2.1(a)(ii), 2.2.1(a)(iii), 2.3 and Schedule 5.1, no interest in any corporate name, Trademark or domain name of Seller or any of its Affiliates is being transferred to Buyer pursuant to this Agreement, and Buyer shall procure that its Affiliates, including, as from the Closing Date, the TE Companies, as soon as commercially practicable and in no event later than by the end of the Transition Period, shall change or remove the word «Ciba» or any combination containing the word «Ciba», any other word or words resembling the word «Ciba» or the «Ciba» butterfly and the «Ciba» type face. Except as specifically contemplated herein, as from the Closing Date, Buyer shall not, and shall procure that the TE Business shall not, take any action that might create the impression that the TE Business continues to be a part of Seller or any of its Affiliates.

(b)                                 Notwithstanding the foregoing, for a period of up to the Transition Period (but subject to applicable laws and regulations in the respective territory), Buyer, including the TE Companies, shall be entitled to sell the Inventory of the TE Business existing as at the Closing Date that is labeled with the word «Ciba», the «Ciba» butterfly and the «Ciba» type face. Buyer shall use commercially reasonable endeavors, at its own expense, (i) to obtain, as promptly as possible, but by the end of the Transition Period, such approvals of competent government authorities as may be necessary to change Buyer’s labeling for each of the products (as identified by a TE Companies Trademark or a Transferred TE Trademark) in such a way that any reference to Seller or any of its Affiliates is removed as well as (ii) to implement, as promptly as possible, but by the end of the Transition Period, such change of labeling.

(c)                                  Seller shall not use or register any new Trademark identical or confusingly similar to any of the Transferred TE Trademarks. Buyer shall not use or register any new Trademark identical or confusingly similar to any of Seller’s Trademarks (other than the Transferred TE Trademarks) used by Seller .

10.8                        Third Party Infringements of Transferred Patents

(a)                                  The Parties shall promptly inform each other of and their intention concerning any infringements by third parties of any Patents exclusively licensed to Buyer under Article 2.3.1(a) they become aware of.

(b)                                 Under any exclusive license granted under this Agreement, Buyer shall be entitled to enforce the respective Patent on its own behalf against any third party infringements in the field where the license is exclusive. In any event, Buyer shall inform Seller before Buyer asserts the respective Patent against any third party.

(c)                                  To the extent that Licensee needs additional authorization or support to enforce a Patent, Seller shall use commercially reasonable efforts to support Buyer in such enforcement.

10.9                        Transferring Employees | Pension and Benefit Plans

Subject to Closing, Seller and Buyer shall observe and perform the respective rights and obligations relating to the Transferring Employees and the pension and benefit matters set forth in Schedule 10.9 as are expressed to be observed and performed therein.

10.10                 Document Retention and Access

(a)                                  On and after the Closing Date, Buyer shall procure that the TE Business (i) shall preserve all material books, business correspondence and records relating to the period prior to the Closing Date for the longer of (1) a period of ten (10) years commencing with the expiry of the business year in which (x), as to the books, the last entries have been made, (y), as to the business correspondence, such business correspondence has been received or sent, and (z), as to the records, the relevant accounting records have originated, and (2) the period required by applicable mandatory law; and (ii) shall not destroy or dispose of such records without giving notice to Seller of such pending disposal and offering such records to Seller. If Seller has not requested such records within ninety (90) Business Days following receipt of notice from Buyer, Buyer may proceed to destroy, or dispose of, such records. If Seller requests such records, it shall hold them confidential and not disclose them to any third party (other than to advisers on a confidential basis) unless disclosure of such records by Seller is required (i) by applicable law, (ii) in order for Seller to comply with contractual or other obligations binding upon them, or (iii) to effectively pursue any of the rights Seller may have vis-à-vis a third party, including tax or other governmental authorities.

(b)                                 Until the tenth (10th) anniversary of the Closing Date, or such longer time period as required by law, and subject to the attorney-client privilege, Buyer shall procure that the TE Business shall afford Seller and its advisers reasonable access, upon prior notice during normal business hours, to such directors, officers, employees, advisers, offices, properties, agreements, records, books and affairs of the TE Business, and shall provide copies of such information, as Seller may reasonably request in connection with:

(i)                                     the preparation of any Tax Returns in so far as the TE Business is relevant to them;

(ii)                                  any judicial, quasi-judicial, administrative, Tax, audit, or arbitration proceedings involving or affecting Seller or its Affiliates which relate to or involve the TE Business or its affairs;

(iii)                               the preparation of any financial statements or reports in so far as the TE Business is relevant to them; and

(iv)                              the Excluded Liabilities and the licenses under Article 2.3.

10.11                 Non-Competition

(a)                                  Seller will not, and shall cause its Affiliates (and any successor to the foregoing) not to, for a period of three (3) years from the Closing Date, directly or indirectly acquire or own any interest, or otherwise participate or engage, anywhere in the world, in any business active in the Textile Franchise (the Protected Activity).

(b)                                 Notwithstanding the foregoing, Seller and its Affiliates shall not be prohibited from, or restricted in:

(i)                                     purchasing products or services for use outside the Protected Activity, or marketing, selling or supplying products used by a third party not affiliated with the Seller to manufacture products within the scope of the Textile Franchise; or

(ii)                                  owning, acquiring or entering into a business combination in any manner with any entity that is engaged in the Protected Activity if, in the twelve (12) months prior to the acquisition or combination with such entity, the consolidated revenue of such entity from such activities constituted thirty-three one third percent (33 1/3%) or less of the total consolidated revenue of such entity, in which event such (combined) entity and its Affiliates shall be permitted to continue such activities; provided that Seller shall not provide such entity with any Know How or other material information relating to the use of such Know

How or other material information in the Textile Franchise; or

(iii)                               terminating the Designated TE Assets pursuant to Article 7.4.2(c).

(c)                                  Each Party undertakes that it shall not, and that none of its Affiliates shall, induce, or attempt to induce, any supplier of the other Party’s businesses, including, as from the Closing Date, with respect to Buyer, the TE Companies, to cease to supply, or to restrict or vary the terms of supply, to the other Party’s businesses.

(d)                                 Seller undertakes that it shall not, and that none of its Affiliates shall, for a period of two (2) years after the date of this Agreement induce, or attempt to induce, any Transferring Employee to enter into employment with any of its businesses; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to such employees; (ii) to any employee who (y) Buyer or any of its Affiliates dismisses after the Closing Date without any solicitation from Seller or any of the Seller’s Affiliates or (z) terminates his or her employment with Buyer without any solicitation from Seller or any of Seller’s Affiliates; or (iii) to employment with the prior written consent of Buyer.

(e)                                  Buyer undertakes that it shall not, and that none of its Affiliates shall, for a period of two (2) years after the date of this Agreement induce, or attempt to induce, any employee of Seller or its Affiliates (other than the Transferring Employees) to enter into employment in the TE Business; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to such employees; (ii) to any employee who (y) Seller or any of its Affiliates dismisses after the Closing Date without any solicitation from Buyer or any of its Affiliates or (z) terminates his or her employment with Seller without any solicitation from Buyer or any of its Affiliates; or (iii) to employment with the prior written consent of Seller.

10.12                 Audited Financials | Inter-Company Trade Balances

(a)                                  Prior to the Closing Date, Seller shall deliver to Buyer financial statements for the TE Business for each of the 2003, 2004 and 2005 calendar years, prepared in accordance with U.S. GAAP (the Prior Year Financials). Such financial statements will be accompanied by an audit opinion from E&Y, such opinion to be unqualified except that it may include language to the effect that such financial statements have been prepared from separate records of the TE Business, may not reflect the assets and liabilities and the results, respectively, as if the TE Business had been operated separately, and include certain allocations made by the Ciba Group.

(b)                                 As soon as practicable after the Closing Date and, in any event no later than sixty (60) Business Days following the Closing Date, Seller shall deliver to Buyer unaudited financial statements in accordance with U.S. GAAP, as applied by the Ciba Group Controller’s Manual, for the time period from December 31, 2005 through the Closing Date, along with financial statements with respect to TE Business for the same period in the preceding year.

(c)                                  If Closing occurs more than sixty (60) Business Days after March 31, 2006, Seller shall deliver, at Closing, to the Buyer, unaudited financial statements with respect to the TE Business in accordance with U.S. GAAP, as applied by the Ciba Group Controller’s Manual, for the three months ended March 31, 2006, along with financial statements for the same period in the preceding year. In respect of the period from March 31, 2005 through the Closing Date, subparagraph (b) above shall apply.

(d)                                 All financial information delivered pursuant to this Article 10.12 shall meet the requirements of Regulation S-X, Section 210.3-05 of the Federal Securities Laws of the United States of America. All cost incurred in connection with the preparation and establishment of the such financial information shall be shared equally between Buyer and Seller. Seller shall undertake commercially reasonable best efforts to obtain any consent by E&Y required to use the information provided pursuant to this Article 10.12 for reporting purposes. For the avoidance of doubt, for purposes of the Net Working Capital and Net Debt adjustments set forth in Article 2.5, the Final Closing Balance Sheet and the Final Local Closing Balance Sheets, respectively, shall be final and binding on the Parties, regardless of whether there are any inconsistencies with any of the Prior Year Financials.

(e)                                  The Parties agree that all current inter-company trade balances between the Ciba Group and the TE Business, as set forth in Schedule 10.12, shall be settled, to the extent possible, as of the Closing Date but no later than thirty (30) Business Days thereafter unless otherwise mutually agreed by the Parties in writing. Provided, however, that any inter-company trade balances between the Ciba Group and Panyu, Shenzen, Qingdao and Swathi shall be settled as of the Closing Date.

10.13                 No Recourse Against Directors

(a)                                  Neither Seller nor Buyer shall make, and procure that none of its Affiliates, including the TE Companies, shall make, any claim against any director or officer of the TE Business in connection with this Agreement or the agreements pursuant hereto or otherwise in connection with the transactions contemplated hereby, except in cases of willful misconduct or gross negligence of the director or officer concerned.

(b)                                 At the first annual meeting of each TE Company, Buyer shall vote, or cause the relevant shareholders or other stakeholders to vote, in favor of an unconditional discharge to the directors and officers of each of the TE Companies in connection with their respective conduct of the business of the TE Companies in the period up to the Closing Date, except in cases of willful misconduct or gross negligence of the director and officer concerned.

10.14                 Further Assurances

At any time or from time to time after the Closing Date, at Buyer’s reasonable request, Seller shall (i) execute such other instruments of sale and transfer; (ii) provide such materials and information; and (iii) take such other actions in order to effectively transfer to Buyer or its designated Affiliates, all of the TE Assets, and, to the full extent permitted by law, to put Buyer or its designated Affiliates in actual possession and operating control of the Transferred TE Assets.

10.15                 Transfer of Specific Documents

(a)                                  Any documentation in the possession of Seller pertaining to the Transferred TE Trademarks, the Transferred TE Patents and the Transferred TE Domain Names shall be delivered to Buyer immediately after the Closing Date.

(b)                                 Any electronic or paper documentation (or copies thereof) pertaining to any Transferred TE Know How not within the control of the TE Business as of the Closing Date shall be delivered to Buyer immediately after the Closing Date, to the extent such documentation is readily available to Seller and subject to any rights of third parties to such documentation.

(c)                                  All data from Seller’s database on the physical properties pertaining to all chemicals used in the TE Business, including all TE Chemical Documentation shall be delivered to Buyer immediately after the Closing Date to the extent such TE Chemical Documentation is used in the TE Business at the Closing Date. To the extent TE Chemical Documentation has been used in the past but not at the Closing Date, such TE Chemical Documentation shall be delivered to the extent such TE Chemical Documentation is available to Seller at the Closing Date.

10.16                 Set-off Rights

Each of Buyer and Seller shall not be entitled to set-off any of its claims it may have against the other Party, or otherwise withhold the proper payment of, any amount payable under this Agreement or any agreements pursuant hereto, regardless of whether such claim has arisen under, or in connection with, this Agreement or otherwise.

11.                               Limitations on Seller’s Liability

(a)                                  Subject to paragraph (d) below, Seller shall not be liable to Buyer for any claims for damages asserted by Buyer against Seller under this Agreement for breaches of representations or warranties unless the amount of liability against Seller, on an aggregate basis, exceeds CHF 15 million less any Pre-Closing Liability Amount (the Deductible Amount), whereupon Seller’s liability to Buyer shall be equal to the amount exceeding the Deductible Amount; provided, however, that (i) Seller shall not be liable to Buyer for any single claim for damages asserted by Buyer against Seller under this Agreement for breaches of representations or warranties unless such claim, on a stand-alone basis, or series of related claims taken together, exceeds the amount of CHF 250,000 (the De Minimis Amount), and (ii) the Deductible Amount and De Minimis Amount shall not be applicable to breaches of Seller’s representations or warranties in Sections 1, 4, 5, 6, 7, 19, 20 and 27 of Schedule 5.1.

(b)                                 Subject to paragraph (d) below, Seller’s aggregate liability for damages under this Agreement for breaches of representations and warranties shall not exceed CHF 100 million (the Cap); provided, however, that the Cap shall not be applicable (i) if, and to the extent, Seller’s liability under this Agreement is caused by fraud or willful misconduct of Seller, (ii) to breaches of Seller’s representations or warranties in Sections 1, 4, 5, 6, 7, 19, 20 and 27 of Schedule 5.1, or (iii) to breaches of or proceedings in connection with competition or antitrust laws.

(c)                                  Subject to paragraph (d) below, Seller’s liability in respect of any breach of Seller’s obligations under this Agreement shall be excluded or reduced, as the case may be, if, and to the extent:

(i)                                     Buyer or any of its Affiliates, including, as from the Closing Date, the TE Companies, have failed to use their reasonable endeavours to mitigate the loss or damage in respect thereof;

(ii)                                  Buyer and any of its Affiliates, including, as from the Closing Date, the TE Companies, have actually recovered or could have, using reasonable endeavours, recovered from any third Person, including, but not limited to, an insurer, costs, expenses or damages in respect of any matter to which a claim asserted relates, after deduction of all duly documented costs and expenses incurred in making such recovery (including reasonable attorneys’ fees). Buyer shall reimburse Seller forthwith an amount equal to any sum paid by Seller in respect of any claim subsequently recovered by or paid to the Buyer or any of its Affiliates by any other Person in respect of the matter giving rise to the claim (less any expenses incurred in making such recovery);

Any amount paid by Buyer pursuant to the foregoing paragraph shall be taken into account, with retrospective effect, in ascertaining whether the limitations set forth in Article 11(a) and (b) are exceeded. Any amount previously paid by Seller in respect of any claim which would not otherwise have been payable as a consequence of this paragraph shall be repaid immediately.

(iii)                               a related provision, reserve or valuation allowance has been or is made or included in the Closing Balance Sheet;

(iv)                              a fact or event has been taken into account in connection with the determination of the adjustment set forth in Article 2.5, Article 10.9 and the respective Schedules thereto; or

(v)                                 except as otherwise provided in this Agreement, such claim arises or is increased as a result of any legislation, regulation, or rule of law not in force at the Closing Date or the withdrawal after the Closing Date of any concession previously made by any relevant authority or as a result of any change made or introduced on or after the Closing Date in any legislation, regulation, or rule of law of any relevant authority, whether or not such change or withdrawal purports to be effective retrospectively in whole or in part.

(d)                                 Notwithstanding anything herein to the apparent contrary, (i) the limitations on Seller’s liability set forth in this Article 11(a) and (b) shall not apply to any claims relating to Seller’s indemnification obligations under Article 9.1 and (ii) the limitations on Seller’s liability set forth in Article 11(a) shall not apply to breaches of representations or warranties reflected in the update to the Disclosure Letter, as described in Article 6.1.4.

12.                               Taxes, Costs, Expenses and Interest

12.1                        Taxes

12.1.1              VAT

Seller shall be responsible for and will pay any VAT (or equivalent Tax) levied in connection with this Agreement, subject to the conditions below:

(a)                                  Seller, using its best efforts, shall cooperate with Buyer to ensure that the sale and transfer of the TE Shares and the Transferred TE Assets or any part thereof under this Agreement is not treated as either a taxable supply of goods or services or otherwise taxable for the purposes of VAT, or that VAT may be settled by filing a notification instead of paying VAT in the relevant jurisdiction in which the respective

TE Shares or the Transferred TE Assets are situated, in particular where such sale and transfer is regarded, for purposes of the applicable VAT legislation, as a transfer of all or part of the assets of a business as a going concern. Seller shall, if requested by Buyer, appeal any determination of the competent VAT authority that such sale and transfer is taxable if the VAT at issue exceeds CHF 100,000.

(b)                                 If, notwithstanding such efforts, any competent VAT authority determines within the applicable limitation period that VAT is chargeable in respect of the supply of all or any of the TE Shares or the Transferred TE Assets or part thereof under this Agreement, and Seller is assessed to VAT in relation to the transaction(s), Seller will, within ten (10) Business Days of being notified by the VAT authority of such a decision, issue a valid VAT invoice (or other such appropriate documentation) to Buyer in connection with the transaction such as will allow Buyer to pay the Seller the consideration inclusive of VAT and to validly recover the VAT incurred.

(c)                                  Seller and Buyer shall cooperate to procure that any TE Companies shall leave any VAT group, insofar as they are members to such a group, as at the Closing Date.

12.1.2              Other Taxes

Without prejudice to Article 10.6, all registration and transfer taxes and fees, stamp duties or Taxes (including the Swiss securities transfer stamp tax (Umsatzabgabe)), notaries’ or governmental charges (other than VAT, goods and services Tax, sales and use Tax (or equivalent Tax)) resulting from or relating to the transfer of the TE Business and any transactions contemplated under this Agreement shall be shared equally between the Parties.

12.1.3              Tax Returns | Tax Audits and Cooperation in Other Tax Matters

(a)                                  Seller shall be responsible for the timely preparation and filing of all Tax Returns of or with respect to the TE Companies and the Transferred TE Assets required to be filed on or before the Closing Date. Seller shall be responsible for the payment of all Taxes required to be included on such Tax Returns.

(b)                                 Buyer shall be responsible for the timely preparation and filing of all Tax Returns of or with respect to the TE Companies and the Transferred TE Assets required to be filed after Closing Date. With respect to any such Tax Return that includes any period prior to the Closing Date, not later than thirty (30) days prior to the due date of each such Tax Return, Buyer shall deliver to Seller for its review and comments a copy of such Tax Return along with a determination of the portion of the amount of Taxes reflected on such Tax Return that are attributable to the period (or portion thereof) ending on or before the Closing Date. Buyer shall cooperate fully and make changes to such Tax

Return and determinations to reflect reasonable comments received from Seller. No later than five (5) days prior to the due date of such Tax Return, Seller shall pay to Buyer the Taxes shown as due on such finalized Tax Return that are attributable to the period (or portion thereof) ending on or before the Closing Date (reduced by the portion, if any, of such Taxes reflected in Net Working Capital and Net Debt and thus subject to the adjustments set forth in Article 2.5). Upon receipt thereof Buyer shall cause the Tax Return to be filed and the Taxes shown due on such Tax Return to be paid.

(c)                                  For purposes of Article 9.3 and this Article 12, (i) with respect to periods beginning on or before the Closing Date and ending after the Closing Date, the amount of Tax attributable to the period ending on the Closing Date shall equal the amount (determined by an interim closing of the books as of the Closing Date except for Taxes based on capital or the value of any assets, which shall be prorated on a daily basis) of Tax which would have been due with respect to the period covered by such Tax Return if such taxable period ended on and included the Closing Date (for the avoidance of doubt, such Tax calculations shall not include any benefit to the Seller restructuring expenses economically borne by the Buyer) and (ii) any Tax measured by net income, gross income, receipts, operations, assets or capital shall be allocated to the taxable period during which the net income, gross income, receipts, operations, assets or capital comprising the base of such Tax is measured, regardless of whether any other rights (including the right to do business) for another taxable period are obtained by the payment of such Tax.

(d)                                 Seller and Buyer shall cooperate fully, as and to the extent reasonably and timely requested by the other Party, in connection with the filing of Tax Returns and any audit or proceedings with respect to Taxes. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to any such filing, audit or proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the forgoing, Seller shall make available to Buyer the Tax work papers and information (excluding privileged Tax advice and sensitive information regarding the non-TE Segment of Seller) of the TE Business and companies of the Ciba Group (including factual information regarding inter-company transactions, transfer pricing and royalty payments) and access to Seller’s personnel knowledgeable about such information. All requests for such information shall be addressed to the Ciba Group headquarters tax department. Each Party agrees to retain all of its books with respect to Taxes pertinent to the TE Business relating to any taxable period beginning before the Closing Date until the expiry of the statute of limitations (and any extensions thereof) relating to Taxes and penalty proceedings of the respective taxable periods, and to abide by, and comply with, all record retention agreements entered into with any tax authority.

(e)                                  Prior to Closing, Seller shall provide to Buyer information, including a summary document, containing a full description of the transfer pricing practices and methodologies for all relevant jurisdictions of the TE Business in sufficient detail to allow Seller to assume the administration of the Tax function and the record-keeping required for Tax purposes. Such description shall include, but not be limited to, the following:

(i)                                     inter-company royalty arrangements, including amounts of royalties and items which are subject to the royalty;

(ii)                                  contract manufacturing, toll manufacturing and similar arrangements, including agreements to purchase all inventory;

(iii)                               cost-plus, resale minus, cost sharing and other transfer pricing arrangements; and

(iv)                              arrangements to reimburse headquarters expense, R&D expense, sales expense, distribution expense, and other related party expenses.

(f)                                    Seller shall use its commercially reasonable best efforts to cause the fiscal year end of Pfersee to occur as of a date as reasonably close to Closing as possible.

12.1.4              Disputes

Buyer shall have exclusive control over and responsibility to conduct any contest for any taxable period commencing on or after the Closing Date. Buyer shall not enter into any agreement in compromise or settlement of such contest, which could adversely affect any Taxes with respect to the TE Companies or the Transferred TE Assets for any period up to and including the Closing Date without the written consent of Seller. Seller shall not be liable for any portion of any settlement of any contest relating to such Taxes without their written consent.

12.2                        Costs and Expenses

Except as expressly provided otherwise herein, including, but not limited to Article 8.3, each Party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this Agreement.

12.3                        Interest

(a)                                  The interest rate to be applied to the interest calculation set forth in Article 2.5.3 shall be a rate of three (3) month CHF-LIBOR (as quoted by Bloomberg on the date that is five (5) Business Days before the date the relevant payment is due, at 11:00 a.m. CET) + 50 basis points per annum, calculated on a 30|360 basis.

(b)                                 If a Party defaults in the payment if and when due of any sum payable under this Agreement, the liability of such Party shall be increased to include interest on that sum from the date such payment is due until the date of actual payment (whether before or after judgment) at a rate of three (3) month CHF-LIBOR (as quoted by Bloomberg on the date that is five (5) Business Days before the date the payment is due at 11:00 a.m. CET) + 200 basis points per annum, calculated on a 30|360 basis.

13.                               General Provisions

13.1                        Effect on Third Parties

(a)                                  Subject to Article 13.1(b) no Person other than the Parties hereto shall have any rights to enforce any term of this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties hereto any rights, benefits or remedies.

(b)                                 With respect to the Excluded Liability retained by Seller under Article 2.2.2(b)(ii)(F), the Transferring Employees shall be third party beneficiaries within the meaning of article 112 paragraph 2 CO and shall have the right to be indemnified in accordance with the terms of that Article for any costs, damages, or losses (including penalties and fines) incurred by the Transferring Employees in connection with claims relating to or arising out of the activities of any such Transferring Employee prior to the Closing Date in connection with the Compliance Actions; provided, however, that this Agreement may be varied or terminated by the Parties without the consent of such Transferring Employees.

13.2                        Notices

All notices or other communications to be given under or in connection with the Agreement shall be made in writing and shall be delivered by (a) personal delivery, (b) registered mail (return receipt requested), (c) a nationally recognized courier, such as Federal Express, DHL or UPS, or (d) facsimile followed by registered mail to the following addresses:

if to Seller to:	Ciba Specialty Chemicals Holding Inc. Attn. Head Group Services Law & Environment, Corporate Secretary Klybeckstrasse 141 4002 Basel, Switzerland Fax: + 41 61 636 51 80

with a copy to:	Homburger Rechtsanwälte Attn: Flavio Romerio | Daniel Daeniker Weinbergstrasse 56|58 8035 Zürich, Switzerland Fax: + 41 43 222 15 00

and a copy to:	Dufour Advokatur Attn: Monika Naef Dufourstrasse 49 4056 Basel, Switzerland Fax: + 41 61 205 03 03

if to Buyer to:	Huntsman International LLC Attn: General Counsel 500 Huntsman Way Salt Lake City, Utah 84108 Fax: + 1 801 584 57 82

with a copy to:	Huntsman International LLC Attn: Deputy General Counsel 10003 Woodloch Forest Drive The Woodlands, Texas 77380 Fax: + 1 281 719 40 45

with a copy to:

RM 2526 Vermögensverwaltungs GmbH, registered AG
München HRB 160194, Germany (whose name is
currently being changed to Huntsman (Holdings)
Germany GmbH
Land-AV 30,
94469 Deggendorf, Germany
Fax: +49(0)9912704180

with a copy to:	Huntsman (Europe) BUBA Attn. Associate General Counsel Everslaan 45 3078 Everberg Belgium Fax: + 32 2758 9009

or such other address as any of the Parties may notify to the other Parties in accordance with the above.

All notices delivered in person shall be deemed to have been delivered to, and received by, the addressee and shall be effective on the date of personal delivery; notice by registered mail or courier shall be deemed effective on the date it was deposited in the mail or delivered to the courier. Notices delivered by facsimile shall be deemed delivered to, and received by, the addressee and effective on the date received.

13.3        Entire Agreement

This Agreement, including the Schedules, Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties or their Affiliates with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto, including (without limitation) the Confidentiality Agreement dated October 4, 2005 between Seller and Huntsman Corporation. All references to this Agreement shall be deemed to include the Schedules and Annexes hereto.

13.4        Amendments and Waivers

This Agreement may only be modified or amended by a document signed by all Parties hereto. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

13.5        No Assignment

(a)        The Buyer may assign the benefit of each of the covenants, indemnities, representations and warranties undertaken or given by Seller in this Agreement (the Seller’s SAPA Obligation), subject to the terms and conditions of this Agreement, including, but not limited to any and all limitations and restrictions of Seller’s SAPA Obligation hereunder, to any purchaser or transferee of any TE Shares or TE Assets (the Transferee) if, on or before the date of such transfer, Buyer and the Transferee notify Seller in writing of the percentages (the sum of which shall be 100) of the Cap on Seller’s liability under Article 11(b) which shall apply to any claims made respectively by

Buyer and such Transferee against Seller following such transfer;

provided, however, that such assignment of any Seller’s SAPA Obligation shall only become effective if: (x) the Buyer delivers to Seller a full and complete copy of its or its Affiliates’ agreement or agreements with the Transferee (including all annexes, schedules and side letters thereto), (y) the Transferee delivers to the Seller a duly executed written statement agreeing to submit, in the event of a dispute in relation to Seller’s SAPA Obligations, to the dispute resolution set out in Article 14.2;

and provided further, that: (x) Seller’s liability for Seller’s SAPA Obligations shall not be increased or otherwise materially and adversely affected in any manner as a result of such assignment, (y) the Buyer shall not be entitled to assign Seller’s SAPA Obligations herein to more than three (3) Persons, and (z) the Transferee shall not be entitled to assign any such benefit to any third Person, in both (y) and (z) without the prior written consent of Seller.

(b)       Following any assignment or transfer in accordance with Article 13.5(a):

(i)         the Cap on the liability of the Seller under Article 11(b) to each of Buyer and such transferee shall be the amount notified to Seller under Article 13.5(a); and

(ii)        the Deductible Amount set out in Article 11(a) shall be calculated by reference to the aggregate liability of Seller to Buyer and the Transferee(s).

(c)        Save as provided in this Article 13.5, the Parties shall not assign this Agreement or any rights or obligations hereunder to any third party without the prior written consent of Seller (if the assignment is proposed to be undertaken by Buyer) or Buyer (if the assignment is proposed to be undertaken by Seller).

13.6        Severability

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

13.7        Confidentiality

Each Party hereto will neither use nor disclose, and will use its commercially reasonable best efforts to cause its Affiliates, and their respective representatives and advisers to neither use or disclose (i) unless either (x) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Governmental Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of law or regulations derived therefrom or (y) such disclosure is required by the rules of any stock exchange where the shares of a Party or its Affiliates are traded, or (ii) unless disclosed in an action or proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its Affiliates furnished to it by such Party or its representatives and advisers in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been:

(a)           in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault and by reason other than a breach of this confidentiality undertaking of such receiving Party; or

(b)           later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential;

provided, however, that following the Closing Date the foregoing restrictions will not apply to Buyer’s use of documents and information concerning the TE Business furnished by Seller hereunder and all such documents and information will, for purposes of this Article 13.7, be treated, following the Closing Date, as documents and information concerning Buyer and furnished to Seller.

In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party hereto will, and will cause its Affiliates and their respective representatives and advisers to, promptly (and in no event later than five (5) Business Days after such request) return or cause to be returned all copies of documents and information, including, but not limited to, (i) the Disclosure Letter and (ii) the documents and information furnished pursuant to Article 7.2, furnished by the other Party in connection with this Agreement or the transactions contemplated hereby, except for one (1) copy that may be retained by each adviser to either Party hereto for the files which they are required to keep in their capacity as professional advisers and which shall be kept strictly confidential in accordance with the terms of this Article 13.7.

At the Closing, Seller shall (A) provide Buyer true and complete copies of all confidentiality agreements that Seller or its advisers have concluded with other potential buyers of the TE Business, (B) provide Buyer a reasonably detailed summary of confidential information (relating to the TE Business) provided to bidders for the TE Business, including data site records, and (C) where permitted, assign such agreements to Buyer or an Affiliate designated by Buyer. Following the Closing, Seller shall provide Buyer all support reasonably requested by Buyer (at no cost to Seller and its Affiliates), in particular, but not limited to, powers of attorney and authorizations, to enforce such agreements.

13.8        Certain Audit Rights

Upon reasonable prior written notice to Seller, Buyer shall have the right (at its own cost) to access, with its designated representatives and during ordinary business hours, (a) Seller’s and its Affiliates’ records and data as the Buyer may reasonably request to review the correctness of any invoice issued by the Seller or its Affiliates to Buyer or its Affiliates in relation to any Ancillary Agreement, the IT Service Agreement or Excluded Plant Lease Agreements, provided that such audit shall not unduly interfere with the conduct of the Seller’s and its Affiliates’ business operations, or (b) Seller’s and its Affiliates’ records and data, and the records and data of Merrill Corporation, who operated the electronic data room, as reasonably requested by Buyer in order for Buyer to fully review and audit the operation of the electronic data room, including complete details regarding the loading of documents onto such data site and the dates and nature of any amendments, substitutions or additions to documents in the electronic data room.

13.9        Execution

Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

13.10      Headings

The headings contained in this Agreement (including the Schedules and Annexes hereto) are for reference purposes only and in no way define, limit or describe the scope or intent of any provision hereof.

14.          Governing Law and Dispute Settlement

14.1        Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Switzerland (excluding the Vienna Convention on the International Sale of Goods, dated April 11, 1980).

14.2        Dispute Resolution

14.2.1     Discussions between Chief Executive Officers

In case of a dispute arising out of, or in connection with, this Agreement (or subsequent amendment thereof), and prior to commencing any arbitration proceedings, the Parties shall enter into settlement discussions involving the Chief Executive Officer on each of Seller’s and Buyer’s side. If any dispute arising out of or in connection with this Agreement is not settled by the Parties’ respective Chief Executive Officers within fifteen (15) Business Days of the matter in dispute being referred to them, then the dispute shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which rules are deemed to be incorporated by reference into this Article 14.2.1.

14.2.2     Arbitration

(a)           Subject to Article 2.5.1(d), any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the International Chamber of Commerce Court of International Arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce and Title 9 of the U.S. Code. The award shall be final and binding on the Parties and may be confirmed in, and judgment on the award entered by, any court having jurisdiction over the Parties.

(b)           The number of arbitrators shall be three, one of whom shall be appointed by each of the parties and the third of whom shall be selected by mutual agreement, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority and the place of arbitration shall be New York, N.Y., USA. The language of the arbitration shall be English, but documents or testimony may be submitted in any other language.

(c)           The arbitrators will have no authority to award punitive damages.

(d)           The award of the arbitral tribunal shall be in writing, shall give reasons for the decisions reached by the tribunal and shall be signed and dated by the arbitrators, and a signed original of the award shall be delivered to each of the Parties.

(e)           Either Party may make an application to the arbitrator(s) seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either Party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

In witness whereof, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers in duplicate as of this                       day of February, 2006 in Zurich, Switzerland.

Ciba Specialty Chemicals Holding Inc.

/s/ Michael Jacobi	/s/ Thomas Koch
Michael Jacobi	Thomas Koch
Chief Financial Officer	Head Group Services Law & Environment, Corporate Secretary

Huntsman International LLC

/s/ Peter Huntsman
Peter Huntsman
Chief Executive Officer

RM 2526 Vermögensverwaltungs GmbH

/s/ Paul G. Hulme
Paul G. Hulme
Geschäftsführer

Definitions

As used in this Agreement in capitalized form, the following terms shall have the following meaning:

Additional Restructuring Actions shall have the meaning set forth in Article 8.5(b).

Adjustment Date shall mean the Closing Date or, if the Closing Date does not fall on the last day of a month, then the Adjustment Date shall mean the last day of the month in which the Closing occurs.

Affiliate shall mean with respect to a Person, any other Person controlling, controlled by or under common control with such first Person. Control shall be deemed to exist if a Person (either alone or together with its Affiliates) owns more than half of the voting rights or equity capital of a Person, or is otherwise able to exercise a controlling influence over another Person; provided, however, for the avoidance of doubt, Matlin Patterson Global Opportunity LP (and any other entity managed by Matlin Patterson Gobal Advisors LLC) shall not be considered an Affiliate of the Buyer.

Agreement shall mean this Share and Asset Purchase Agreement, including all Schedules, Annexes and related documents hereto.

Allowances shall mean any offering, promising or giving of any undue pecuniary or other advantage, whether directly or through intermediaries, to a public official or any other person who owns, directs or works for private sector entities, for that official, that third party or anyone else, in order to obtain or retain (x) business (but excluding, for the avoidance of doubt, the granting of any lawful and proper rebates, discounts and similar price concessions) or (y) improper advantage in the conduct of business, or (ii) relating to tax evasion as applicable to matters described in clause (i).

Ancillary Agreements shall have the meaning set forth in Article 8.4(b).

Applicable U.S. Laws shall mean the Foreign Corrupt Practices Act of the United States, as amended.

Appraiser shall have the meaning set forth in Article 2.5.1(d).

Approved Restructuring Costs shall have the meaning set forth in Article 8.5(b).

Asset Seller Companies shall have the meaning set forth in Article 2.2.1(a).

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Assumed TE Liabilities shall have the meaning set forth in Article 2.2.2(a).

Basel Site shall mean the buildings, structures and improvements, including the fixtures contained in such buildings, structures and improvements and the appurtenances relating thereto, being transferred to Buyer under Article 2.2.1(a)(viii) and specified in Schedule 2.2.1(a)(viii).

Baseline Report shall have the meaning set forth in Article 9.4.1.1(a).

Business Day shall mean a day other than a Saturday or a Sunday or any other day on which the commercial banks in Basel, Zurich and Salt Lake City are not open for general business.

Buyer shall mean the legal entity designated as Buyer on the cover page to this Agreement.

Cap shall have the meaning set forth in Article 11(b).

Carve-out Book shall mean the document attached hereto as Schedule 8.1(a).

CC shall mean the Swiss Civil Code (ZGB), as amended.

CHF shall mean Swiss francs, being the lawful currency of Switzerland.

Ciba Ancillary Agreements shall have the meaning set forth in Article 8.4(b).

Ciba Group Controller’s Manual shall mean the document attached hereto as Schedule 2.5.1(b)(2).

Ciba Group shall mean the Seller and all of its Affiliates.

CIBA Trademarks shall mean all Trademarks containing the term CIBA, including the Trademarks listed in Schedule 2.3.2(b).

Closing shall mean the consummation of the closing actions set forth in Article 4.3.

Closing Balance Sheet shall have the meaning set forth in Article 2.5.1(a)(i).

Closing Date shall have the meaning set forth in Article 4.1(a).

CO shall mean the Swiss Code of Obligations (OR), as amended.

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Compliance Actions shall have the meaning set forth in Article 7.4.2(d).

Covered Remedial Actions shall have the meaning set forth in Article 9.4.1.2(a) and shall include monitoring and related investigative activities as well as corrective actions.

Dangerous Substances shall mean any substance or material, whether in solid, gas, liquid or any other form, the deposition or emission of which into the ground, water or air is prohibited by, or subject to remediation under, Environmental Laws.

Data Site shall have the meaning set forth in Section 27 of Schedule 5.1.

Designated TE Assets shall have the meaning set forth in Article 7.4.2(c).

Designated Employees shall have the meaning set forth in Article 7.4.2(c).

De Minimis Amount shall have the meaning set forth in Article 11(a).

Deductible Amount shall have the meaning set forth in Article 11(a).

Deferred Undertaking shall have the meaning set forth in Article 10.2(c).

Disclosed Agency Agreement shall have the meaning set forth in Article 7.4.1(b).

Disclosure Letter shall have the meaning set forth in Article 6.1.4.

Distribution Laws shall mean any laws and regulations restricting or prohibiting Allowances.

E&Y shall mean Ernst & Young Ltd., 8000 Zurich, Switzerland.

Employment Litigation shall have the meaning set forth in Section 16 of Schedule 5.1.

Environmental Expert shall have the meaning set forth in Article 9.4.1.1(a).

Environmental Investigations shall have the meaning set forth in Article 9.4.1.1(a).

Environmental Laws shall have the meaning set forth in Section 20(a) of Schedule 5.1.

Environmental Licenses shall have the meaning set forth in Section 20(c) of Schedule 5.1.

Excess Use shall have the meaning set forth in Article 6.1.3(d).

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Excluded Assets shall mean the assets enumerated in Article 2.2.1(b).

Excluded Contracts shall have the meaning set forth in Article 2.2.1(b)(xiv).

Excluded Domain Names shall have the meaning set forth in Article 2.2.1(b)(iii).

Excluded Liabilities shall have the meaning set forth in Article 2.2.2(b).

Excluded Patents shall have the meaning set forth in 2.2.1(b)(ii).

Excluded Plant Lease Agreements shall have the meaning set forth in Article 8.4(c).

Excluded Plants shall have the meaning set forth in Article 2.2.1(b)(ix).

Excluded Trademarks shall have the meaning set forth in Article 2.2.1(b)(i).

Expanded TE Franchise shall mean (i) the Textile Franchise and (ii) any other post-extrusion processing techniques or technologies other than detergents and laundry applications that are applied onto natural or synthetic Fabrics by an original manufacturer.

Fabrics shall mean any kind of woven, non-woven, foamed, elastomeric, knitted (as in macramé), knotted or tufted material, any hybrid thereof, including fibres, filaments, yarns and composites of more than one material, natural and manufactured, and products for which such textiles are principal raw materials including but not limited to threads, cords, ropes, braids, drapable materials, organized and disorganized fibres, woven, non-woven and knitted fabrics, lace, nets and embroidery; hosiery, knitwear and made-up apparel; household textiles, soft furnishings and upholstery; carpets and other floor coverings; membranes and filter membranes, leather and synthetic leather.

Facilities shall have the meaning set forth in Section 18(a) of Schedule 5.1.

Fairly Disclosed shall mean a disclosure of fact in the Disclosure Letter disclosed in the manner required by the Disclosure Letter and which allowed Buyer and its advisers to reasonably identify and assess the specific impact of such fact on (i) any representation or warranty of Seller, and (ii) the business operations and prospects of the TE Business.

Filings shall have the meaning set forth in Article 4.2.1(a).

Final Closing Balance Sheet shall have the meaning set forth in Article 2.5.1(a)(i).

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Final Local Closing Balance Sheet shall have the meaning set forth in Article 4.2.6(e)(i).

Freely Available Cash and Cash Equivalents shall mean all foreign cash and foreign cash equivalents held in foreign jurisdictions that (i) is freely and immediately available for repatriation, (ii) is not subject to exchange controls enforced by local authorities, and (iii) is not otherwise restricted in being transferred to affiliated companies whether or not as a repayment of debt, a dividend, a return of capital or some form of payment. For the avoidance of doubt, Freely Available Cash and Cash Equivalents does not include any foreign cash or foreign cash equivalents held by Panyu, Shenzhen or Qingdao in excess of the amounts indicated in Schedule 2.5.1(a), section B, footnote 1.

Governmental Approvals shall have the meaning set forth Article 4.2.1(a).

Governmental Authorizations shall mean any consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any governmental or regulatory body or pursuant to applicable law.

Health and Safety Laws shall mean all laws and regulations applicable at the relevant time for the protection of the health and safety of the workforce of the TE Business employed at the production sites of the TE Business.

HF Site shall have the meaning set forth in Article 9.4.3(b).

High Level Implementation Plan shall mean the document attached hereto in Schedule 8.1(a).

Huntsman shall have the meaning set forth on the cover page to this Agreement.

Huntsman Germany shall have the meaning set forth on the cover page to this Agreement.

ICC shall have the meaning set forth in Article 2.5.1(d).

Identified Sites shall have the meaning set forth in Article 9.4.1.1(a).

Indemnified Claim shall have the meaning set forth in Article 6.1.5.

Indemnified Tax Claim shall have the meaning set forth in Article 9.3(e).

Intellectual Property Rights shall mean Patents, Trademarks, copyrights, design rights, rights in databases, domain names and other intellectual property rights (but excluding

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Know How), whether registered or not.

Inventory shall mean raw materials, in process materials and finished products.

IT Service Agreement shall mean the document attached hereto as Schedule 8.3(b).

Key Assets shall have the meaning set forth in Article 4.2.2(d).

Key Persons shall mean each of the members of the Executive Committee of Seller and the following individuals: All members of the Board of Directors of Ciba Specialty Chemicals Holding Inc., Brendan Cummins, Michael Jacobi, Niklaus Meier, Martin Riediker, Eric Marohn, Thomas Koch, Reiner Löffler, Steffen Mezger, Andreas Missy, Daniel Petitpierre, Dorothea Seckler, Peter Otto, Davor Bedekovic, Steven Gray, Rune Jervidalo, Kent Kvaal, William Yau, Michael Effing, Kurt Huber, Günter Fritz, Anton Lindner, Leslie Currie, Mark Wright, Peter Kroepfli, Wilhelm Inderbitzin, Mark Mapp, Andreas Weber, Marc Deschamps, Robin Price, Thomas Jakopp, Michele Perregaux Bucher, Dieter W. Grieshaber, Roland Stoerr.

Know How shall mean proprietary or confidential information technology, data, trade secrets, methods or procedures of technical nature.

KPMG shall have the meaning set forth in Article 2.5.1(d).

Lease End Date shall have the meaning set forth in Article 9.4.2(d).

Leased Sites shall have the meaning set forth in Article 9.4.2.

Licensed Patent shall mean any Patent licensed under this Agreement by Seller to Buyer or by Buyer to Seller.

Licensee shall mean any Party being granted a license by the other Party under this Agreement.

Licensor shall mean any Party granting a license to the other Party under this Agreement.

Lien shall mean any lien, charge, mortgage, encumbrance, security interest or other third party right (whether in rem or in personam), irrespective of whether such Lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title by or in Buyer or its designated Affiliates.

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Litigation shall have the meaning set forth in Section 15 of Schedule 5.1.

Local Adjustment Date shall mean the Local Closing Date or, if the Local Closing Date does not occur on the last day of a month, then the Local Adjustment Date shall mean the last day of the month in which the Closing occurs.

Local Closing shall have the meaning set forth in Article 4.2.6(a).

Local Closing Balance Sheet shall have the meaning set forth in Article 4.2.6(e)(i).

Local Closing Date shall have the meaning set forth in Article 4.2.6(a). Where this Agreement refers to Closing Date only, this shall mean, with respect to those TE Assets, Transferring Employees and the Assumed TE Liabilities in respect of which Closing has been deferred and where the context so requires, “Local Closing Date.”

Long Stop Date shall have the meaning set forth in Article 4.2.1.

Material Adverse Effect shall have occurred where:

(i)         a change in the assets, liabilities or financial position of the TE Business has occurred which fundamentally and lastingly impairs the value of the TE Business taken as a whole; and

(ii)        the Parties did not and could not reasonably be expected to have taken into account such change at the date of this Agreement; and

(iii)       it would be unconscionable in light of all circumstances, including the adjustments under Article 2.5, for the Parties to continue to be bound by this Agreement;

provided, however, that the following shall not be deemed a Material Adverse Effect:

(A)       a change that results from conditions generally affecting the world economy;

(B)       a change that results from conditions generally affecting the chemical industry, the textile industry or the securities markets;

(C)       a change that results from currency exchange rate developments;

(D)       a change that results from the announcement or the pendency of this Agreement;

(E)        a change that results directly from actions taken by a Party in connection with

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satisfying its obligations hereunder; or

(F)       a change that results from facts and circumstances Fairly Disclosed in the Disclosure Letter.

Material Contamination shall mean any contamination at an Identified Site with Dangerous Substances that is equal to or exceeds applicable contamination limits as defined by applicable Environmental Laws authorizing the competent authorities to order further investigations of, or cleanings at, the Identified Site.

Material Contracts shall have the meaning set forth in Section 13 of Schedule 5.1.

Material Existing Contamination shall have the meaning set forth in Article 9.4.1.1(a).

Material Third Party Consents shall have the meaning set forth in Article 4.2.1(a).

Materiality Condition shall mean that Seller can transfer to Buyer control over assets (including assignment or grant to Buyer of all permits and licences required for ownership or operation of such assets) that (i) represent at least 80 % percent of (i) all assets (other than the Key Assets) reflected in the TE Statement of Relevant Net Assets and (ii) generate at least 80 % percent of the gross revenues of all assets (other than the Key Assets). For purposes of determining of whether control within the meaning of the preceding sentence has been transferred, any transitional services or any licensing scheme under the TE Ancillary Agreements shall be taken into account. With respect to distribution services, Seller shall be required to render such services if either the regulatory licenses necessary to operate the TE Business in the respective country have not been transferred or obtained and no interim licenses have been granted or IT separation as contemplated in Schedule 8.1(a) has not been effected. Seller shall be required to provide such financial information to Buyer as Buyer may reasonably request in order for Buyer to be able to verify that the Materiality Condition has been satisfied.

Monthly Financials shall have the meaning set forth in Article 3.4.

Net Debt shall mean the aggregate of Freely Available Cash and Cash Equivalents and the financial liabilities line items with respect to the TE Companies, including any unfunded pension plan and post retirement liabilities of the Transferring Employees, all set forth in Schedule 2.5.1(a).

Net Working Capital shall mean the aggregate of the current assets and current liabilities line items (excluding any tax liabilities or assets), all set forth in Schedule 2.5.1(a).

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New Agency Agreement shall have the meaning set forth in Article 7.4.2(a).

Non-Compliant Agreement shall have the meaning set forth in Article 7.4.2(a).

Notice of Breach shall have the meaning set forth in Article 6.1.2(a).

Notice of Disagreement shall have the meaning set forth in Article 2.5.1(c).

Panyu shall have the meaning set forth in Article 2.1(a)(ii).

Party or Parties shall have the meaning set forth on the cover page to this Agreement.

Patents shall mean all issued or reissued patents and pending applications in all jurisdictions, together with any renewals, extensions, corrections, substitutions, re-registrations, re-examinations, continuations, continuations-in-part or divisional applications and any patents issuing thereon.

Permitted Lien shall mean (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business by operation of law and Liens for Taxes with respect to an obligation or liability that is not yet due or delinquent and that may thereafter be paid without penalty, (iii) any minor imperfection of title or similar Lien or encumbrance which could not reasonably be expected to have a material effect, (iv) any Lien created pursuant to any lease of property, real or personal, the obligations under which are capitalized on the TE Statement of Relevant Net Assets, and (v) any Lien created to secure purchase money indebtedness that is an Assumed TE Liability.

Person shall mean any natural person, corporation, general or limited partnership, business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business.

Pfersee shall have the meaning set forth in Article 2.1(a)(i).

Policies shall have the meaning set forth in Section 14 of Schedule 5.1.

Pre-Closing Liabilities shall have the meaning set forth in Article 2.2.2(b).

Pre-Closing Liability Amount shall mean the sum of all amounts up to CHF 15,000,000 owed by Seller to Buyer or its Affiliates attributable to claims for misrepresentation or breach of warranties reflected in the update to the Disclosure Letter.

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Preclusion Notice shall have the meaning set forth in Article 6.1.3.

Preclusion Period shall have the meaning set forth in Article 6.1.3.

Preliminary Consideration shall have the meaning set forth in Article 2.4(b).

Prior Year Financials shall have the meaning set forth in Article 10.12(a).

Protected Activity shall have the meaning set forth in Article 10.11(a).

Purchase Price shall have the meaning set forth in Article 2.4(a).

Qingdao shall have the meaning set forth in Article 2.1(a)(iv).

Relevant Compliance Rules shall have the meaning set forth in Article 7.4.1(a).

Relevant Rules shall mean any Distribution Laws .

Remedial Action Plan shall have the meaning set forth in Article 9.4.1.2(b)(ii)(1).

Restructuring Deduction shall mean CHF 42,000,000 minus any Approved Restructuring Costs to the extent such Approved Restructuring Costs are (i) approved by the Buyer and (ii) actually paid by Seller in implementation of Additional Restructuring Actions after the date of this Agreement and prior to the Closing Date in accordance with Article 8.5.

Retained Shape Costs shall have the meaning set forth in Article 8.5(a).

Retained Tax Liabilities shall have the meaning set forth in Article 9.3(a).

Risk Management Actions shall have the meaning set forth in Article 9.4.3(c).

Seller shall mean the legal entity designated as Seller on the cover page to this Agreement.

Seller’s SAPA Obligation shall have the meaning set forth in Article 13.5(a).

Shape I and II shall mean the restructuring programs initiated in 2004 and 2005, respectively, relating to the TE Business and other businesses of the Seller, as and to the extent identified in Schedule 8.5(a).

Shape III shall mean the restructuring program described in the TE Business Plan, as and to the extent identified in Schedule 8.5(a).

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Share Seller Companies shall have the meaning set forth in Article 2.1(a).

Shared Patents shall have the meaning set forth in Article 2.3.1(a).

Shenzhen shall have the meaning set forth in Article 2.1(a)(iii).

Swathi shall have the meaning set forth in Article 2.1(a)(v).

Tangible Property shall mean all furniture, furnishings, fixtures, equipment (including motor vehicles), computers, office equipment and appurtenances, tools, machinery and supplies.

Tax Return(s) shall mean all declarations that, with respect to the TE Business, are required to be filed in respect of Taxes.

Taxes shall mean all tax liabilities, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer of securities), withholding taxes, value added taxes, sales and use tax, goods and services taxes, customs duties, business taxes, capital gains taxes, property taxes, real estate taxes, transfer taxes and all other taxes, duties, levies, fees and charges payable to any competent taxing authority in any jurisdiction, as well as any interest, penalties, costs and expenses resulting from or arising out therefrom or relating thereto.

TE shall mean Textile effects.

TE Ancillary Agreements shall have the meaning set forth in Article 8.4(a).

TE Assets shall have the meaning set forth in Article 2.2.1(a).

TE Business shall have the meaning set forth in Recital (A).

TE Business Plan shall mean the business plan of the TE Business set forth in Schedule 7.3(t).

TE Chemical Documentation shall have the meaning set forth in Article 2.2.1(a)(xi).

TE Companies shall have the meaning set forth in Article 2.1(a)(v).

TE Companies Patents shall have the meaning set forth in Section 11(c) of Schedule 5.1.

TE Companies Real Property shall have the meaning set forth in Section 8(b) of Schedule 5.1.

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TE Companies Tangible Property shall have the meaning set forth in Section 9 of Schedule 5.1.

TE Companies Trademarks shall have the meaning set forth in Section 11(b) of Schedule 5.1.

TE Employee Benefit Plan shall have the meaning set forth in Section 22 of Schedule 5.1.

TE Income and Expense Statement shall mean the unaudited, pro-forma TE income and expense statement, covering the period from January 1, 2005, ending on September 30, 2005, attached hereto as Schedule A, as adjusted to reflect the transactions contemplated by this Agreement.

TE Intellectual Property Rights shall mean all of the Transferred TE Trademarks, the Transferred TE Patents, the Transferred TE Domain Names, the Transferred TE Know How, the TE Companies Trademarks, the TE Companies Patents, the TE Know How and the Shared Patents.

TE Financial Records shall have the meaning set forth in Article 2.2.1(a)(xiv).

TE Key Personnel shall mean the employees of the TE Business set forth in Annex 5.1.12.

TE Know How shall have the meaning set forth in Section 11(a) of Schedule 5.1.

TE Patents shall have the meaning set forth in Section 11(c) of Schedule 5.1.

TE Segment shall mean the Ciba Group’s textile effects segment as such segment is presented in the Ciba Group Annual Report 2005.

TE Shares shall mean the shares of the TE Companies held by the Share Seller Companies identified in Schedule 2.1.

TE Statement of Relevant Net Assets shall mean the audited consolidated statement of assets and liabilities of the TE Business as at September 30, 2005, attached hereto as Schedule A.

TE Trademarks shall have the meaning set forth in Section 11(b) of Schedule 5.1.

Textile Franchise shall mean (i) any post-extrusion processing techniques or technologies that are applied onto a natural or synthetic Textile fibre by an original manufacturer for use in any Textile application, and (ii) the post-extrusion topical treatment of non-woven materials using techniques, dyes and chemicals previously applied to Textiles (but excluding, for the

12

avoidance of doubt, the treatment of non-drapable applications of wood, paper and pulp); and (iii) MAXILON® and UVITEX® products and the aqueous application thereof; provided, however, that (x) detergents and laundry applications; and (y) pre-extrusion processing techniques or technologies other than those using MAXILON® or UVITEX® products, shall be excluded from (i), (ii) and (iii).

Textile shall mean any kind of woven, knitted, knotted (as in macramé) or tufted material, including fibres, filaments and yarns, natural and manufactured, and products for which such textiles are principal raw materials, including, but not limited to, threads, cords, ropes and braids; woven, knitted fabrics for the applications listed, lace, nets, and embroidery; hosiery, knitwear and made-up apparel; household textiles, soft furnishings and upholstery; carpets and other floor coverings.

Trademarks shall mean trade names, business names, trade dress rights, registered and unregistered trademarks and service marks and logos, and any applications therefor, together with all translations, adaptations, derivations and combinations and like intellectual property rights.

Transfer Documents shall have the meaning set forth in Article 4.3.3(b).

Transferee shall have the meaning set forth in Article 13.5(a).

Transferred TE Assets shall have the meaning set forth in Article 2.2.1(a).

Transferred TE Contracts shall have the meaning set forth in Article 2.2.1(a)(xv).

Transferred TE Domain Names shall have the meaning set forth in Article 2.2.1(a)(iii).

Transferred TE Governmental Authorizations shall have the meaning set forth in Article 2.2.1(a)(x).

Transferred TE Know How shall have the meaning set forth in Article 2.2.1(a)(v).

Transferred TE Leases shall have the meaning set forth in Article 2.2.1(a)(viii).

Transferred TE Marketing and Promotional Documents shall have the meaning set forth in Article 2.2.1(a)(vi).

Transferred TE Patents shall have the meaning set forth in Article 2.2.1(a)(ii).

Transferred TE Product Registrations shall have the meaning set forth in

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Article 2.2.1(a)(iv).

Transferred TE Real Property shall have the meaning set forth in Article 2.2.1(a)(vii).

Transferred TE Tangible Property shall have the meaning set forth in Article 2.2.1(a)(ix).

Transferred TE Trademarks shall have the meaning set forth in Article 2.2.1(a)(i).

Transferring Employees shall have the meaning set forth in Schedule 10.9.

Transition Period shall mean twelve (12) months following the Closing Date, plus such additional time as Seller may reasonably approve at the request of Buyer.

Undertakings shall have the meaning set forth in Article 10.2(a).

U.S. GAAP shall mean generally accepted accounting principles as applied in the United States of America.

VAT shall mean Value Added Tax.

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Share Seller Companies

Company Name	Country	Shareholder	Holding[1]
Ciba Spezialitätenchemie Pfersee GmbH	Germany	Ciba Spezialitätenchemie Holding Deutschland GmbH	100%

Guangdong Ciba Specialty Chemicals Co., Ltd.	China	Ciba Specialty Chemicals (China) Ltd.	70%
		Ciba Specialty Chemicals Inc.	25%

Shenzhen Ciba Specialty Chemicals Co., Ltd.	China	Ciba Specialty Chemicals (China) Ltd.	85%

Qingdao Ciba Dyes Co., Ltd.	China	Ciba Specialty Chemicals (China) Ltd. Ciba Specialty Inc.	84 10%

Swathi Organics & Specialties Private Limited	India	Ciba Specialty Chemicals (India) Limited	21.89%

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A.            Net Working Capital

Net Working Capital shall consist of the balance sheet items set forth below:

Account	Account Description		Amount as per September 30, 2005 in CHF thousand

Accounts receivable
100030	Accounts receivables trade – 3rd pty		339 133
100040	Provisions for bad debts / doubtful accounts		-37 022

plus

Inventories
100080	Inventories – Raw material	48 329
100090	Inventories – Work in Progress and Finish Goods	277 110
100100	Provisions for slow mowing inventories		-11 156

plus

Other current assets
100110	Other current assets – 3rd pty		21 835

less

Accounts payable
100540	Accounts payable trade – 3rd pty		111 182

less

Other current liabilities
100600	Accrued and other current liabilities		46 165

equals

Total Net Working Capital			480 882

Notwithstanding the above, Net Working Capital shall not include any (a) Excluded Liabilities and (b) any provisions and reserves in relation to Excluded Liabilities.

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B.            Net Debt

Net Debt consists of the following balance sheet items set forth below:

Account	Account Description	Amount as per September 30, 2005 in CHF thousand

Short term debts
100510	Bank and short term debt – 3rd pty	12 295

plus

unfunded pension plan, post employment & retirement liabilities
(out of account 100750 Other long term liabilities)
190100.4820	Pension reserves *	55 256
190100.4830	other post retirement benefits	6 116
190100.4831	other post employment benefits	2 341

less

Cash
100010	Cash and cash equivalents**	873(1)

equals

Total Net Debt		75 135

* Breakdown by Group Company
462	Ciba Pfersee	47 698
550	Ciba Holding Germany	1 786
471	Ciba Lampertheim	1 406
305	Ciba Grenzach	194

Other Countries		4 172

Total	Pension reserves of unfunded pension plans	55 256

** Breakdown by Group Company

401	Guangdong Ciba	160
411	Shenzhen Ciba Specialty Chemicals	160
415	Quigdao Ciba Dyes	480
462	Pfersee	73

Notwithstanding the above, Net Debt shall not include any (a) Excluded Liabilities and (b) any provisions and reserves in relation to Excluded Liabilities.

(1)   Cash shall include a maximum of RMB 1 million for Guangdong Ciba, RMB 1 million for Shenzhen and RMB 3 million for Qingdao Ciba Dyes

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Seller’s Representations and Warranties

Subject to the limitations set forth in the Agreement, Seller hereby represents and warrants to Buyer at and as of the date of this Agreement and at and as of the Closing Date and, where applicable, and at and as of each subsequent Local Closing Date with respect to the subject matter of each such Local Closing, the matters set forth below. Where any statement in the following representations and warranties is qualified by the expression «to the best of Seller’s knowledge», «so far as the Seller is aware» or any similar expression, the Seller shall be deemed to have knowledge of anything of which any of the Key Persons has knowledge, or ought reasonably to have knowledge, given their particular position and responsibilities.

1.         Organization and Qualification

(a)           Each of the TE Companies, the Share Seller Companies and the Asset Seller Companies is duly incorporated, duly organized and validly existing under the laws of its respective place of incorporation and has all requisite corporate power and authority to own or use its respective assets and to conduct its respective business as currently being conducted and to enter into the Agreement. Each of the TE Companies, the Share Seller Companies, the Asset Seller Companies and the Seller has all requisite corporate power and authority to consummate the transactions contemplated under this Agreement.

(b)           Each of the Share Seller Companies is the sole legal and beneficial owner of those TE Shares of the relevant TE Company in which it is identified as a shareholder in Schedule 2.1, free and clear of any Liens. No Person other than the Share Seller Companies and the Persons identified as a shareholder in Schedule 2.1 has any right to call for the issue (by way of subscription, conversion or otherwise) or transfer of any shares or other securities in the relevant TE Company. No Person has any right to call for the transfer of any of the TE Shares. There exists no authorization, obligation or arrangement (absolute, contingent, or otherwise) of the TE Companies to issue or sell any shares or other securities to any Person. No further capital, shares or other equity or security instruments in the TE Companies have been or will be issued on or before the Closing Date.

(c)           All of the TE Shares are validly issued, fully paid up and non-assessable.

(d)           All corporate documentation which any TE Company is required by law to file with or deliver to any registrar or governmental authority have been correctly completed and duly filed or delivered.

(e)           No TE Company owns or holds, directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or other entity.

(f)         There is no commitment to give or create any Liens over the TE Shares, and, to Seller’s best knowledge, no person has claimed to be entitled to any Liens over such shares. The execution of this Agreement will not result in a third party being entitled to create or acquire a Lien on the TE Shares (but excluding any third party rights arising as a result of any of Buyer’s or its Affiliates’ arrangements other than this Agreement or any agreement contemplated hereunder).

(g)        The copies of the constitutional and corporate documents of the TE Companies which have been given to the Buyer or its advisers, all as set forth in Annex 5.1.1(g), are true and accurate and complete in all respects and have annexed to or incorporated in them copies of all resolutions or agreements required by applicable law to be so annexed or incorporated.

(h)        All statutory books and registers, including the register of members, of the TE Companies have been properly kept and no notice or allegation in writing that any of them is incorrect or should be rectified in any material aspect has been received by Seller or its Affiliates.

2.         Financial Statements

(a)        The audited TE Statement of Relevant Net Assets, in accordance with, and subject to, the notes (including note 1) and explanations set forth therein, fairly presents in all material respects and in accordance with U.S. GAAP and gives a true and fair view of the assets and liabilities of the TE Business as at the date thereof, based on the method of presentation described therein.

(b)        There are no liabilities (actual or contingent) attributable to the TE Business (such business as of September 30, 2005, based on the method of presentation described in the TE Statement of Relevant Net Assets) of the type required to be reflected as liabilities on a balance sheet prepared in accordance with U.S. GAAP other than the liabilities which are reflected on the TE Statement of Relevant Net Assets, in accordance with the notes (including note 1) and explanations set forth therein, or which are incurred in the ordinary course of business since September 30, 2005.

(c)        The rules and principles of the Ciba Group Controller’s Manual are in conformity with U.S. GAAP.

(d)        The TE Income and Expense Statement for the period ending September 30, 2005, has been compiled based on reasonable estimates and assumptions derived from the Ciba Group’s consolidated financial management information (as opposed to a bottom-

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up collection of a country- and/or site specific-financial data), and, on this basis, materially reflects, on an EBIT-level, at cost and prior to stand-alone adjustments, the effects on the TE Business (for the period ending September 30, 2005, based on the method of presentation described in the TE Income and Expense Statement) of all assets, liabilities and employees to be transferred under the Agreement as well as the effects of intra-group tolling agreements, supply and service agreements to be concluded between units of such TE Business and units of the remainder of the Ciba Group.

(e)        The Prior Year Financials to be delivered to Buyer by Seller in accordance with Article 10.12(a) are consistent, in all material respects, with the financial information of the TE Segment set forth in Annex 5.1.2(e), such financial information provided by Seller to Buyer prior to the date of this Agreement. For purposes of evaluating such consistency, account shall be taken of, (i) the method of presentation and the assumptions used for the TE Statement of Relevant Net Assets and the TE Income and Expense Statement for the period ending September 30, 2005 and (ii) any of the additional adjustments to be made to properly reflect the scope, the nature and the assumptions of the transactions contemplated under this Agreement, which adjustments may include (without limitation):

(A)       any changes to the transaction structure (e.g., an asset instead of a share transfer);

(B)       any changes to the assets being transferred to Buyer (e.g., excluding the Excluded Plants or any assets relating thereto, or extension from an “exclusively” to a “primarily”-concept);

(C)       any changes to the Tangible Property;

(D)       any changes in assumptions for pension and benefit plans;

(E)        any changes in the definition of Net Working Capital and Net Debt not reflected in the TE Statement of Relevant Net Assets;

(F)        any impact on standard product cost (e.g., depreciation) a consequence of the impairment recorded as per December 31, 2005 of the TE Segment’s long-lived assets and goodwill;

(G)       any changes to tolling, supply and other Ancillary Agreements and the IT Service Agreement; or

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(H)       any changes in assumptions used and final headcount and cost of Group Services employees and services to be transferred to the Buyer as a result of the individual selection at Closing in lieu of the average assumptions used in the TE Income and Expense Statement.

(f)         Since August 30, 2005, the Seller and its Affiliates have not prepared in respect of the TE Business any revised financial forecast or budget for the 2006 fiscal year.

3.         Events Subsequent to the Date of the Transaction Financials

Since September 30, 2005, except for matters that would be permitted in accordance with Article 7 of this Agreement:

(a)        there has not occurred any matter, fact or circumstance which has had, and no contract or arrangement has been entered into by Seller or its Affiliates in respect of the TE Business which has had or which Seller has reason to believe will have, within a reasonably foreseeable time period after the Closing Date, a Material Adverse Effect;

(b)        subject to the restructuring actions under Shape I, II, and III, as identified in Schedule 8.5(a), the Additional Restructuring Actions and performance of all other obligations of Seller under this Agreement, Seller has carried out the TE Business in the ordinary course of business and consistent with prior practice; and

(c)        there has not been any material increase in the salary, benefits or other compensation payable by the TE Business to any of the directors, officers or employees of the TE Business other than in accordance with agreements existing on such date.

4.         Due Authorization

Seller has the power and authority to execute this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws of general application affecting the rights of creditors.

5.         No Conflict | Consents

(a)       The execution of this Agreement does not, and the consummation of the transactions contemplated hereunder will not, (i) violate or conflict with the provisions of the respective certificates of incorporation, by-laws or equivalent constitutional documents of Seller, the Share Seller Companies or the Asset Seller Companies, (ii) result in a breach or violation by Seller, the Share Seller Companies or the Asset Seller

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Companies of any law or regulation or any other restriction of any kind by which the Seller, the Share Seller Companies, the TE Companies or the Asset Seller Companies is bound, or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit under, any contract relating to the TE Business or any license, permit or similar authorization relating to the TE Business.

(b)       Seller and its Affiliates do not require any authorizations, permits or consents from any governmental or administrative authority, or any third party (including, without limitation, any shareholders or creditors of Seller) for the consummation of the transactions contemplated by this Agreement, other than the Transferred TE Governmental Approvals.

6.         Taxes

(a)       All Tax Returns required to be filed prior to the Closing Date by or with respect to Taxes payable by or reimbursable to the TE Companies have been timely filed. All such Tax Returns have been prepared in the manner required by applicable law and are complete and accurate in all material respects.

(b)       Each TE Company has duly and punctually paid all Taxes which are or have at any time been required to be paid and has not at any time been liable to pay any penalty or interest in connection with any Taxes.

(c)       No claims, assessments, deficiencies or adjustments relating to Taxes have been asserted against the TE Companies or with respect to the Transferred TE Assets. There are no extensions of the limitations period with respect to the assessment or collection of any Taxes of the TE Companies or relating to the Transferred TE Assets.

(d)       None of the TE Companies is a party to any indemnity agreement, allocation agreement, sharing agreement or similar arrangement with respect to Taxes, and none of the TE Companies is liable for Taxes of any other Person as a transferee or successor, by reason of membership of the same group of companies, by contract or otherwise. The profit and loss pooling agreement and the domination agreement to which Pfersee is a party has been or will be terminated prior to the Closing Date and except for obligations reflected in Net Working Capital and Net Debt and thus subject to the adjustments set forth in Article 2.5, Pfersee has or will have no obligation to make any payment under such agreements following the Closing. There are no other profit and loss pooling agreements, or similar agreements, affecting any of the TE Companies.

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(e)       Except as set forth in the notes thereto and the explanations therein, as required by U.S. GAAP, the TE Statement of Relevant Net Assets properly reflects in all material respects all liabilities for Taxes arising in respect of the TE Business (such business as of September 30, 2005, based on the method of presentation described in the TE Statement of Relevant Net Assets) for all periods ending on or before the date thereof.

(f)        Each of the TE Companies has collected or withheld all amounts required to be collected or withheld by it for any Taxes.

7.         Assets

The Asset Seller Companies have good and marketable title to, or a valid and transferable lease for, as the case may be, all Transferred TE Assets free and clear of all Liens or agreements to create Liens (except the Permitted Liens). Subject to the goods and|or services to be provided by Seller or its designated Affiliates under the terms and conditions of the TE Ancillary Agreements and the IT Service Agreement, the Transferred TE Assets comprise all of the properties, assets, and facilities required for the conduct of the TE Business substantially in the manner in which it is currently conducted.

8.         Real Property

(a)        Schedule 2.2.1(a)(vii) and Schedule 2.2.1(a)(viii) each set out a list of the Transferred TE Real Property and the Transferred TE Leases, respectively. Each of the Persons set forth in Annex 5.1.8(a) is the full legal and beneficial owner of, is in exclusive occupation, except as contemplated in the Ancillary Agreements, of and has good and marketable title to the Transferred TE Real Property listed under its name. Ciba Specialty Chemicals Inc. is the full legal and beneficial owner of the property that is the subject of the Basel Ground Lease Agreement (the Basel Lease Property), subject to the rights granted to Buyer or its Affiliates pursuant to the Basel Ground Lease Agreement.

(b)        The TE Companies are the full legal and beneficial owners of, are in exclusive occupation, except as contemplated in the Ancillary Agreements, of and have good and marketable title to the real property used or required for the purposes of their business as presently conducted, including as set forth in Annex 5.1.8(b), (the TE Companies Real Property).

(c)        The TE Business is duly authorised to operate at the Transferred TE Real Property the TE Companies Real Property and the Basel Lease Property pursuant to applicable planning and zoning regulations.

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(d)        Seller or its Affiliates, in relation to the TE Business, has or have a right to use all roads and conducting media at, to or from each of the Transferred TE Real Property, the Leased TE Real Property, the TE Companies Real Property and the Basel Lease Property and neither Seller nor its Affiliates has or have knowledge of an imminent or likely interruption of this right.

(e)        All buildings and other structures on the Transferred TE Real Property on the TE Companies Real Property or on the Basel Lease Property are in good repair and condition and are substantially fit for the purpose for which they are used at present and Seller, the TE Companies and the Asset Seller Companies have not received any written notice or order by the competent authority affecting any such real property which has or might reasonably be expected to have any consequence materially adverse to the present use of such real property.

(f)         The Transferred TE Real Property, the TE Companies Real Property and Basel Lease Property are not subject to any Liens or agreements to create Liens, except the Permitted Liens.

(g)        No business or operation other than the TE Business is conducted on or at the Transferred TE Real Property, the TE Companies Real Property or the Basel Lease Property.

9.         Tangible Property

The Asset Seller Companies have good title to, or a valid and transferable lease for, the Transferred TE Tangible Property, and the TE Companies have good title to, or a valid lease for, the Tangible Property set forth in Annex 5.1.9 (the TE Companies Tangible Property), in either case all as reflected in the TE Statement of Relevant Net Assets; all such tangible property is in good working order (fair wear and tear excepted), has been properly maintained in accordance with normal practice, is safe to operate in accordance with their current practice, subject to continued repair and replacement in accordance with past practices, and is not subject to any Liens or agreements to create Liens (in either case other than the Permitted Liens).

10.       Inventory

All Inventory of the TE Business consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which, with the exception of materials and supplies held for the purpose of production, have been written off or written down to net realizable value in the TE Statement of Relevant Net Assets, the Final Closing Balance Sheet or the Final Local Closing Balance Sheet(s), as the case may be.

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11.       Intellectual Property Rights

(a)        The TE Companies and the Asset Seller Companies are the legal and beneficial owners of, or have a royalty-free license to use (within the terms of such license), or have otherwise the right to use, all Know How reasonably necessary for the conduct of the TE Business (the TE Know How); it being understood that Seller, under this Section 11(a) of Schedule 5.1, only represents to the use of any such Know How as it is being used in the TE Business as at the date of this Agreement.

(b)        The TE Companies and the Asset Seller Companies are the legal and beneficial owners of, or have a royalty-free license to use (within the terms of such license), respectively, all the Trademarks set forth in Annex 5.1.11(b)(1) (the TE Companies Trademarks) and the Transferred TE Trademarks (together with the TE Companies Trademarks, the TE Trademarks); provided, however, that Buyer acknowledges that such Trademarks are subject to the prior right agreements set forth in Annex 5.1.11(b)(2). Buyer acknowledges that the CIBA Trademarks are not fully owned by Seller and that Seller has only the limited rights to sublicense such CIBA Trademarks as provided in Article 2.3.

(c)        The TE Companies and the Asset Seller Companies are the legal and beneficial owners of, or have a royalty-free license to use (within the terms of such license), respectively, the Patents set forth in Annex 5.1.11(c) (the TE Companies Patents) and the Transferred TE Patents (together with the TE Companies Patents, the TE Patents); it being understood that Seller, under this Section 11(c) of Schedule 5.1, only represents to the use of any such Patent as it is being used in the TE Business as at the date of this Agreement.

(d)        With respect to Intellectual Property Rights, the TE Intellectual Property Rights are sufficient for the conduct of the TE Business as currently being conducted and, subject to (i) the manufacture, supply and services to be provided by Seller or its designated Affiliates under the terms and conditions of the TE Ancillary Agreements and (ii) the limitations set forth in Articles 10.5, 10.6 and 10.7, enable Buyer to continue to operate the TE Business as currently being operated.

(e)        Since January 1, 2003, no claims have been made or threatened in writing challenging the validity or enforceability of the TE Intellectual Property Rights owned by Seller, any of the TE Companies or any of the Asset Seller Companies. All registration fees now due and payable as of the date hereof to obtain and maintain the TE Intellectual Property Rights owned by Seller or any of its Affiliates have been paid.

(f)         Since January 1, 2003, no third party has claimed in writing that the conduct of the TE Business as currently being conducted infringes upon any Intellectual Property Rights

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of any other Person; provided, however, that Buyer acknowledges that certain Trademarks are subject to consent letters, coexistence and prior right agreements set forth in Annex 5.1.11(b)(2).

(g)        To the best of Seller’s knowledge, nothing has been done by it or by any third party (including its Affiliates) which jeopardizes the validity and enforceability of any of the TE Intellectual Property Rights; provided, however, that the TE Intellectual Property Rights may contain Trademark registrations or applications that are not in use and are therefore subject to cancellation or expiration due to non-use.

(h)        Seller is not aware of any unauthorized use by any Person of any of the TE Intellectual Property Rights.

(i)         None of the TE Intellectual Property Rights is subject to any Liens other than Permitted Liens.

(j)         Seller and its Affiliates are the sole current assignees of record in all patent, trademark and copyright offices or agencies in all jurisdictions of all TE Intellectual Property Rights registered in such jurisdictions, and all such rights are fully assignable to Buyer.

(k)        There are no material restrictions, in any contracts related to the use by the TE Business of any Intellectual Property Rights or Know How, on the manufacturing capacity of the TE Business.

(l)         Neither the Seller nor any Asset Seller Company, any Share Seller Company or any TE Company has granted any license under any TE Know How, TE Trademarks or TE Patents to any third party, except as set forth in Annex 5.1.1.11(l).

12.       Employment

(a)        The representations and warranties set out in Schedule 10.9 to this Agreement are true and accurate.

(b)        Except as otherwise provided for by applicable mandatory law, no employee of the TE Business has a notice period longer than twelve (12) months, nor is there a termination compensation payable for termination on due notice which would exceed the equivalent of six (6) or, as to TE Key Personnel set forth in Annex 5.1.12(b), twelve (12) months’ salary. As at the date of this Agreement, there are no material salary or employee benefits increases resolved but not yet implemented other than in the ordinary course of business and in compliance with mandatory law.

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(c)        With respect to the TE Business, the TE Companies and the Asset Seller Companies have complied with all obligations related to the employment of personnel that an employer needs to comply with in its relations with employees, former employees (in relation to the TE Companies), employee representatives, trade unions, public authorities, pension funds and insurance companies, including those arising out of collective bargaining agreements, in particular, any social plans (Sozialpläne). There are no current disputes with governmental or self-regulatory authorities, any works council or other employee representatives.

(d)        Since September 30, 2005 through to the date of this Agreement, none of the TE Key Personnel has given or has been given notice of termination of his employment nor have in respect to such TE Key Personnel rescission proceedings been started or has the employment agreement been rescinded and no such TE Key Personnel has entered into employment with, or otherwise been employed or offered employment by, Seller or any of its Affiliates with a view to continuing employment outside the TE Business.

(e)        No employee engaged in the TE Segment has been made redundant for economic reasons during the last three (3) years and no employee made redundant has requested rehiring priority or brought a claim against the TE Companies or any part of the TE Business or has threatened in writing to do so involving an amount in dispute exceeding CHF 100,000.

13.       Material Contracts

(a)           Annex 5.1.13(a) hereto contains a complete list of all material contracts of, relating to or comprised in the TE Business (the Material Contracts) that:

(i)            are not in the ordinary course of business or, to the best of Seller’s knowledge, cannot be fulfilled or performed by the TE Business in accordance with its terms;

(ii)           prohibit or materially limit the right to compete in any line of business pertaining to the TE Business or grant an exclusive license;

(iii)          involve delivery of services or goods or receipt of services or goods of an amount or value in excess of CHF 2,000,000;

(iv)          under which, with respect to contracts having an overall value in excess of CHF 2,000,000, termination may occur or any other right will arise as a result of a change of control of the TE Business or of a TE Company;

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(v)           relate to the acquisition or disposal of a material portion of the TE Business since January 1, 2000 or under which any of the TE Companies has any remaining rights or obligations;

(vi)          contain, with respect to the TE Business, any outstanding obligation in respect of unpaid purchase price (whether or not contingent) upon the acquisition of a company or business which is not reflected in the TE Statement of Relevant Net Assets;

(vii)         are joint venture, shareholders’ or alliance agreements;

(viii)        are other forms of cooperation agreements with third parties, to the extent such cooperation agreements have a value in excess of CHF 2,000,000;

(ix)           are not terminable on less than six (6) months’ notice without compensation;

(x)            contain any leasing, hire purchase or conditional sale agreement which is treated as a finance or capital lease which contains an obligation to pay more than CHF 200,000 per year;

(xi)           contain any hedging agreement or commitment (including interest rate and currency swaps, forward foreign exchange transactions or options) with a principal amount in excess of CHF 1,000,000;

(xii)          contain any guarantee, indemnity, bond, letter of credit or other instrument issued by a third party in respect of the obligations of the TE Business or in respect of any Assumed TE Liabilities with a principal amount in excess of CHF 1,000,000;

(xiii)         contain any agreement for, or instrument of, borrowing (including factoring or receivables, discounting arrangements and bonds, loan stock or similar instruments) which has a principal amount in excess of CHF 1,000,000; or

(xiii)        contain any grant or other right to use any Intellectual Property Rights or Know How necessary for the operation of the TE Business.

(b)           Seller has provided Buyer with complete and accurate copies of all Material Contracts. The Material Contracts are valid and enforceable, the TE Business has performed all material obligations arising out of such contracts and no written notice of termination or of breach has been received or made by Seller or any of the TE Companies or any of their respective Affiliates. As far as Seller is aware, there has been no material breach by any of the respective counterparties to such Material

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Contracts and no legal grounds for early or extraordinary termination exist, it being understood that some of the Material Contracts contain change of control clauses and assignment or transfer to Buyer of such Material Contracts may be subject to the consent of the respective counterparty to such Material Contracts.

(c)           No Material Contract and no other agreement, arrangement, concerted practice or course of conduct to which any TE Company is or has at any time been a party infringes Article 81 or 82 of the Treaty establishing the European Community.

(d)           Annex 5.1.13(d) sets forth a complete and accurate list of all customers and suppliers who, during 2005, bought from or supplied of the TE Business products or raw materials with an aggregate value in excess of CHF 2 million. At the date hereof, neither Seller nor any of its Affiliates is aware of any indication given by any of those customers or suppliers that they intend to materially modify the volume or type of their purchase from or supply to the TE Business.

14.       Insurance

(a)        All premiums due and payable on all current insurance contracts (the Policies) entered into in favor of or for the purposes of the TE Business have been duly paid as of the date hereof and, to the best of Seller’s knowledge, all the Policies are valid and in force.

(b)        With respect to the TE Business, there is no material claim outstanding under any of the Policies and all past material claims have been settled in full. There have been no material claims as to which insurance coverage has been denied and no written notice has been received from the insurer under any corporate insurance policy applicable to the TE Business disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or cancelling or materially amending any such policy.

(c)        All TE Transferred Assets of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and any other risks in relation to which it is required to maintain insurance under applicable laws, regulations and the terms of any permits or any exemption applicable to the TE Business. The TE Companies are covered by insurance against accident, damage, injury, third party loss, loss of profit and other risks as is required under applicable laws, regulations and the terms of any permits or any exemption applicable to the TE Business.

15.       Litigation

(a)        There are no actions, suits, arbitration or similar proceedings (collectively referred to as Litigation) pending or threatened in writing against any TE Company or any Asset

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Seller Company or in which the TE Business is otherwise involved before any court, arbitral tribunal, administrative board, agency or commission with respect to the TE Business which involve a claim by a governmental or regulatory authority, or by a third party, of an amount in dispute exceeding CHF 1,500,000 or in which an injunction, whether temporary or permanent, is sought by such third party, which injunction would materially adversely affect the operation of the TE Business as currently conducted if granted. Buyer acknowledges that any Litigation pertaining to employment or labour matters shall be governed exclusively by Section 5.1.16.

(b)        No TE Company or any part of the TE Business is the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body nor is the Seller aware of any fact, matter, event or circumstance which is likely to give rise to any such investigation, inquiry, proceedings or process.

(c)        There are no pending judgements materially affecting any TE Company or in which the TE Business is otherwise involved, or any existing and unsatisfied judgement to which any TE Company is subject, or in which the TE Business is otherwise involved.

16.       Employment and Labor Related Litigation

As of the date hereof, there are no employment or labor related actions, suits or proceedings (collectively referred to as Employment Litigation) pending or threatened in writing against any TE Company or, in respect of the TE Business, any Asset Seller Company or in which the TE Business is otherwise involved before any court, arbitral tribunal, administrative board, agency or commission with respect to the TE Business involving an amount in dispute exceeding CHF 100,000.

17.       Disclosure

The Disclosure Letter was produced in good faith by Seller. Seller has given to Buyer complete and accurate copies of all documents and other information which is material for a reasonable buyer in taking the decision to acquire the TE Business. The statements made in the Disclosure Letter provided to Buyer are true and correct.

18.       Finance

(a)        Annex 5.1.18 contains a complete list of all existing overdrafts, loans, debentures, acceptance lines or other borrowings or financial facilities (the Facilities) as of the date hereof which are outstanding against third parties or committed and available to, or drawn and borrowed by, the TE Companies, and any guarantee, security or other Lien in relation thereto.

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(b)        With respect to the TE Business, Seller is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance in excess of CHF 500,000 from any government department or other similar entity that is not reflected in the balance sheet of the TE Statement of Relevant Net Assets. The execution and compliance of this Agreement does not and will not result in any grant, subsidy or financial assistance from any government department or other similar entity becoming repayable.

(c)        All trade accounts receivable and trade accounts payable as shown on the TE Statement of Relevant Net Assets are accounted for in accordance with U.S. GAAP, as applied by accounting standard 110 (trade accounts receivable) and 145 (trade accounts payable), respectively, as such accounting standards are set forth in the Ciba Group’s Controller Manual, and the accounting treatment of such accounts receivable and payable is consistent with past practices of the TE Segment. No written notice has been received from any obligor that any amount of such accounts receivable is subject to any pending or threatened setoff, discount or counterclaim of any kind.

19.       Compliance

(a)        With respect to the TE Business, Seller, the Asset Seller Companies and the TE Companies materially comply, and have complied in all material respects with all applicable laws, regulations, permits, licences and Governmental Authorizations, except with respect to the matters that are subject to the provisions of Article 7.4.1(a) that have been fully disclosed to Buyer. Seller and each of its Affiliates possesses all Governmental Authorizations necessary to carry out the TE Business as presently conducted. All such Governmental Authorizations are valid and have not expired.

(b)        The books and records of Seller and its Affiliates with respect to the TE Business are materially complete, accurate and in material compliance with the applicable laws of each jurisdiction to with the TE Business is subject and the applicable generally accepted accounting principles in such jurisdiction. The Disclosed Agency Agreements listed in Schedule 7.4.1(b) are complete and accurate in all respects and no agency, marketing or distribution agreements (or related side letters or other arrangements), whether written or verbal, exist between Seller or any of its Affiliates and any agent, marketer or distributor other than the Disclosed Agency Agreements. Any information provided by Seller to Buyer pursuant to Article 7.4 is complete and accurate.

(c)        Neither the Seller, nor the Asset Seller Companies, the Share Seller Companies or the TE Companies (or their respective Affiliates) have made, offered or authorized in connection with the TE Business, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (being any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a

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public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of the country in which such company conducts business; (ii) the laws of the country of incorporation of such company, its ultimate parent company or of the Parties; (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries, or (iv) the U.S. Foreign Corrupt Practices Act, as amended.

This Section 19 shall not apply to any issue relating to compliance with safety, health and environmental matters, which are exclusively the subject of Section 20.

20.       Health, Safety and Environment

(a)        Since January 1, 2001, the TE Companies and the Asset Seller Companies have conducted the operation of the TE Business in compliance in all material respects with all laws of each relevant jurisdiction concerning air, water or land, man, fauna and/or flora (and any other matter classified as an environmental matter under any such laws) (as such laws pertain to the operation of the TE Business) (the Environmental Laws).

(b)        Since January 1, 2001, the TE Companies and the Asset Seller Companies have conducted the operation of the TE Business in compliance in all material respects with all Health and Safety Laws (as such laws pertain to the operation of the TE Business).

(c)        Seller or its Affiliates have obtained, and complied in all material respects with the terms and conditions of, any and all licenses, consents, permits, exemptions or other authorizations made or issued pursuant to or under or required by any Environmental Laws (the Environmental Licenses), all of which are in full force and effect as of the date hereof and are renewable in the ordinary course of business.

(d)        To Seller’s best knowledge, no circumstance exists at the date hereof which will result in a material modification, supervision, revocation or non-renewal of the Environmental Licenses.

(e)        Within the last five (5) years, there has not at any time been any material civil, criminal or administrative action, claim, investigation or other proceeding or suit active, pending or threatened in writing against the TE Business or any of its officers or directors based on Environmental Laws or Health and Safety Laws.

(f)         No Dangerous Substance has been released as a result of the conduct of the TE Business or of operations at the Transferred TE Real Property or at the TE Companies

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Real Property, into soil, air or groundwater at any such location, or from any such location into soil, air or groundwater at any other location, that could reasonably be expected to result in any liability under any Environmental Laws to any TE Company or to any owner or operator of the TE Business.

(g)        All environmental reports, studies and investigations conducted in the last five (5) years material to the TE Business are set forth in Annex 5.1.20.

21.       Product Liability

With respect to the TE Business, neither Seller nor any Asset Seller Company nor any TE Company (or any of their respective Affiliates) has, in the past three (3) years, sold or supplied any products which have given or give rise to any product liability claim by any customer or any third party in respect thereof.

22.       Pensions and Employee Benefit Matters; Social Security

(a)        Except as otherwise provided for by applicable mandatory law, there are no employment or benefit plans or arrangements entitling any Transferring Employee of the TE Business to severance or other payments upon a change of control of the TE Business.

(b)        Copies of the terms and full particulars of all Employee Benefit Plans have been disclosed in Annex 5.1.22(b) or otherwise provided to Buyer in writing prior to the date hereof and, save in respect thereof, the TE Companies and the Asset Seller Companies have, each in respect of the TE Business, no material obligation to provide or contribute to the provision of any retirement, death, sickness, disability, accident or other similar benefits for or in respect of any of the current or former directors, officers or employees of the TE Business nor has any proposal been announced or any agreement been reached to establish, contribute to, increase or improve any arrangement providing any such benefit.

(c)        In respect of each Employee Benefit Plan provided to a Transferring Employee or a U.S. Transferring Employee (as such terms are defined in Schedule 10.9 and 10.9(2)) (a TE Employee Benefit Plan):

(i)            Seller has made available to Buyer, as far as is related to the TE Business (which for this purpose includes the business carried out at the Excluded Plants), true, correct and complete copies of:

(A)          the most recent material annual or other report filed with each governmental or regulatory authority, provided that where such report does not relate solely to the TE Business, the Seller has made

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available all relevant extracts of the report that do relate to the TE Business;

(B)           the plan documents;

(C)           the most recent summary plan description and scheme booklets for the material funded TE Employee Benefit Plans under the control of the Seller or its Affiliates; and

(D)           the most recent audited accounts and actuarial report or valuation for the material funded TE Employee Benefit Plans under the control of the Seller or its Affiliates;

(ii)           Seller and its Affiliates have performed all obligations, whether arising by operation of law or by contract, required to be performed by them and there have been no defaults or violations by any other person with responsibilities relating to any TE Employee Benefit Plan;

(iii)          to the best of Seller’s knowledge, it has at all times been administered and maintained in accordance with its terms;

(iv)          it complies in all material respects with applicable laws and regulatory requirements;

(v)           no unlawful discrimination is or has been made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by Seller or its Affiliates; in accordance with and subject to the limitations of applicable local laws;

(vi)          to best of Seller’s knowledge there are no claims (other than routine claims for benefits), complaints, actions, suits, proceedings, arbitration or litigation pending or threatened relating to, in connection with or resulting from such TE Employee Benefit Plan in relation to a Transferring Employee or its assets or the provision of (or failure to provide) benefits thereunder exceeding CHF 250,000 for any individual action or CHF 1,500,000 in aggregate;

(vii)         to the best of Seller’s knowledge, there is no fact or circumstance likely to give rise to such claims, complaints, actions, suits, proceedings, arbitration or litigation (referred to in paragraph (vi) (above);

(viii)        to the best of Seller’s knowledge, there is no matter pending before any regulatory or governmental body exceeding CHF250,000 for any individual action or CHF 1,500,000 in aggregate;

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(ix)           all contributions, premiums, taxes and expenses required to be made under such TE Employee Benefit Plan or applicable law have been timely made and there are no liabilities outstanding other than reflected in the Statement of Relevant Net Assets;

(x)            the contributions have been paid at the rates recommended in the last actuarial valuation (if any);

(xi)           all obligations have been properly accrued and reflected in accordance with applicable generally accepted accounting principles in accordance with applicable local laws;

(xii)          there has been no change or amendment to such TE Employee Benefit Plan between the date of this Agreement and the Closing Date other than required by applicable local laws; and

(xiii)         to the best of Seller’s knowledge, the completion of the transactions contemplated by this Agreement will not cause or result in an increase in the amount of any benefit payable to or in respect of any Transferring Employeee (or any spouse, child or dependant thereof) or accelerate the vesting, timing, funding or payment of any such benefit except where such increase or acceleration is required by applicable local laws.

23.       Broker’s Fees

No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Seller or any of the TE Companies, except Greenhill & Co. Inc., whose fees and expenses will be paid by Seller in accordance with Seller’s agreements with such firm.

24.       Data, files, records

(a)        The TE Companies have complied in all material respects with all relevant legal requirements with respect to data protection. With respect to the TE Business, all material, business relevant records, systems, data and information of the TE Companies and of the Asset Seller Companies are recorded, stored, maintained, operated or otherwise held in compliance with applicable laws and regulations.

(b)        All material, business related files, data, binders, records, databases, archives relating to the TE Business that are necessary to continue the TE Business as it was operated

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before the Closing Date, to the extent required by applicable law, are kept and maintained with the relevant TE Companies and Asset Seller Companies.

25.       Insolvency

Neither the Seller nor any Asset Seller Company, any Share Seller Company or any TE Company is unable to pay its debts as they fall due or is otherwise insolvent, and there are no bankruptcy, insolvency, administration, winding-up or receivership proceedings or proceedings of a similar nature in any jurisdiction pending or threatened against any such company.

26.       Competition law matters

(a)           The TE Business is not now, nor has during the last seven (7) years been, a party to any agreement or concerted practice or involved in any business conduct which infringes any anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales (including Articles 81 and 82 EC (formerly Articles 85 and 86 of the EC Treaty)) nor has, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority. The TE Business has not during the last eleven (11) years been in receipt of any state aid within the meaning of Article 87(1) EC (formerly Article 92(1) of the EC Treaty) which would not have been duly authorised in accordance with Article 88 EC (formerly Article 93 of the EC Treaty), such authorisation not having been challenged before national and/or European courts.

(b)           In relation to the TE Business the turnover figures provided to the Buyer’s legal advisors the Seller or its legal advisors have been calculated in accordance with Article 5 of the Merger Regulation and the European Commission Notice on calculation of turnover under Council Regulation (EEC) No. 4064/89 on the control of concentrations between undertakings (OJ C 66/25, 02.03.98). Merger Regulation means Council Regulation (EC) No. 139/2004.

27.       Data Site

Annex 5.1.27, and all data provided to Buyer prior to Closing pursuant to Buyer’s access and audit rights set forth in Article 13.8(a) concerning the contents of the Merrill Lynch electronic data room (the Data Site), fairly and accurately represent the actual access by Buyer’s employees and consultants to the Data Site; and, upon each occurrence of any change, amendment, modification or supplement to the contents of any numbered document on the

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Data Site index, such document appeared on the index of the New Document section of the Data Site.

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Buyer’s Representations and Warranties

Subject to the limitations set forth in the Agreement, each of Huntsman and Huntsman Germany hereby represents and warrants to Seller at and as of the date of this Agreement and at and as of the Closing Date the following:

(a)        Each of the parties constituting Buyer is a company duly organized and validly existing under the laws of its respective jurisdiction and has the requisite corporate power, authority and necessary governmental approvals to own or use their assets and properties and to conduct their business as currently being conducted.

(b)        There exist no limitations under applicable law, the constituting documents of Buyer, or any contracts by which Buyer is bound, that would prevent Buyer from entering into or performing their obligations under this Agreement.

(c)        No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including, without limitation, any shareholders or creditors of Buyer) for Buyer to consummate the transactions contemplated by the Agreement, other than authorizations, permits or consents required from any governmental or administrative authority, or any third party required to be disclosed by Seller in Schedule 4.2.1(a)(1).

(d)        There are no actions, suits or proceedings pending against Buyer or any of Buyer’s Affiliates before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by the Agreement. Buyer is not aware of any actions, suits or proceedings in accordance with the preceding sentence that have been threatened in writing to be filed or instituted against Buyer or any of Buyer’s Affiliates.

(e)        Buyer has procured that it will on the Closing Date have the necessary funds at their disposal to finance the transactions contemplated by the Agreement.